UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

BACK YARD BURGERS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1)	Title of each class of securities to which transaction applies:

Common stock, par value $.01 per share, of Back Yard Burgers, Inc. (“Common Stock”) Preferred stock, par value $.01 per share, of Back Yard Burgers, Inc. (“Preferred Stock”)

(2)	Aggregate number of securities to which transaction applies:

5,407,110 shares of Common Stock and Preferred Stock, which consists of (i) 5,126,688 shares of Common Stock, (ii) options to purchase 278,586 shares of Common Stock and (iii) 1,836 shares of Preferred Stock.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value of the transaction was calculated based upon the sum of (a) $33,323,472 (the product obtained by multiplying 5,126,688 outstanding shares of Common Stock by the proposed per share cash merger consideration of $6.50), (b) $766,111.50 (the product obtained by multiplying options to purchase 278,586 shares of Common Stock by $2.75 per share, which is the difference between the proposed per share cash merger consideration of $6.50 per share and the weighted average exercise price of $3.75 per share of stock options with an exercise price below $6.50 per share) and (c) $11,934 (the product obtained by multiplying 1,836 shares of Preferred Stock by the proposed per share cash merger consideration of $6.50). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0000307 by the sum of the preceding sentence.

(4)	Proposed maximum aggregate value of transaction:

$34,101,518

(5)	Total fee paid:

$1,047

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

BACK YARD BURGERS, INC.
1657 N. Shelby Oaks Drive
Suite 105
Memphis, Tennessee 38134-7401
July 9, 2007

To Our Stockholders:

You are cordially invited to attend a special meeting of stockholders of Back Yard Burgers, Inc., or BYBI, to be held at 9:00 a.m., Central Time, on August 3, 2007, at the Holiday Inn Select — East Memphis, 5795 Poplar Avenue, Memphis, Tennessee 38119. The attached notice of the special meeting and proxy statement provide information regarding the matters to be acted on at the special meeting, including at any adjournment or postponement thereof.

At the special meeting you will be asked to vote on a proposal to adopt the Agreement and Plan of Merger, dated as of June 10, 2007, referred to as the merger agreement, among BBAC, LLC, referred to as BBAC, BBAC Merger Sub, Inc., referred to as Acquisition Sub, and BYBI. A copy of the merger agreement is attached as Appendix A to the accompanying proxy statement. Under the merger agreement, Acquisition Sub, a wholly-owned subsidiary of BBAC, will be merged with and into BYBI, with BYBI being the surviving corporation. BBAC is a Delaware limited liability company and Acquisition Sub is a Delaware corporation. BBAC is an Atlanta-based limited liability company managed by Cherokee Advisors, LLC. If the merger is completed, BBAC will own all of the outstanding shares of BYBI and BYBI will no longer be a publicly traded company.

If the merger is completed, each share of BYBI common stock and preferred stock, as more fully described in the accompanying proxy statement, will be converted into the right to receive $6.50 in cash, without interest and less any applicable withholding taxes. The receipt of cash in exchange for shares of BYBI common stock or preferred stock in the merger will constitute a taxable transaction to U.S. persons for U.S. federal income tax purposes.

On October 12, 2006, the board of directors of BYBI, in order to facilitate the timely consideration, evaluation, assessment and negotiation of the merger, established a special committee comprised of three independent and disinterested directors and empowered it to, among other things, consider, evaluate, assess and negotiate any potential transaction related to the merger proposal submitted by BBAC. The special committee reported its progress to the board of directors at both special and regular meetings of the board of directors and once it completed negotiations on the terms and conditions of the merger agreement, submitted the merger agreement to the board of directors for its consideration. After careful consideration, the BYBI board of directors (1) unanimously determined that the merger, the terms thereof and the related transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, BYBI and the stockholders of BYBI (other than BBAC, Acquisition Sub and their respective subsidiaries and affiliates) and (2) declared advisable and approved the merger agreement, the merger and the related transactions contemplated thereby.

The BYBI board of directors unanimously recommends that you vote FOR the adoption of the merger agreement and FOR any proposal to adjourn the special meeting to a later date to solicit additional proxies in favor of the adoption of the merger agreement in the event that there are not sufficient votes represented at the special meeting to adopt the merger agreement.

The accompanying proxy statement provides you with detailed information about the proposed merger and the special meeting. Please give this material your careful attention and we encourage you to read the entire proxy statement carefully. You also may obtain more information about BYBI from documents we have filed with the Securities and Exchange Commission.

Regardless of the number of shares you own, your vote is very important. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of BYBI common stock and preferred stock, which are counted as a single class for purposes of calculating votes with respect to each matter submitted at the meeting, entitled to vote thereon. If you fail to vote on the merger agreement, the effect will be the same as a vote against the adoption of the merger agreement. Whether or not you plan to attend the special meeting, please submit your proxy by completing, signing, dating and returning the enclosed proxy card as soon as possible.

Returning the proxy card will not deprive you of your right to attend the special meeting and vote your shares in person. If you receive more than one proxy card because you own shares that are registered differently, please vote all of your shares as shown on all of your proxy cards. If you complete, sign and submit your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of adoption of the merger agreement and approval of any adjournment of the special meeting.

If you have any questions or need assistance voting your shares, please call Georgeson Inc., our proxy solicitation agent, toll-free at (888) 605-7551 or contact BYBI in writing at our principal executive offices at 1657 N. Shelby Oaks Drive, Suite 105, Memphis, Tennessee 38134-7401, Attention: Michael G. Webb, Secretary, or by telephone at (901) 367-0888.

Thank you for your cooperation and continued support.

Very truly yours,

Lattimore M. Michael,
Chairman of the Board

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in the enclosed documents. Any representation to the contrary is a criminal offense.

The proxy statement is dated July 9, 2007, and is first being mailed to stockholders on or about July 10, 2007.

BACK YARD BURGERS, INC.
1657 N. Shelby Oaks Drive
Suite 105
Memphis, Tennessee 38134-7401

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 3, 2007

To Our Stockholders:

You are invited to attend a special meeting of the stockholders of Back Yard Burgers, Inc., a Delaware corporation, or BYBI, to be held at 9:00 a.m., Central Time, on August 3, 2007, at the Holiday Inn Select — East Memphis, 5795 Poplar Avenue, Memphis, Tennessee 38119, to consider and vote upon the following matters:

•	a proposal to adopt the Agreement and Plan of Merger, dated as of June 10, 2007, by and among BYBI, BBAC, LLC, a Delaware limited liability company, referred to as BBAC, and BBAC Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of BBAC, referred to as Acquisition Sub, as it may be amended from time to time, referred to as the merger agreement;

•	the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are insufficient votes at the time of the meeting to adopt the merger agreement; and

•	such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

If the merger is completed, each share of BYBI common stock and preferred stock, as more fully described in the accompanying proxy statement, will be converted into the right to receive $6.50 in cash, without interest and less any applicable withholding taxes. The receipt of cash in exchange for shares of BYBI common stock or preferred stock in the merger will constitute a taxable transaction to U.S. persons for U.S. federal income tax purposes.

Only the holders of record of shares of our common stock or preferred stock as of the close of business on July 6, 2007 are entitled to notice of and to vote at the special meeting and at any adjournment or postponement of the special meeting. A list of BYBI stockholders will be available at our principal offices at 1657 N. Shelby Oaks Drive, Suite 105, Memphis, Tennessee 38134, during ordinary business hours for the ten days immediately prior to the special meeting.

The BYBI board of directors has (1) unanimously determined that the merger agreement and the related transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, BYBI and the stockholders of BYBI (other than BBAC, Acquisition Sub and their respective subsidiaries and affiliates) and (2) declared advisable and approved the merger agreement and the related transactions contemplated thereby. Accordingly, the BYBI board of directors unanimously recommends that you vote FOR the adoption of the merger agreement and FOR any proposal to adjourn the special meeting to a later date to solicit additional proxies in favor of the adoption of the merger agreement in the event that there are not sufficient votes represented at the special meeting to adopt the merger agreement.

Regardless of the number of shares that you own, your vote is very important. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of BYBI common stock and preferred stock, which are counted as a single class for purposes of calculating votes with respect to each matter submitted at the meeting, entitled to vote thereon. The adjournment proposal requires the affirmative vote of a majority of the shares of BYBI common stock present at the special meeting and entitled to vote thereon.

Whether or not you plan to attend the special meeting, please promptly complete, sign, date and mail the enclosed form of proxy and thus ensure that your shares will be represented at the meeting if you are unable to attend. A self-addressed envelope is enclosed for your convenience. Details are outlined in the enclosed proxy card. If you hold your shares through a broker, dealer, trustee, bank or other nominee, you may be also able to submit your proxy or voting instructions by telephone or by Internet in accordance with the instructions your broker, dealer, trustee, bank or other nominee provides. Returning a signed proxy will not prevent you from attending the meeting and voting in person, if you wish to do so. Please note that if you execute multiple proxies for the same shares, the last proxy you execute revokes all previous proxies.

If you fail to return your proxy card, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting, which will have the same effect as a vote against the adoption of the merger agreement but will not affect the outcome of the vote regarding the adjournment proposal.

If you receive more than one proxy card because you own shares that are registered differently, please vote all of your shares as shown on all of your proxy cards through one of the methods described above. If you complete, sign and submit your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of adoption of the merger agreement and approval of any adjournment of the special meeting referred to above.

BYBI’s stockholders have the right to dissent from the merger, if the merger is completed, and obtain payment in cash of the appraised fair value of their shares under applicable provisions of Delaware law. In order to perfect and exercise appraisal rights, stockholders must give written demand for appraisal of their shares to BYBI before the taking of the vote on the merger at the special meeting, must not vote in favor of the merger and must comply with all applicable requirements of Delaware law. A copy of the applicable Delaware statutory provisions is included as Appendix B to the accompanying proxy statement, and a summary of these provisions can be found under “Dissenters’ Appraisal Rights” in the accompanying proxy statement.

PLEASE DO NOT SEND YOUR STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES.

If you have any questions or need assistance voting your shares, please call Georgeson Inc., our proxy solicitation agent, toll-free at (888) 605-7551 or contact BYBI in writing at our principal executive offices at 1657 N. Shelby Oaks Drive, Suite 105, Memphis, Tennessee 38134-7401, Attention: Michael G. Webb, Secretary, or by telephone at (901) 367-0888.

The merger agreement and the merger are described in the accompanying proxy statement. A copy of the merger agreement is included as Appendix A to the accompanying proxy statement. We urge you to carefully read the entire proxy statement, including all appendices.

By Order of the Board of Directors,

Michael G. Webb
Secretary

July 9, 2007

i

ii

SUMMARY TERM SHEET

This Summary Term Sheet highlights certain selected information in the proxy statement. However, it may not contain all of the information that may be important to your consideration of the proposed merger. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers you for a more complete understanding of the matters being considered at the special meeting. References to “BYBI,” the “Company,” “we,” “our,” or “us” in this proxy statement refer to Back Yard Burgers, Inc. and its subsidiaries, unless otherwise indicated by context.

The Parties to the Merger Agreement (Page 37)

•	Back Yard Burgers, Inc., a Delaware corporation headquartered in Memphis, Tennessee, operates and franchises quick-service restaurants in 20 states, primarily in markets throughout the Southeast region of the United States. Our restaurants specialize in charbroiled, freshly prepared, great tasting food. As our name implies, we strive to offer the same high-quality ingredients and special care typified by outdoor grilling in your own back yard. Our menu features made-to-order gourmet Black Angus hamburgers and chicken sandwiches — charbroiled over an open flame, fresh salads, chili and other special entrees as well as hand-dipped milkshakes, fresh-made lemonade and fresh-baked cobblers. As of December 30, 2006, our operations included 44 Company-operated restaurants and 136 franchised restaurants.

•	BBAC, LLC is a Delaware limited liability company based in Atlanta, Georgia. BBAC is managed by Cherokee Advisors, LLC and is owned by private investors. If the merger is completed, BBAC will own all of the outstanding shares of BYBI capital stock and BYBI will no longer be a publicly traded company.

•	BBAC Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of BBAC, referred to as Acquisition Sub, was formed solely for the purpose of effecting the merger. Acquisition Sub has not engaged in any business except in furtherance of this purpose.

The Merger (Page 13)

You are being asked to vote to adopt the Agreement and Plan of Merger, dated as of June 10, 2007, among BBAC, Acquisition Sub and BYBI, as it may be amended from time to time, referred to as the merger agreement, pursuant to which Acquisition Sub will merge with and into BYBI, with BYBI continuing as the surviving corporation in the merger, referred to as the surviving corporation. The surviving corporation will continue to do business under the name “Back Yard Burgers, Inc.” following the merger and will be a wholly-owned subsidiary of BBAC. As a result of the merger, BYBI will cease to be an independent, publicly traded company. A copy of the merger agreement is attached as Appendix A to this proxy statement. You are urged to read the merger agreement in its entirety because it, and not this proxy statement, is the legal document that governs the merger.

Merger Consideration (Page 41)

If the merger is completed, you will be entitled to receive $6.50 in cash, without interest and less any applicable withholding taxes, for each share of BYBI (i) common stock, par value $0.01 per share, and (ii) preferred stock, par value $0.01 per share, that you own (unless you choose to be a dissenting stockholder by exercising and perfecting your appraisal rights under Delaware law with respect to the merger).

Treatment of Outstanding Options (Page 42)

Between the date of the merger agreement and the effective time of the merger, each outstanding option to acquire BYBI common stock will become fully vested and exercisable immediately prior to the effective time of the merger. Prior to the effective time of the merger, option holders will be given notice and an opportunity to exercise their options and, upon such exercise and consummation of the merger, receive $6.50 for each share of stock. Options not exercised prior to the effective time of the merger will be canceled and converted into the right to receive a cash payment equal to (1) the excess, if any, of $6.50 over the exercise price per share of the common stock underlying the option, multiplied by (2) the number of shares of BYBI’s common stock underlying the option, without interest and less any applicable withholding taxes.

Record Date and Voting (Page 38)

You are entitled to vote at the special meeting only if you owned shares of BYBI common stock or preferred stock at the close of business on July 6, 2007, the record date for the special meeting. Each outstanding share of our common stock and preferred stock on the record date entitles the holder to one vote on each matter submitted to stockholders for approval at the special meeting and any adjournment thereof. As of the record date, there were 5,126,688 shares of BYBI common stock and 1,836 shares of preferred stock entitled to be voted at the special meeting.

Stockholder Vote Required to Adopt the Merger Agreement (Page 38)

You are being asked to consider and vote upon a proposal to adopt the merger agreement. For us to complete the merger, stockholders holding a majority of the shares of our common stock and preferred stock outstanding at the close of business on the record date and entitled to vote thereon must vote FOR the adoption of the merger agreement. Our common stock and preferred stock are to be counted as a single class for purposes of calculating votes with respect to each matter submitted at the special meeting. Abstentions and broker non-votes will have the effect of a vote against adoption of the merger agreement. The outcome of this vote is not assured by virtue of the stockholder voting agreements. See “The Stockholder Voting Agreements.”

Voting Information (Page 39)

Before voting your shares of BYBI stock, we encourage you to read this proxy statement in its entirety, including its appendices, and carefully consider how the merger will affect you. To ensure that your shares can be voted at the special meeting, please complete, sign, date and mail the enclosed proxy card (which requires no postage if mailed in the United States) as soon as possible. If a broker holds your shares in “street name,” your broker should provide you with instructions on how to record your vote.

Recommendation of the Board of Directors (Page 22)

After careful consideration, the BYBI board of directors has (1) determined that the merger agreement, the merger, and the related transactions contemplated thereby are advisable and fair to, and in the best interests of, BYBI and the stockholders of BYBI (other than BBAC, Acquisition Sub and their respective subsidiaries and affiliates) and (2) declared advisable and approved the merger agreement, the merger and the related transactions contemplated thereby. Accordingly, the BYBI board of directors unanimously recommends that you vote FOR the adoption of the merger agreement and FOR any proposal to adjourn the special meeting to a later date to solicit additional proxies in favor of the adoption of the merger agreement in the event that there are not sufficient votes represented at the special meeting to adopt the merger agreement.

For the factors considered by our Board of Directors in reaching its decision to approve the merger agreement and the related transactions contemplated therein, see “The Merger — Recommendation of the Board of Directors; Reasons for Approval of the Merger.”

Share Ownership of BYBI Directors and Executive Officers (Page 39)

As of July 6, 2007, the record date, the directors and executive officers of BYBI held and are entitled to vote, in the aggregate, shares of BYBI common stock representing approximately 26.75% of the outstanding shares of BYBI common stock. None of BYBI’s directors or executive officers currently owns any shares of BYBI’s preferred stock. Each of BYBI’s executive officers and directors has entered into a stockholder voting agreement with BBAC and BYBI pursuant to which they have each agreed to vote in favor of adoption of the merger agreement and the related transactions contemplated by the merger agreement and against other proposals.

Opinion of BYBI’s Financial Advisor (Page 22 and Appendix C)

BYBI engaged Morgan Keegan & Company, Inc., referred to as Morgan Keegan, as its financial advisor in connection with its evaluation of the proposed merger and potential alternatives. On June 10, 2007, Morgan Keegan delivered an opinion to the BYBI board of directors that, as of June 10, 2007 and based upon and subject to the factors and assumptions set forth in the opinion, the consideration to be received by the stockholders of BYBI (other than BBAC, Acquisition Sub and their respective subsidiaries and affiliates) in the proposed merger is fair, from a financial point of view, to BYBI’s stockholders. The full text of Morgan Keegan’s written opinion is attached to this proxy statement as Appendix C. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Under the terms of Morgan Keegan’s engagement letter with BYBI, BYBI will pay Morgan Keegan a customary fee in connection with its services as financial advisor. Morgan Keegan’s opinion was provided to BYBI’s board of directors in connection with its evaluation of the merger and does not constitute a recommendation to any stockholder of BYBI as to how such stockholder should vote with respect to the merger or any other matter.

Material United States Federal Income Tax Consequences (Page 34)

The merger will be a taxable transaction to you. For U.S. federal income tax purposes, your receipt of cash (whether as merger consideration or pursuant to the proper exercise of appraisal rights) in exchange for your shares of BYBI common stock or preferred stock generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger (or from the proper exercise of appraisal rights) and your adjusted tax basis in your shares of BYBI common stock and preferred stock. Under U.S. federal income tax law, you may be subject to information reporting on cash received in the merger unless an exemption applies. Backup withholding may also apply with respect to the amount of cash received in the merger, unless you provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with the applicable requirements of the backup withholding rules. The tax consequences of the merger to you will depend upon your particular circumstances. You should consult your own tax advisor for a full understanding of how the merger will affect your U.S. federal, state, local, non-U.S. and other taxes and, if applicable, the tax consequences of the receipt of cash in connection with the cancellation of your options to purchase BYBI common stock. Any holder who is not a U.S. person may be subject to different tax consequences than those described herein.

Accounting Treatment of the Merger (Page 31)

The merger is expected to be accounted for as a business combination using the purchase method of accounting for financial accounting purposes, whereby the estimated purchase price would be allocated to the assets and liabilities of BYBI based on their relative fair values following Financial Accounting Standards No. 141, Business Combinations.

Appraisal Rights (Page 62 and Appendix B)

Under the General Corporation Law of the State of Delaware, holders of our common stock and preferred stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares in lieu of the merger consideration as determined by the Delaware Court of Chancery if the merger is completed, but only if they comply with all applicable requirements of Delaware law. A summary of the relevant provisions of Delaware law is included in this proxy statement and the complete text of Section 262 of the General Corporation Law of the State of Delaware, which provides for appraisal rights, is included as Appendix B to this proxy statement. The appraisal amount could be more than, the same as or less than the amount a stockholder would be entitled to receive under the terms of the merger agreement. Stockholders intending to exercise their appraisal rights must, among other things, submit a written demand for an appraisal prior to the vote on the adoption of the merger agreement and must not vote or otherwise submit a proxy in favor of adoption of the merger agreement. Your failure to exactly follow the procedures specified in Section 262 of the General Corporation Law of the State of Delaware will result in the loss of your appraisal rights.

Conditions to Completing the Merger (Page 52)

The obligation of each party to consummate the merger is subject to the satisfaction or waiver of a number of conditions. Those conditions include, among other things, the following:

•	the merger agreement must have been adopted by the affirmative vote of the holders of not less than a majority of the outstanding shares of BYBI common stock and preferred stock, which are counted as a single class for purposes of calculating votes with respect to each matter submitted at the meeting, entitled to vote thereon;

•	no injunction, judgment, decree or similar governmental order or regulation or law which prevents or restricts the consummation of the merger may be in effect;

•	the representations and warranties of each of BYBI, BBAC and Acquisition Sub must be true and correct as of the closing date, subject in many cases to the requirement that any failure of such representations and warranties to be true and correct does not have a material adverse effect on such party;

•	BYBI, BBAC and Acquisition Sub must have performed in all material respects all obligations that each is required under the merger agreement to perform on or prior to the consummation of the merger, including obtaining any required regulatory and other third party consents to the merger; and

•	neither BYBI nor BBAC shall have suffered a material adverse effect under the terms of the merger agreement.

Where legally permissible, a party may waive a condition to its obligation to complete the merger even though that condition has not been satisfied.

Financing of the Merger (Page 31)

In addition to the capital contributions and commitments of BBAC’s members, which may be used to pay a portion of the merger consideration, BBAC has obtained lender commitment letters from Regions Bank and Harbert Mezzanine Partners II, L.P. providing for lender financing for the merger consideration to be paid to BYBI stockholders and BBAC’s other costs and expenses relating to the merger and related transactions. Funding of this lender financing is subject to the satisfaction of certain conditions set forth in those commitment letters. The obligation of BBAC to consummate the merger is conditioned upon BBAC obtaining this lender financing. As such, in the event that this lender financing is not obtained by BBAC, without fault or responsibility of BBAC, BBAC may terminate the merger agreement without paying any termination fee or penalty.

Solicitations of Other Offers (Page 50)

The merger agreement contains restrictions on our ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving BYBI or our subsidiaries. Notwithstanding these restrictions, under certain circumstances, our board of directors may respond to an unsolicited written bona fide proposal for an alternative acquisition or terminate the merger agreement and enter into an acquisition agreement with respect to a superior proposal.

Termination of the Merger Agreement (Page 53)

Under certain circumstances, BYBI and BBAC may mutually or unilaterally terminate the merger agreement and abandon the merger prior to the effective time of the merger, whether before or after obtaining the required stockholder approval. Circumstances under which the merger agreement can be terminated include, but are not limited to, the following:

•	by mutual written agreement of BBAC and BYBI;

•	by BBAC or BYBI, if (1) any required consent of any regulatory authority relating to consummation of the merger is denied by final non-appealable action of such authority and such action is not appealed within ten (10) days, or any law or order is enacted or entered after the merger agreement has been signed that prohibits consummation of the merger; (2) a majority of the stockholders fail to adopt the merger agreement at the special meeting of stockholders, except that BYBI may not terminate the merger agreement if the failure to obtain stockholder approval is attributable to BYBI’s failure to perform its obligations under the merger agreement, or (3) the merger does not occur on or before October 31, 2007, if the failure of the merger to occur by that date is not caused by a breach of the merger agreement by the party electing to terminate the merger agreement;

•	by BBAC, if (1) either (a) any representation or warranty of BYBI in the merger agreement fails to be true or correct or (b) BYBI breaches or fails to comply with any of its obligations under the merger agreement, and in either case the applicable closing conditions in the merger agreement would not be satisfied, and such failure or breach is either not curable or is not cured after notice and during a specified cure period, (2) the BYBI board of directors fails to include in the proxy statement relating to the special stockholders’ meeting the board’s recommendation to stockholders to adopt the merger agreement and the merger, or withdraws, qualifies or modifies (or publicly proposes to do the same) its recommendation or approval of the merger agreement and the merger, or affirms, recommends or authorizes (or publicly proposes to do the same) any alternative acquisition agreement or transaction submitted by a third party to acquire BYBI, or fails to recommend against acceptance of a tender or exchange offer for BYBI’s common stock made by a third party within ten (10) days after commencement of the offer by the third party, (3) if a third party makes a proposal to BYBI for another transaction as an alternative to the merger, the BYBI board of directors fails to reaffirm its recommendation to the BYBI stockholders that they approve the merger agreement and the merger at the special meeting, to the exclusion of the alternative transaction proposed by the third party, or (4) BYBI suffers or incurs an event, change or occurrence that has or reasonably could have a material adverse impact on its consolidated financial condition, business, prospects or results of operation; or

•	by BYBI, if (1) either (a) any representation or warranty of BBAC in the merger agreement fails to be true or correct or (b) BBAC breaches or fails to comply with any of its obligations under the merger agreement, and in either case the applicable closing conditions in the merger agreement would not be satisfied, and such failure or breach is either not curable or is not cured after notice and during a specified cure period, or (2) at any time prior to its obtaining the requisite stockholder approval, in compliance with the terms specified on the merger agreement, the BYBI board of directors resolves to enter into a definitive agreement containing an acquisition proposal by a third party that constitutes a superior proposal under the terms of the merger agreement, or (3) BBAC suffers or incurs an event, change or occurrence that has or reasonably could have a material adverse impact on its ability to perform its obligations under the merger agreement, including the ability of BBAC to obtain the necessary financing to complete the merger.

Fees and Expenses of the Merger (Page 55)

Depending on the timing and nature of the event, if the merger agreement is terminated:

•	BYBI may be obligated to pay to BBAC a termination fee of $940,000;

•	BYBI may be obligated to pay certain fees and expenses of BBAC; or

•	BBAC may be obligated to pay certain fees and expenses of BYBI.

Interests of BYBI’s Directors and Officers in the Merger (Page 32)

In considering the proposed transactions and the recommendation of the board of directors, you should be aware that some BYBI directors, officers and employees may have interests in the merger that may be different from, or in addition to, your interests as a BYBI stockholder generally, and that may present actual or potential conflicts of interest. These interests may include rights of officers and other employees under employment, severance or change in control agreements, rights under BYBI’s equity incentive plans, accelerated vesting and cash-out of in-the-money stock options held by directors, officers and employees of

BYBI, and rights to continued indemnification and directors’ and officers’ liability insurance to be provided by BBAC and BYBI, as the surviving corporation in the merger, to current and former directors, officers and employees of BYBI and its subsidiaries for acts or omissions occurring up to the effective time of the merger. In addition, some members of senior management may be offered opportunities to continue employment or business relationships with the surviving corporation. No agreement with respect to any such opportunities has been made as of the date of this proxy statement. BYBI’s board of directors was aware of these interests and considered them in approving the merger agreement and the merger.

The Stockholder Voting Agreement (Page 58)

Contemporaneously with the execution and delivery of the merger agreement, Lattimore M. Michael, Joseph L. Weiss, Jim L. Peterson, W. Kurt Henke, William B. Raiford, III, Dane C. Andreeff, Gina A. Balducci, and Michael G. Webb, the directors and the executive officers of BYBI as of the date of the merger agreement, in their capacity as stockholders of BYBI entered into stockholder voting agreements with BBAC and BYBI. These eight directors and executive officers beneficially owned (as defined in rule 13d-3 of the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act) 1,371,324 shares of BYBI’s common stock, representing approximately 26.75% of the outstanding BYBI shares on the record date.

Each individual who entered into a stockholder voting agreement agreed to vote their BYBI shares at the special meeting:

•	in favor of adoption of the merger, the merger agreement and the related transactions contemplated by the merger agreement;

•	against the adoption of any proposal made in opposition to, or in competition with, the merger and the merger agreement;

•	against any merger, consolidation or business combination involving BYBI or its subsidiaries other than provided in the merger agreement;

•	against any sale, lease or transfer of all or substantially all of the assets of BYBI or any of its subsidiaries;

•	against any reorganization, recapitalization, dissolution, liquidation or winding up of BYBI or any of its subsidiaries; and

•	against any other action intended to, or that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of BYBI under the merger agreement or the stockholder voting agreement or otherwise impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the transactions provided by the merger agreement.

These individuals also agreed to grant to BBAC an irrevocable proxy to vote the subject BYBI shares on any of the foregoing matters at the special meeting.

Further, each individual who entered into a stockholder voting agreement with BBAC and BYBI also agreed to certain negative covenants, gave particular representations and warranties to BBAC, and waived dissenters’ appraisal rights.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting, the merger agreement and the proposed merger. These questions and answers may not address all questions that may be important to you as a stockholder of BYBI. Please refer to the more detailed information contained elsewhere in this proxy statement and the appendices to this proxy statement.

Q:	Why am I receiving this proxy statement?

A:	Our board of directors has approved a merger of BYBI and Acquisition Sub, a wholly-owned subsidiary of BBAC, with BYBI surviving the merger as a wholly-owned subsidiary of BBAC pursuant to a merger agreement that has been entered into among BYBI, BBAC and Acquisition Sub. You are receiving this proxy statement because you are being asked to adopt the merger agreement and to consider the grant of discretionary authority to the proxy holders to vote for adjournment of the special meeting for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Q:	Where and when is the special meeting?

A:	The special meeting will be held at 9:00 a.m., Central Time, on August 3, 2007, at the Holiday Inn Select — East Memphis, 5795 Poplar Avenue, Memphis, Tennessee 38119.

Q:	Who can vote on the merger agreement?

A:	You are entitled to vote at the special meeting (in person or by proxy) if you owned shares of BYBI common stock or preferred stock at the close of business on July 6, 2007, the record date for the special meeting. Each outstanding share of our common stock and preferred stock on the record date entitles the holder to one vote on each matter submitted to stockholders for approval at the special meeting.

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to consider and vote on the following proposals:

• to adopt the merger agreement, as it may be amended from time to time;

• to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are insufficient votes at the time of the special meeting to adopt the merger agreement; and

• to act upon other business that may properly come before the special meeting.

Q:	What will be the effect of the merger?

A:	Under the merger agreement, Acquisition Sub, a wholly-owned subsidiary of BBAC, will be merged with and into BYBI, with BYBI being the surviving corporation. BBAC is a Delaware limited liability company and Acquisition Sub is a Delaware corporation. If the merger is completed, the members of BBAC will have beneficial ownership of all outstanding shares of BYBI capital stock through their ownership of the membership units of BBAC, and BYBI will no longer be a publicly traded company. Accordingly, after the merger, you will no longer have an equity interest in BYBI and will not participate in any potential future earnings or growth of BYBI.

Q:	What will I receive in the merger?

A:	If the merger is completed, you will be entitled to receive $6.50 in cash, without interest and less any applicable withholding taxes, for each share of BYBI common stock, par value $0.01 per share, and each share of BYBI preferred stock, par value $0.01 per share, that you own (unless you choose to be a dissenting stockholder by exercising and perfecting your appraisal rights under Delaware law with respect to the merger). All outstanding options under BYBI’s stock option plans will become fully vested and exercisable immediately prior to the effective time of the merger. Prior to the effective time of the merger, option holders will be given notice and an opportunity to exercise their options and, upon such exercise, receive $6.50 for each share of our common stock. Options not exercised prior to the effective time of the merger will be canceled in exchange for the right to receive a cash payment equal to (1) the excess, if any, of $6.50 over the per share exercise price of the option, multiplied by (2) the number of shares of BYBI’s common stock subject to the option, without interest and less any applicable withholding taxes. See “The Merger Agreement — Treatment of Options” beginning on page 42.

Q:	What will happen to any rights under BYBI’s Employee Stock Purchase Plan?

A:	Prior to the effective time of the merger, rights under BYBI’s 1995 Employee Stock Purchase Plan, referred to as the Company ESPP, will be terminated and all payroll deduction contributions held in a participant’s account will be returned to the participant without interest.

Q:	How does BYBI’s board of directors recommend that I vote?

A:	The BYBI board of directors unanimously recommends that you vote:

• FOR the proposal to adopt the merger agreement; and

• FOR the adjournment proposal.

Q:	How do BYBI’s directors and executive officers intend to vote?

A:	Our directors and executive officers have informed us that they intend to vote all of their shares of BYBI common stock FOR the adoption of the merger agreement and FOR the adjournment proposal. In this regard, each of our executive officers and directors has entered into a stockholder voting agreement with BBAC and BYBI pursuant to which they have each agreed to vote their BYBI shares in favor of the adoption of the merger agreement, and the related transactions contemplated therein, and against certain other proposals. These individuals also agreed to grant to BBAC an irrevocable proxy to vote their BYBI shares on any of the foregoing matters at the special meeting.

Q:	What vote of our stockholders is required to adopt the merger agreement and to approve the adjournment proposal?

A:	For us to complete the merger, stockholders holding a majority of the shares of our common stock and preferred stock, which are counted as a single class, outstanding at the close of business on the record date and entitled to vote thereon, must vote FOR the adoption of the merger agreement. A failure to vote or an abstention will have the same effect as a vote against adoption of the merger agreement. The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of BYBI common stock and preferred stock, which are counted as a single class, present or represented by proxy at the special meeting and entitled to vote on the matter.

Q:	What function did the special committee serve with respect to the merger and who are its members?

A:	The principal function of the special committee with respect to the merger was to facilitate the timely consideration, evaluation, assessment and negotiation of any potential transaction related to the merger proposal submitted by BBAC. The special committee reported its progress to the board of directors at both special and regular meetings of the board of directors and once it completed negotiations on the terms and conditions of the merger agreement, submitted the merger agreement to the board of directors for its consideration and approval. The special committee is composed of three independent directors, Jim L. Peterson, William B. Raiford, III and W. Kurt Henke.

Q:	What is a quorum?

A:	A quorum of the holders of the outstanding shares of our common stock and preferred stock, which are counted as a single class, must be present for the special meeting to be held. A quorum is present if the holders of a majority of the outstanding shares of our common stock and preferred stock entitled to vote and counted as a single class are present, either in person or represented by proxy, at the special meeting. Withheld votes, abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present.

Q:	Who is soliciting my proxy?

A:	This proxy solicitation is being made and paid for by BYBI on behalf of our board of directors. In addition, we have retained Georgeson Inc. to assist in the solicitation. We will pay Georgeson Inc. approximately $9,500 plus out-of-pocket expenses for its assistance. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or by other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of BYBI common stock and preferred stock that brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement, if you hold your shares in your own name as the stockholder of record, please submit your proxy by completing, signing, dating and returning the enclosed proxy card.

You can also attend the special meeting and vote, or change your prior vote, in person. Even if you plan to attend the special meeting, if you hold your shares in your own name as the stockholder of record, please vote your shares by returning the enclosed proxy card. Do NOT enclose or return your stock certificate(s) with your proxy. If you hold your shares in “street name” through a broker, bank or other nominee, then you received this proxy statement from the nominee, along with the nominee’s proxy card which includes voting instructions and instructions on how to change your vote.

Q:	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A:	Yes, but only if you provide instructions to your broker, bank or other nominee on how to vote. You should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting against the adoption of the merger agreement.

Q:	How are votes counted?

A.	For the proposal relating to the adoption of the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will be treated as a vote AGAINST the proposal relating to adoption of the merger agreement, but will count for the purpose of determining whether a quorum is present. For the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not count as votes cast and will have no effect on the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

If you sign your proxy card without indicating your vote, your shares will be voted FOR the adoption of the merger agreement, FOR adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, and in accordance with the recommendation of BYBI’s board of directors on any other matters properly brought before the special meeting for a vote.

A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Broker non-votes will not count as votes cast on a proposal, but will count for the purpose of determining whether a quorum is present. As a result, broker non-votes will have the same effect as a vote AGAINST the adoption of the merger agreement.

Q:	How do I revoke or change my vote?

A:	You can change your vote at any time before your proxy is voted at the special meeting. You may revoke your proxy if you are a stockholder of record by notifying the Secretary of BYBI in writing or by delivering a new proxy, in each case, dated after the date of the proxy being revoked. In addition, your proxy may be revoked by attending the special meeting and voting in person. However, simply attending the special meeting will not revoke your proxy. If you have instructed a broker, bank or other nominee to vote your shares, the above-described options for changing your vote do not apply, and instead you must follow the instructions received from your broker, bank or other nominee to change your vote.

Q:	What does it mean if I get more than one proxy card?

A:	If your shares are registered differently and are in more than one account, you will receive more than one card. Please complete and return all of the proxy cards you receive to ensure that all of your shares are voted.

Q:	When do you expect the merger to be completed?

A:	We are working to complete the merger as soon as possible, and we anticipate that it will be completed in the third quarter of 2007. However, we cannot predict the exact timing of the merger because the merger is subject to receipt of stockholder approval and the satisfaction of the other closing conditions provided in the merger agreement.

Q:	Should I send in my stock certificates now?

A:	No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your BYBI stock certificates to the paying agent in order to receive the merger consideration. You should use the letter of transmittal to exchange stock certificates for the merger consideration to which you are entitled as a result of the merger. If your shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee as to how to affect the surrender of your “street name” shares in exchange for the merger consideration. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q:	Will the merger be taxable to me?

A:	Yes. The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. You should consult your own tax advisor for a full understanding of how the merger will affect your federal, state, local, foreign and other taxes and, if applicable, the tax consequences of the receipt of cash in connection with the cancellation of your options to purchase BYBI common stock.

Q:	Am I entitled to appraisal rights?

A:	Yes. If you do not wish to accept the $6.50 per share cash consideration payable pursuant to the merger and do not vote in favor of adoption of the merger agreement, you may seek, under Section 262 of the General Corporation Law of the State of Delaware, judicial appraisal of the fair value of your shares by the Delaware Court of Chancery. This value could be more than, less than or equal to the merger consideration of $6.50 per share. This right to appraisal is subject to a number of restrictions and technical requirements summarized under the section titled “Dissenters’ Appraisal Rights” beginning on page 62. We have included the full text of Section 262 of the General Corporation Law of the State of Delaware as Appendix B to this proxy statement. We urge you to carefully read all of Section 262 if you wish to exercise your appraisal rights. If you fail to timely and properly comply with the requirements of Section 262, you will lose your appraisal rights under Delaware law.

Q:	How can I obtain additional information about BYBI?

A:	We will provide a copy of our Annual Report on Form 10-K for the year ended December 30, 2006, excluding certain of its exhibits, and other filings, including our reports on Form 10-Q, with the Securities and Exchange Commission, or the SEC, without charge to any stockholder who makes a written or oral request to Michael G. Webb, Secretary, Back Yard Burgers, Inc., 1657 N. Shelby Oaks Drive, Suite 105, Memphis, Tennessee 38134-7401, tel. (901) 367-0888. Our Annual Report on Form 10-K and other SEC filings also may be accessed on the Internet at http://www.sec.gov or on the Investor Relations page of BYBI’s website at http://www.backyardburgers.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement and, therefore, is not incorporated by reference.

Q:	Who can help answer my other questions?

A:	If you have more questions about the merger, need assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, you should contact Georgeson Inc., our proxy solicitation agent, toll-free at (888) 605-7551 or contact BYBI in writing at our principal executive offices at 1657 N. Shelby Oaks Drive, Suite 105, Memphis, Tennessee 38134-7401, Attention: Michael G. Webb, Secretary, or by telephone at (901) 367-0888.

You may also wish to consult your own legal, tax and/or other financial advisors with respect to the merger agreement, the merger or other matters described in this proxy statement.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you to in this proxy statement, contain forward-looking statements, including, but not limited to, under the headings “Summary Term Sheet,” “Questions and Answers About the Special Meeting and the Merger,” and “The Merger Agreement” and in statements containing the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” or other similar expressions.

You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of BYBI. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to publicly update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise.

In addition to other factors and matters contained in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceedings that may be instituted against BYBI, members of our board of directors and others relating to the merger agreement;

•	the inability to complete the merger due to the failure to obtain stockholder approval;

•	the failure to obtain the necessary debt financing arrangements set forth in the commitment letters received in connection with the merger;

•	the failure of the merger to close for any other reason including the failure to satisfy other conditions to consummate the merger;

•	risks that the proposed merger and related transactions disrupt current plans and operations and the potential difficulties in employee retention as a result of the merger;

•	a significant delay in the expected completion of the merger;

•	the effect of the announcement of the merger on our customer relationships, operating results and business generally;

•	general economic and market conditions; and

•	the amount of the costs, fees, expenses and charges related to the merger and the terms of the debt financing that will be used by BBAC to pay the merger consideration.

The foregoing list should not be construed to be exhaustive. Actual results or matters related to the merger could differ materially from the forward-looking statements contained in this proxy statement as a result of the timing of the completion of the merger or the impact of the merger on our operating results, capital resources, profitability, cash requirements, management resources and liquidity. In view of these uncertainties, you should not place undue reliance on any forward-looking statements, which are based on our current expectations.

THE MERGER

Background of the Merger

During the Fall of 2005, Mr. Reid M. Zeising, Chairman of the Board of Managers of Cherokee Advisors, LLC, initiated contact with BYBI concerning a possible transaction. On November 16, 2005, Mr. Zeising, on behalf of Cherokee and BBAC, presented a letter to Mr. Michael setting forth a proposal pursuant to which a wholly-owned subsidiary of BBAC would purchase all of the issued and outstanding shares of BYBI’s common stock for a price in the range of $5.75-$6.10 per share, payable in cash, and an exclusivity agreement which provided that during a 60-day period following signing of the exclusivity agreement, BYBI would not solicit or respond to any offers from any other person or negotiate any acquisition transactions with any other person.

At various times from November 2005 through July 2006, Mr. Zeising continued to express an interest in acquiring BYBI, but the parties were unable to agree on the terms of a confidentiality agreement. During this period, several meetings and discussions took place between Mr. Zeising and Mr. Michael, and on one occasion, with Mr. Michael and another BYBI board member. Additionally, during this period, Cherokee and BBAC narrowed the per share price range of their proposal to $6.00 to $6.10 per share and at various times informed BYBI of BBAC’s interest in acquiring BYBI. Throughout this period, the board of directors of BYBI held several regular meetings during which they discussed BBAC’s proposals and various other issues, and received advice from BYBI’s legal counsel, Kutak Rock LLP (“Kutak Rock”), regarding their fiduciary duties in connection with the proposals from BBAC as well as other general expressions of interest received by BYBI from third parties.

On June 5, 2006, Cherokee, BBAC and Mr. Zeising filed a joint Schedule 13D with the SEC, reporting that Cherokee, BBAC and Mr. Zeising owned collectively 428,757 shares of BYBI common stock, representing 8.67% of BYBI’s outstanding common stock.

On July 5, 2006, the board of directors of BYBI held a special meeting to discuss BYBI’s retention of a financial advisor to assist the board in evaluating any acquisition proposal that BYBI might receive from Cherokee or any other third party. A representative of Kutak Rock was also in attendance. Mr. Michael advised the board regarding his preliminary discussions with potential financial advisors, as well as the status of other parties’ general expressions of interest in acquiring BYBI. Mr. Michael also reported to the board on his difficulties in finding suitable CEO candidates interested in meeting with BYBI while the BBAC proposal was pending. At this meeting the representative of Kutak Rock informed the Board concerning his recent discussions with representatives of Cherokee regarding a confidentiality agreement.

On July 27, 2006, the board of directors of BYBI held its regular meeting in Memphis, with Mr. Michael Webb, BYBI’s chief financial officer, and a representative of Kutak Rock in attendance. At the request of the board, the representative of Kutak Rock reviewed with the board various defensive measures BYBI could take in response to the interest from Cherokee, along with the measures BYBI already had in place. The representative of Kutak Rock also reviewed with the board their fiduciary duties as directors in connection with an offer to acquire BYBI. At that meeting the board approved amendments to the bylaws of BYBI regarding the calling of special meetings of the stockholders and certain procedures relating to the timing for stockholder nominations for election to the board of directors and for other matters sought to be placed by a stockholder before a meeting of stockholders. Later in this same meeting, at the invitation of Mr. Michael, Messrs. Zeising and C. Stephen Lynn, a member of BBAC’s Board of Managers, appeared and addressed the BYBI board to present their views about the possibility of a potential acquisition of BYBI by BBAC in a negotiated transaction.

In late July 2006 and early in August 2006, Messrs. Michael and Webb met with and interviewed a number of potential financial advisors, including Morgan Keegan & Company, Inc. (“Morgan Keegan”). Based on these meetings, BYBI management determined to engage Morgan Keegan, subject to board approval, to serve as BYBI’s financial advisor in analyzing any proposals from others, including Cherokee and BBAC, to acquire BYBI.

On August 9, 2006, the board of directors of BYBI held a special meeting via telephone conference call to discuss the terms of a proposed engagement letter with Morgan Keegan. A representative of Kutak Rock was in attendance at the meeting. At the meeting, the board authorized Mr. Michael to enter into the engagement letter, and authorized Morgan Keegan’s representatives to contact Mr. Zeising to assist with negotiation of the terms of a confidentiality agreement between BYBI and Cherokee, as well as to make an assessment of the ability of Cherokee to complete a transaction to acquire BYBI.

Following the board meeting, Mr. Michael sent Mr. Zeising an e-mail informing him that BYBI had engaged Morgan Keegan to serve as its financial advisor.

On August 24, 2006, Mr. Zeising, on behalf of Cherokee and BBAC, presented a fourth letter to BYBI’s board of directors in which BBAC proposed to acquire all of the issued and outstanding shares of BYBI’s common stock not currently owned by BBAC and Cherokee for a purchase price of $6.10 per share (the “August 24, 2006 BBAC Proposal”). In this letter, Mr. Zeising stated that BBAC and Cherokee would agree to enter into a confidentiality agreement with BYBI, but it would have to contain an exception allowing BBAC to make an offer directly to BYBI’s stockholders in the event that Cherokee was unable to successfully negotiate a transaction with the board of directors. In connection with the August 24, 2006 BBAC Proposal, Cherokee, BBAC and Mr. Zeising filed an amendment to their Schedule 13D with the SEC on August 25, 2006.

On August 28, 2006, BYBI’s board of directors met, with representatives of Morgan Keegan and Kutak Rock in attendance, to review the August 24, 2006 BBAC Proposal. The board determined, after consideration of the terms included in the August 24, 2006 BBAC Proposal and the latest draft confidentiality agreement delivered on behalf of Cherokee and BBAC, that the terms of the proposed confidentiality agreement were not acceptable. The board also determined not to move forward with further negotiations with Cherokee at this time unless Cherokee entered into a confidentiality agreement on terms acceptable to the board. During this meeting, the board did not review or discuss any substantive terms of the proposal from Cherokee. The board then reviewed and approved a press release in which BYBI acknowledged receiving the August 24, 2006 BBAC Proposal but reiterated its concerns about Cherokee’s refusal to sign a customary confidentiality agreement as a condition to the negotiation. BYBI issued the press release later that day.

Despite the different positions the parties had previously taken on the confidentiality agreement, they and their representatives continued to have discussions toward reaching agreement on terms of a confidentiality agreement and on September 1, 2006 BYBI entered into a confidentiality agreement with BBAC and Cherokee. Following the execution of the confidentiality agreement, Cherokee, BBAC and Mr. Zeising filed an amendment to their Schedule 13D with the SEC on September 5, 2006.

On September 6, 2006, the board of directors of BYBI met via conference telephone call, with a representative of Kutak Rock in attendance, to review and discuss the August 24, 2006 BBAC Proposal. The board discussed the consideration being offered by Cherokee for BYBI’s common stock, and various members expressed concern and their views concerning the adequacy of the $6.10 per share offer price by Cherokee. The board also discussed forming a special committee to coordinate communications with Cherokee and any other persons expressing interest in acquiring BYBI, and to serve as a point of contact for Morgan Keegan. The board decided to make the formation of a special committee an agenda item for the next board meeting which was scheduled to occur on October 12, 2006.

On September 26, 2006, Mr. Zeising provided an updated draft of the merger agreement to Mr. Michael.

On October 12, 2006, the board of directors of BYBI held a regular meeting, at which Mr. Webb and representatives of Kutak Rock were in attendance. At the meeting, BYBI’s senior management reviewed with the board the relatively high costs associated with being a public company as it related to the bottom-line of small cap companies like BYBI, including disproportionate costs and management time devoted to securities law and financial reporting and accounting compliance issues under the Sarbanes-Oxley Act. The board also reviewed and discussed at length various issues associated with a sale of BYBI versus hiring a new chief executive officer and continuing to grow BYBI as an independent entity while in the short term responding to potential offers from third parties. The board also discussed the most recent BBAC and Cherokee offer to purchase BYBI, including the impact of continuing to have those affiliated entities as stockholders and the potential for distraction of management if there were no sale of the Company to them. Following this discussion, representatives of Morgan Keegan joined the meeting via teleconference and updated the board on the status of other expressions of interest in a possible business combination with BYBI, the sequence of events associated with such potential transactions, timelines associated with various potential merger partners, the ability to self-finance or need to obtain third party financing for a transaction, the offer price range that could be expected, the fairness opinion process and exclusivity issues raised by different interested persons. Thereafter, the board determined that it would be in BYBI’s best interest to have a special committee, consisting solely of independent directors, to manage any negotiations regarding a possible acquisition of BYBI by BBAC and Cherokee or other third parties, with the assistance of BYBI’s financial advisor and legal counsel, and that Mr. Michael would communicate with each member of the board concerning the make-up of the special committee and the compensation proposed to be paid to members of such a committee for their service.

On October 13, 2006, Mr. Zeising sent Mr. Michael an e-mail detailing certain legal due diligence items about which Cherokee needed additional information. Also, as part of Cherokee’s due diligence, representatives of Cherokee and its proposed equity partners and lenders participated in due diligence conference calls with representatives of BYBI’s auditors, BDO Seidman, LLP, on November 16, 2006 and BYBI’s former auditors, PricewaterhouseCoopers, LLP, on November 21, 2006. During this time period, BYBI responded to a number of requests for due diligence information from BBAC concerning BYBI, its operations and its franchises.

On October 17, 2006, representatives from BYBI, Morgan Keegan, BBAC and proposed lenders and equity partners of BBAC met in Memphis, Tennessee to engage in due diligence discussions concerning BYBI. At the meeting, BYBI representatives provided BBAC with information concerning the Company and its operations.

On October 17, 2006, legal counsel for BYBI provided a new draft of the merger agreement to Cherokee’s legal counsel.

On October 30, 2006, the special committee of the board of directors of BYBI held its initial meeting. The members of the special committee included Jim L. Peterson, William B. Raiford, III and W. Kurt Henke. Mr. Michael had appointed the members after informal consultations with the board members, and Mr. Peterson was appointed by Mr. Michael to serve as the chairman of the committee. Also in attendance at the invitation of the committee were representatives of Kutak Rock. The special committee discussed the status of the potential transaction with Cherokee and other alternatives being pursued by BYBI. The special committee also determined to have Morgan Keegan address the special committee as soon as possible, and on October 31, 2006, the special committee again met, with Mr. Michael and representatives of Morgan Keegan and Kutak Rock in attendance, to discuss the current status of the offer from Cherokee to purchase BYBI, and the status of related due diligence discussions between the parties.

In early October 2006, BYBI’s senior management team initiated an informal review of BYBI’s historical stock option grant practices and related accounting treatment. The commencement of this review was unrelated to any potential sale of the Company. On October 12, 2006, BYBI’s senior management advised BYBI’s board of directors that the review had been commenced and the board directed senior management to continue its review and report its findings to the audit committee of the board as soon as practicable. On October 30, 2006, BYBI’s senior management team reported its preliminary views to the board’s audit committee and, as part of the report, recommended that the audit committee oversee a formal investigation of BYBI’s historical stock option grant practices.

On November 1, 2006, the board of directors of BYBI met, with representatives of Morgan Keegan and Kutak Rock in attendance, to discuss a press release regarding the review initiated by the audit committee of BYBI’s board of directors of the Company’s historical stock option granting practices, to discuss communication of the content of the press release to representatives of Cherokee, and receive an update on the merger discussions from the special committee. Following this discussion, Mr. Peterson provided a report to the board of the special committee’s meetings that took place on October 30 and 31, 2006.

In the weeks following the November 1, 2006 board meeting, BYBI’s senior management’s principal focus was on assisting the audit committee’s stock option review process. During this time, Cherokee representatives and legal advisors remained in contact with BYBI and its advisors, and stated that they remained interested in pursuing a transaction with BYBI. Cherokee representatives also indicated that they would wait until BYBI completed its stock option review and Cherokee had an opportunity to review the results of that review, before proceeding toward completion of a merger agreement. The stock option review process was completed in April 2006 and a complete discussion of BYBI’s stock option review is included in its Annual Report on Form 10-K for the year ended December 30, 2006, which was filed with the SEC on April 16, 2007.

On December 7, 2006, Cherokee sent a letter to BYBI submitting Messrs. Lynn and Zeising as nominees to serve on BYBI’s board of directors. In connection with the nomination letter, Cherokee, BBAC and Mr. Zeising filed an amendment to their Schedule 13D with the SEC on December 7, 2006.

On December 13, 2006, Mr. Zeising provided a revised draft of the merger agreement to Mr. Michael.

On December 14, 2006, the board of directors of BYBI held its regular meeting. Mr. Webb and representatives of Morgan Keegan and Kutak Rock were in attendance. At the request of the board, a representative of Morgan Keegan updated the board on the progress of a potential transaction with Cherokee. In that update, it was communicated to the board members that Cherokee had delivered a revised draft of the merger agreement to BYBI and its counsel. A discussion among the board members and other invitees ensued, regarding the proposed purchase price and the apparent lack of willingness on the part of Cherokee to increase its offer price above $6.10 per share. The board requested its advisors to push Cherokee to finalize the terms of the merger agreement and to continue discussions with Cherokee regarding its offer price. The consensus of the board was that at this time, BYBI should continue both with negotiations toward a possible acquisition transaction with interested parties and the recruitment of a new CEO in the event that the board determined that selling BYBI was not in BYBI’s or its stockholders’ best interest. Thereafter, Mr. Michael updated the board on the list of candidates for the CEO position. Following this update, the board discussed the letter it had received from Cherokee submitting nominations of Messrs. Zeising and Lynn for board positions. The representative from Kutak Rock reported that the indication he had received from Cherokee’s legal counsel was that Cherokee’s positioning with respect to board seats was intended to be a friendly move, and was motivated solely based on the timing requirements for stockholder nominations to the board as contained in BYBI’s bylaws.

Following this discussion, the board discussed the compensation to be paid to the members of the special committee. Although the board had initially approved compensation of $20,000 for the chairman of the special committee and $15,000 for each of the other two members of the special committee, following a discussion regarding the time commitments involved in serving on the special committee, including past and expected future service, the board unanimously approved an increase in the compensation to be paid such that the chairman of the special committee would be paid $25,000 and each of the other two members would be paid $18,000. The board also ratified the appointment of Mr. Peterson as chairman of the special committee.

On December 22, 2006, the special committee again met via telephone conference call, with representatives of Morgan Keegan and Kutak Rock in attendance. The purpose of the meeting, among other things, was to review the revised draft of the merger agreement last submitted by Cherokee. A representative of Kutak Rock gave the special committee members an overview of the revised draft merger agreement submitted to BYBI by Cherokee, noting that in its revision Cherokee showed some flexibility with regard to the circumstances under which BYBI would owe Cherokee a termination fee if a merger transaction was not completed, and with regard to the provision of indemnification and insurance for the directors and officers of BYBI. Otherwise, there appeared to be little movement by Cherokee from its original positions. Following the overview, the special committee members expressed their disappointment and growing frustration with the apparent lack of movement by Cherokee on the merger agreement and asked that the representative of Kutak Rock express these sentiments to Cherokee when he provided an update to Cherokee’s legal counsel on the special committee’s reaction to the revised draft.

On December 29, 2006, the special committee again met via telephone conference call, with representatives of Morgan Keegan and Kutak Rock in attendance, to discuss, among other things, how the timing of the audit committee’s review of BYBI’s historical stock option granting practices could impact the timing of the merger negotiations with Cherokee. A representative from Kutak Rock updated the special committee on the audit committee’s review and outlined the timetable for the completion of that review.

On January 10, 2007, the members of the special committee met via telephone conference call, with representatives of Morgan Keegan and Kutak Rock in attendance, in order to discuss the current status of the offer from Cherokee to purchase BYBI. Mr. Peterson reported on a recent discussion with Mr. Stephen Lynn of Cherokee concerning Cherokee’s lack of movement on the terms and conditions of the merger agreement and on Cherokee’s proposed purchase price. Mr. Lynn indicated an ability to confirm Cherokee’s $6.10 per share offer price but he stated that he did not believe that a higher price was possible. Thereafter, at the request of the special committee members, the representatives of Kutak Rock gave a more detailed report on the revised merger agreement submitted to BYBI by Cherokee and how it compared with the version of the merger agreement submitted to Cherokee by BYBI. The representatives of Kutak Rock confirmed their earlier view that there appeared to be little movement by Cherokee from its original positions.

On January 17, 2007, Mr. Lynn delivered a letter to Mr. Peterson via e-mail concerning the status of the potential transaction with Cherokee. In the letter, Mr. Lynn expressed Cherokee’s frustration with the lack of progress and requested a meeting with representatives of the special committee to discuss ways to move the transaction forward.

On January 22, 2007, the special committee met via telephone conference, with representatives of Morgan Keegan and Kutak Rock in attendance, to discuss, among other things, the letter from Mr. Lynn. The members of the special committee expressed the consensus view that they did not believe that a meeting with representatives of Cherokee would be appropriate unless Cherokee was willing to increase its purchase price for BYBI. The special committee members and representatives of Kutak Rock and Morgan Keegan discussed at length BYBI’s valuation model and how BYBI could utilize its valuation model to illustrate for Cherokee that a higher valuation could be supported. The special committee determined to have representatives of Morgan Keegan work with Mr. Webb to prepare a valuation presentation to be made to Cherokee, and Morgan Keegan representatives communicated that valuation presentation to Cherokee by Morgan Keegan on January 26, 2007.

On January 31, 2007, the special committee met via telephone conference call, with representatives of Kutak Rock in attendance, to discuss recent developments concerning the pending offer from Cherokee to purchase BYBI. Mr. Peterson reported to the special committee that he had been advised by Mr. Lynn that Cherokee would, assuming further confirmatory due diligence, be prepared to increase the per share purchase price it was willing to pay for BYBI from $6.10 per share to $6.50 per share. Following a discussion among the members of the special committee, they agreed to request a full meeting of the board of directors and that at that meeting, the special committee would recommend to the board that BYBI move forward in its negotiations with Cherokee regarding the terms and conditions of a merger agreement at a per share purchase price of $6.50. Thereafter, at the request of the special committee, a representative of Kutak Rock outlined for the members of the special committee the anticipated timeline for closing a transaction assuming that BYBI was able to negotiate other acceptable terms of a merger agreement with Cherokee.

On February 5, 2007, BYBI’s board of directors met via telephone conference, with representatives of Kutak Rock and Morgan Keegan in attendance, to receive an update on the merger discussions from the special committee. At the meeting, Mr. Peterson reported that Cherokee had increased its offer price from $6.10 per share to $6.50 per share and that as a result, the special committee would recommend to the board that BYBI move forward with negotiations concerning a potential merger with Cherokee. Representatives of Morgan Keegan described for the board members the process by which Cherokee had agreed to increase its offer price. The members of the special committee also noted that Cherokee had not requested exclusivity in further discussions leading up to a signing of a merger agreement. At that point the board approved the recommendation of the special committee to authorize it to proceed in its negotiations to finalize a merger agreement with Cherokee.

On February 12, 2007, legal counsel for BYBI provided a revised draft of the merger agreement to Cherokee’s legal counsel.

On February 22, 2007, BYBI’s board of directors met via telephone conference call, with representatives of Kutak Rock and Morgan Keegan in attendance, to discuss, among other things, the status of the merger discussions with Cherokee. At the meeting, the representative of Kutak Rock provided the board with an update on the negotiations with Cherokee’s counsel regarding the merger agreement and outlined the principal areas of disagreement. Following a discussion regarding the merger agreement terms, the representative from Morgan Keegan updated the board on the status of his discussions with representatives of Cherokee. He reported that Morgan Keegan was receiving additional due diligence requests from Cherokee and that Morgan Keegan was working with Mr. Webb to provide any requested information. In responding to questions from the board members, the Morgan Keegan representative confirmed Cherokee’s proposed principal lender’s continued interest in the transaction, and updated the board on the status of Morgan Keegan’s evaluation of the transaction.

On February 23, 2007, and again on March 9, 2007 and on March 29, 2007, BYBI and Cherokee exchanged drafts of the merger agreement. During that time, there were multiple telephone conversations between legal counsel for BYBI and Cherokee concerning the areas of disagreement and discussions regarding how best to reach agreement on the open issues.

On March 23, 2007, representatives from BYBI, BBAC and Morgan Keegan met in Memphis, Tennessee. At the meeting, the representatives provided BBAC with updated due diligence information concerning the Company and its operations.

On April 12, 2007, legal counsel for BYBI and Cherokee participated via conference call in an extended negotiation and discussion of the terms of the merger agreement.

On April 16, 2007, the special committee met via telephone conference to receive an update from legal counsel on the status of the negotiations of the merger agreement. Also present at the meeting were representatives of Morgan Keegan. A representative from Kutak Rock gave the special committee members an overview of negotiations to date and described in detail the areas of the merger agreement where the parties had not been able to reach agreement. The special committee members discussed each one of the open issues and the representatives of Kutak Rock and Morgan Keegan responded to questions concerning these issues. Following this discussion each of the members of the special committee expressed their views on the open items, and instructed legal counsel to communicate those views to Cherokee’s legal counsel.

The following day, on April 17, 2007, legal counsel for BYBI provided a revised draft of the merger agreement to Cherokee’s legal counsel reflecting the views of the special committee on the open items. In the following days, counsel for BYBI and Cherokee continued to have discussions on these opens items with the goal of reaching agreement prior to the next meeting of BYBI’s board, scheduled for April 26, 2007. However, the parties were not able to reach agreement on the open items during this time period.

Beginning in the last half of April 2007 and continuing throughout May 2007, BYBI received and responded to numerous additional follow up due diligence requests from BBAC, its advisors and proposed lenders.

On April 26, 2007, the special committee met in Memphis, Tennessee prior to a scheduled meeting of BYBI’s board of directors. The purpose of the meetings was to receive an update from legal counsel on the status of the negotiations of the merger agreement and to receive a preliminary valuation analysis from Morgan Keegan of the merger consideration that Cherokee proposed to pay to the stockholders of the Company in connection with the merger. At both meetings, a representative from Kutak Rock provided an overview of the negotiations with BBAC’s counsel, and highlighted the open items that remained to be negotiated and agreed to as part of the transaction. Following this presentation, a representative of Morgan Keegan presented Morgan Keegan’s preliminary valuation analysis of the merger consideration that Cherokee proposed to pay to the stockholders of the Company in connection with the merger. This valuation analysis included an historical stock trading analysis, premium analysis, precedent transactions analysis, discounted cash flow analysis and peer group analysis. These presentations were followed by a number of questions and related discussions among the committee members and board members, which were responded to by a representative of Morgan Keegan.

On May 11, 2007, the special committee met via telephone conference to receive an update from legal counsel on the status of the negotiations of the merger agreement. A representative from Kutak Rock first provided the members of the committee with an update on the nature and scope of the due diligence efforts continuing by BBAC and its legal advisors. The committee members then discussed the impact of protracted negotiations on BYBI’s organization, and requested that its legal counsel communicate to Cherokee the need to expedite the remaining negotiations on the terms of the merger agreement.

On May 24, 2007, Mr. Zeising, representatives of the legal advisors to both BBAC and BYBI and representatives of Morgan Keegan met via telephone conference call to discuss in detail BBAC’s financing plans to support the merger. Later that same day, the special committee met via telephone call to enable BYBI’s legal advisors and financial advisors to update the special committee on BBAC’s financing.

On June 7, 2007, representatives from BBAC and BYBI, their legal advisors and Morgan Keegan met in Atlanta, Georgia in an effort to bring the merger negotiations to a conclusion. These meetings continued on June 8, 2007 at which the parties resolved the remaining open items in the merger agreement.

On June 9, 2007, the special committee met by telephone conference call for the purpose of reviewing the final terms of the merger agreement and considering whether to recommend the merger agreement for approval by BYBI’s board of directors. Following a discussion, the members of the special committee determined that they needed more time in which to review the merger agreement and agreed to recess their meeting until the next day, June 10, 2007.

On June 10, 2007, the special committee reconvened in Orlando, Florida, the site of BYBI’s 2007 franchisee convention, to discuss whether it was prepared to recommend BBAC’s proposal. Also present at the meeting were representatives of Kutak Rock and Morgan Keegan. Copies of the final merger agreement, the stockholder voting agreement for officers and directors to sign, and a form of indemnification agreement had previously been provided for review by committee members. A representative of Kutak Rock provided an overview of the negotiations that took place in Atlanta, Georgia and reviewed for the committee how the open items in the merger agreement had been resolved by the parties. A representative from Morgan Keegan then confirmed that Morgan Keegan was prepared to deliver its fairness opinion to BYBI’s board of directors that the $6.50 per share merger consideration was fair, from a financial point of view, to BYBI’s stockholders. Following a discussion, the members of the special committee unanimously recommended the merger agreement and related agreements for approval by BYBI’s board of directors.

Immediately following the special committee meeting the entire BYBI board of directors met in Orlando, Florida, with a majority of directors present in person and the remainder present by telephone conference call, to review and consider the merger and the merger agreement. Also present at the request of BYBI were representatives of Kutak Rock and Morgan Keegan. Representatives of Kutak Rock reviewed with the board their fiduciary duties under Delaware law in the context of their consideration of the proposed acquisition of BYBI by BBAC. After further discussion among the board members of the alternatives available to the Company that the board had been evaluating, including remaining independent and securing a new CEO to advance that strategy, legal counsel reviewed in detail with the board the terms of the proposed merger agreement and related documents. Representatives of Morgan Keegan provided an oral opinion, which was subsequently confirmed in writing, to the effect that, as of that date, based on and subject to the assumptions described in its opinion, the $6.50 per share cash merger consideration was fair, from a financial point of view, to BYBI’s stockholders (other than BBAC and Cherokee). After considering the proposed terms of the merger agreement and related documents and the presentations of its legal and financial advisors, including the receipt of Morgan Keegan’s oral opinion, the board of directors unanimously resolved to approve and declare advisable the merger agreement and the merger, and resolved to recommend that BYBI’s stockholders adopt the merger agreement.

After the board meeting on June 10, 2007, BYBI and its officers and directors executed the indemnification agreements and the stockholder voting agreements, and BYBI, Cherokee and BBAC then executed and entered into the merger agreement. On June 11, 2007, prior to the opening of trading on the NASDAQ stock market, the parties issued a press release announcing that they had entered into the merger agreement.

Recommendation of the Board of Directors; Reasons for Approval of the Merger

The special committee, acting with the assistance of BYBI’s financial and legal advisors, evaluated and negotiated the proposed merger with BBAC and Acquisition Sub, including the terms and conditions of the merger agreement. On June 10, 2007, the special committee presented the merger agreement to the board of directors for its consideration and recommended its adoption by the board of directors. After careful consideration, on June 10, 2007, the BYBI board of directors unanimously (1) determined that the merger agreement, the terms thereof and the related transactions contemplated therein are advisable and fair to, and in the best interests of, BYBI and the stockholders of BYBI (other than BBAC, Acquisition Sub and their respective subsidiaries and affiliates) and (2) declared advisable and approved the merger agreement, the merger and the other transactions contemplated thereby.

In the course of reaching the determinations and decisions, and making the recommendation described above, the board of directors considered a variety of substantive positive factors and potential benefits of the merger agreement, the merger and the other transactions contemplated by the merger agreement, each of which the board of directors believed supported its decision, including the following:

•	the value of the consideration to be received by BYBI’s stockholders pursuant to the merger agreement, as well as the fact that BYBI’s stockholders will receive the consideration in cash, which provides liquidity and certainty of value to BYBI’s stockholders;

•	the board of directors’ belief that the merger was more favorable to stockholders not affiliated with BBAC and Acquisition Sub than the alternative of remaining a stand-alone, independent company, in light of the discounted cash flow analysis performed by Morgan Keegan and reviewed with the special committee, among other financial analyses, which showed that $6.50 per share was in the upper range of values indicated by such analysis (using projections prepared by BYBI management, and based upon and subject to the various assumptions set forth therein and in Morgan Keegan’s analysis), and its belief that BYBI would have difficulty attaining the high end of the range of such values by maintaining the status quo, in light of the challenging environment faced by BYBI and BYBI’s business, operations, financial condition, strategy and prospects, as well as the risks involved in achieving the projections used in the discounted cash flow analysis, and general economic, market and regulatory conditions;

•	the board of directors’ belief that $6.50 per share was at the middle to high end of the range of prices that were paid in buyout transactions involving other companies in the restaurant industry, as reflected in the premiums paid analysis performed by Morgan Keegan (using projections prepared by BYBI management, and based upon and subject to the various assumptions set forth therein and in Morgan Keegan’s analysis) reviewed by Morgan Keegan with the special committee among other financial analyses and described in “ — Fairness Opinion of Morgan Keegan & Company, Inc.”;

•	the fact that $6.50 per share represented an increase from BBAC’s originally proposed price range of $5.75 to $6.10 per share, as described under “— Background of the Merger”;

•	the current and historical market prices of BYBI’s common stock, including the fact that the merger consideration of $6.50 per share represents a 28.72% premium above the June 8, 2007 closing price of $5.05 (the last trading day completed prior to announcement of the execution of the merger agreement), a 17.97% premium above the closing price of $5.51 on September 1, 2006 (the last trading day completed prior to the announcement by BBAC that it had entered into a confidentiality agreement with BYBI) and a premium of 20.59% above the average closing price of $5.39 for three months prior to the date of the merger agreement;

•	the costs associated with being a publicly traded company have increased significantly with the passage and implementation of the Sarbanes-Oxley Act reforms and internal governance procedures;

•	the implied firm value to EBITDA multiple to be paid by BBAC in the merger is higher than substantially all of those found in similar recent, publicly-announced transactions in the quick-service restaurant industry;

•	the information contained in the June 10, 2007 financial presentation of Morgan Keegan and Morgan Keegan’s opinion, as of June 10, 2007, based upon and subject to the factors and assumptions set forth in the opinion and other matters as Morgan Keegan considered relevant, as to the fairness, from a financial point of view, to the stockholders of BYBI (other than BBAC, Acquisition Sub and their respective subsidiaries and affiliates) of the merger consideration to be received by such holders in the merger (see “— Fairness Opinion of Morgan Keegan & Company, Inc.”);

•	the efforts made by the special committee and its advisors to negotiate a merger agreement favorable to BYBI;

•	the financial and other terms and conditions of the merger agreement, including the fact that they were the product of arms-length negotiations between the parties;

•	subject to compliance with the terms and conditions of the merger agreement, the board of directors is permitted to change its recommendation or terminate the merger agreement, prior to the adoption of the merger agreement by BYBI’s stockholders, in order to approve a superior proposal, upon the payment to BBAC of a $940,000 termination fee; and

•	the availability of appraisal rights to holders of BYBI common stock and preferred stock who comply with all of the required procedures under Delaware law, which allows such holders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery.

In the course of reaching the determinations and decisions, and making the recommendation described above, the board of directors considered a variety of risks and potentially negative factors relating to the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the following:

•	BYBI’s stockholders will have no ongoing equity participation in BYBI following the merger, and that such stockholders will cease to participate in BYBI’s future earnings or growth, if any, or benefit from increases, if any, in the value of BYBI’s common stock;

•	an auction was not conducted for the sale of BYBI;

•	the merger agreement restrictions on the conduct of BYBI’s business prior to the completion of the merger, generally requiring BYBI to conduct its business only in the ordinary course, subject to specific limitations, which may delay or prevent BYBI from undertaking business opportunities that may arise pending completion of the merger;

•	the risks and costs to BYBI if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships;

•	the receipt of cash in exchange for shares of BYBI common stock and preferred stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes; and

•	the possibility that, under certain circumstances described in the merger agreement, BYBI may be required to pay a termination fee of $940,000 and to reimburse certain of BBAC’s fees and expenses.

The foregoing discussion of the information and factors considered by the board of directors includes the material factors considered by the board of directors. Due to the variety of factors considered in connection with its evaluation, the board of directors did not find it practicable to quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual members of the board of directors may have assigned different weights to various factors. The board of directors approved and recommended the merger agreement and the merger based upon the totality of the information presented to and considered by it.

Recommendation of the BYBI Board of Directors

The BYBI board of directors, by unanimous vote, has determined that the merger is advisable and is fair to and in the best interests of BYBI stockholders and has approved the merger. Accordingly, the BYBI board of directors unanimously recommends that stockholders vote FOR the proposal to adopt the merger agreement and FOR the adjournment proposal.

Fairness Opinion of Morgan Keegan & Company, Inc

Pursuant to an engagement letter dated as of August 8, 2006, the board of directors of BYBI retained Morgan Keegan to act as its financial advisor and, if requested, to render to the board an opinion as to the fairness, from a financial point of view, of the merger consideration to be received by BYBI’s stockholders pursuant to the merger agreement. The board selected Morgan Keegan to render such opinion based on Morgan Keegan’s experience, expertise and reputation, and its familiarity with BYBI’s business and industry.

On June 10, 2007, the special committee met to review the proposed merger. During this meeting, Morgan Keegan reviewed with the special committee certain financial analyses, which are summarized below. At that meeting, the special committee approved the merger and the merger agreement and recommended that the board of directors approve the merger and merger agreement. The board of directors met on June 10, 2007 to act on the special committee’s recommendation. During this meeting, Morgan Keegan reviewed with the board of directors certain financial analyses, which are summarized below. Also at this meeting, Morgan Keegan delivered its oral opinion, which was subsequently confirmed in writing, to the effect that, as of June 10, 2007, and based upon and subject to the factors, assumptions and limitations set forth in its opinion, the $6.50 per share cash merger consideration proposed to be paid by BBAC pursuant to the merger agreement was fair, from a financial point of view, to BYBI’s stockholders.

The full text of the opinion, dated June 10, 2007, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Keegan, is attached to this proxy statement as Appendix C. You are urged to carefully read the opinion in its entirety. The opinion addresses only the fairness, from a financial point of view, as of the date of the opinion, of the merger consideration to BYBI’s common stockholders. It does not address any other terms or agreements related to the merger. The opinion does not address the basic business decision to proceed with or effect the merger, or the merits of the merger relative to any alternative transaction or business strategy that may be available to BYBI. The opinion was addressed to BYBI’s board of directors and was not intended to be, and does not constitute, a recommendation as to how any stockholder should vote or act on any matter relating to the proposed merger. In addition, BYBI did not ask Morgan Keegan to address, and the opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of BYBI, other than the holders of BYBI common stock and preferred stock. The summary of Morgan Keegan’s opinion in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, Morgan Keegan, among other things:

•	reviewed the draft merger agreement dated June 9, 2007;

•	reviewed certain publicly available business and financial information relating to BYBI;

•	discussed the business operations and prospects of BYBI with BYBI’s senior management;

•	examined certain financial forecasts and other information and data relating to BYBI, which were provided to or otherwise discussed with Morgan Keegan by BYBI’s senior management;

•	reviewed the audited financial results of BYBI for fiscal years ended 2003 to 2006;

•	reviewed the unaudited financial results of BYBI for the quarter ended March 31, 2007;

•	reviewed financial projections provided by BYBI’s senior management reflecting BYBI’s business and growth prospects;

•	reviewed the financial terms of the merger as described in the merger agreement in relation to, among other things, current and historical market prices and trading volumes of BYBI’s common stock, historical and projected earnings and other operating data of BYBI, and the capitalization and financial conditions of BYBI;

•	reviewed the financial terms, to the extent publicly available, of other precedent transactions that Morgan Keegan deemed relevant;

•	analyzed certain financial, stock market and other publicly available information relating to the business of other companies whose operations Morgan Keegan considered relevant in evaluating the merger; and

•	performed such other analyses and considered other factors as Morgan Keegan deemed appropriate.

In addition, Morgan Keegan had discussions with members of BYBI’s senior management concerning the financial condition, current operating results, historical operating results and the regulatory and business outlook for BYBI.

Morgan Keegan relied upon and assumed the completeness and accuracy of the financial statements, financial forecasts, BYBI senior management’s estimates as to BYBI’s future performance, and other information provided to Morgan Keegan by or on behalf of BYBI, or otherwise made available to Morgan Keegan, and Morgan Keegan did not assume responsibility for the independent verification of that information. Morgan Keegan further relied upon the assurances of BYBI’s senior management that the information provided to Morgan Keegan by BYBI was prepared on a reasonable basis in accordance with industry practice.

With respect to the financial planning data, forward-looking statements and other business outlook information provided to Morgan Keegan, Morgan Keegan assumed that the information had been reasonably prepared by BYBI based on reasonable assumptions on bases reflecting the best currently available estimates and judgments of BYBI’s senior management regarding BYBI’s future performance. Morgan Keegan expressed no opinion as to such financial planning data or the assumptions on which it is based. Moreover, Morgan Keegan did not assess the achievability of any financial projections or assumptions, and Morgan Keegan expressed no opinion regarding such matters. In addition, various analyses performed by Morgan Keegan incorporate forecasts prepared by both Morgan Keegan and independent research analysts using only publicly available information. These forecasts may or may not prove to be accurate.

Morgan Keegan relied upon assurances of BYBI’s senior management that it was not aware of any information or facts that would have made the information provided to Morgan Keegan incomplete or misleading in any material respect. Morgan Keegan also assumed that there had been no material changes in BYBI’s assets, financial condition, results of operations, business or prospects since the respective dates of the last financial statements made available to Morgan Keegan. Morgan Keegan assumed that BYBI was not a party to any pending transaction, including external financing, recapitalization, acquisition, merger, consolidation or sale of all or substantially all of its assets, other than the merger with BBAC or in the ordinary course of business.

In rendering its opinion, Morgan Keegan assumed that the merger agreement would not differ in any material respect from the June 9, 2007 draft Morgan Keegan examined and that BYBI and BBAC would comply in all material respects with the terms of the merger agreement. Morgan Keegan assumed that the merger and related transactions would be consummated in accordance with the terms described in the merger agreement without waiver, modification or amendment to any material term, condition or agreement and that there would not be any adjustment to the consideration payable to the stockholders of BYBI. Morgan Keegan assumed and relied upon the accuracy and completeness of each of the representations and warranties contained in the merger agreement.

Morgan Keegan assumed that all the necessary regulatory approvals and consents required for the merger would be obtained in a manner that would not change the consideration to be paid to BYBI’s stockholders or any component thereof to be paid in the merger. Morgan Keegan further assumed that the merger would be consummated in a manner that complies in all respects with the applicable provisions of the Exchange Act and all other applicable federal and state statutes, rules and regulations.

The board of directors did not request Morgan Keegan to opine as to, and its opinion does not address, the basic business decisions to proceed with or effect the merger. Morgan Keegan did not structure the merger. Morgan Keegan’s opinion does not address, nor should it be construed to address, the relative merits of the merger or any alternative business strategies or alternative transactions that may be available to BYBI. No opinion is expressed as to whether any alternative transaction might produce consideration for the stockholders of BYBI in an amount in excess of that contemplated in the merger. With BYBI’s consent, Morgan Keegan has relied on the advice of the outside counsel and independent accountants to BYBI, and on the assumptions of BYBI’s senior management, as to all accounting, legal, tax, regulatory and financial reporting matters with respect to BYBI and the merger agreement.

In arriving at its opinion, Morgan Keegan did not perform any appraisals or valuations of any specific assets or liabilities of BYBI (including any contingent, derivative or off-balance sheet assets or liabilities), Morgan Keegan has not been furnished with any such appraisals or valuations, and Morgan Keegan did not make any physical inspection of any property or asset. Morgan Keegan expressed no opinion regarding the liquidation value or financial solvency of any entity. Without limiting the generality of the foregoing, Morgan Keegan has undertaken no independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which BYBI or any of its affiliates is a party or may be subject and, at BYBI’s direction and with its consent, Morgan Keegan’s opinion makes no assumption concerning, and therefore does not consider, the possible assertions of claims, outcomes or damages arising out of any such matters.

Morgan Keegan’s opinion is necessarily based upon market, economic and other conditions as they existed and could be evaluated on the date the opinion was delivered, and upon the information available to Morgan Keegan and facts and circumstances as they existed on such date. Events occurring after the date the opinion was delivered could materially affect the assumptions used by Morgan Keegan in preparing its opinion and any such change in conditions would require a re-evaluation of that opinion. Morgan Keegan has not undertaken, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring after the date of its opinion. Morgan Keegan expresses no opinion as to the reaction of the public markets to the announcement or consummation of the merger and expresses no opinion as to the price or range of prices at which the shares of BYBI may trade subsequent to the announcement of the merger.

Morgan Keegan’s opinion was given at the request of, and is intended for the benefit and use of, the board of directors of BYBI in connection with its consideration of the merger and as further information for the stockholders of BYBI in connection with the merger. Morgan Keegan’s opinion does not constitute a recommendation to any stockholder of BYBI and is not intended to confer rights or remedies upon the stockholders of BYBI. Furthermore, this opinion should not be construed as creating any fiduciary duty on Morgan Keegan’s part to any person.

The following is a summary of the material financial analyses performed by Morgan Keegan in connection with the preparation of its fairness opinion. The preparation of analyses and a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, this summary does not purport to be a complete description of the analyses performed by Morgan Keegan or of its presentation to BYBI’s board of directors on June 10, 2007.

Morgan Keegan believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying Morgan Keegan’s analyses and opinion. Morgan Keegan did not form an opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support Morgan Keegan’s opinion. Rather, Morgan Keegan arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and believes that the totality of the factors considered and analyses it performed in connection with its opinion operated collectively to support its determination as to the fairness of the merger consideration from a financial point of view as of the date of Morgan Keegan’s opinion. The fact that any specific analysis has been referred to in the summary below is not meant to indicate that this analysis was given greater weight than any other analysis.

This summary includes information presented in tabular format, which tables must be read together with the corresponding text, and considered as a whole, in order to fully understand the financial analyses presented by Morgan Keegan. The tables alone do not constitute a complete summary of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Morgan Keegan’s financial analyses. The order in which these analyses are presented below, and the results of those analyses, should not be taken as any indication of the relative importance or weight given to these analyses by Morgan Keegan or BYBI’s board of directors. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before June 8, 2007, and is not necessarily indicative of current market conditions.

The estimates contained in Morgan Keegan’s analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Morgan Keegan’s analyses are inherently subject to substantial uncertainty.

Although Morgan Keegan evaluated the fairness to BYBI’s stockholders, from a financial point of view, of the merger consideration to be paid by BBAC pursuant to the merger agreement, the type and amount of consideration payable in the merger was determined through negotiations between the special committee and BBAC and the decision to enter into the merger was solely that of BYBI’s board of directors. Morgan Keegan’s opinion was only one of many factors considered by BYBI’s board of directors in their evaluation of the merger and should not be viewed as determinative of the views of BYBI’s board of directors or senior management with respect to the merger or the merger consideration.

Historical Stock Price Analysis

Morgan Keegan reviewed the historical trading prices for BYBI’s common stock as of May 30, 2006, the date of the event which caused BBAC to file a Schedule 13D on June 5, 2006 disclosing its acquisition of shares of BYBI’s common stock and its original proposal to the board of directors with respect to a potential transaction, referred to in this section as the announcement date, as well as the recent historical trading prices of BYBI’s common stock as of June 8, 2007. Morgan Keegan then compared this information to the proposed merger consideration of $6.50 per share. The proposed merger consideration of $6.50 per share represented:

•	a premium of 31.0% based on the $4.96 closing price per share on May 26, 2006, the last trading day before the announcement date;

•	a premium of 36.6% based on the $4.76 closing price per share one month prior to the announcement date;

•	a premium of 28.8% based on the $5.05 average price per share for the one year prior to the announcement date;

•	a premium of 8.3% based on the 52-week high trading price of $6.00 prior to the announcement date;

•	a premium of 52.6% based on the 52-week low trading price of $4.26 prior to the announcement date;

•	a premium of 28.7% based on the $5.05 closing price per share on June 8, 2007;

•	a premium of 19.0% based on the $5.46 closing price per share one month prior to June 8, 2007;

•	a premium of 18.2% based on the $5.50 average price per share for the one year prior to June 8, 2007;

•	a premium of 4.0% based on the 52-week high trading price of $6.25 prior to June 8, 2007; and

•	a premium of 42.9% based on the 52-week low trading price of $4.55 prior to June 8, 2007.

Premiums Paid Analysis

Morgan Keegan compared the premium proposed to be paid in the merger with premiums paid for all public target transactions in the United States closed since January 1, 2004 in the restaurant industry, all public target transactions in the United States closed since January 1, 2004 and all public target transactions in the United States closed since January 1, 2004 that had transaction values below $50 million. The analysis showed:

•	median one-day prior and one-month prior offer premiums paid of 18.1% and 25.3%, respectively, for all public target transactions in the United States closed since January 1, 2004 in the restaurant industry;

•	median one-day prior and one-month prior offer premiums paid of 18.2% and 22.8%, respectively, for all public transactions in the United States closed since January 1, 2004; and

•	median one-day prior and one-month prior offer premiums paid of 21.5% and 16.4%, respectively, for all public target transactions in the United States closed since January 1, 2004 that had transaction values below $50 million.

Morgan Keegan applied the premiums paid relative to the target’s share price one day and one month prior to the announcement date and to the target’s share price on and one month prior to June 8, 2007. The analysis resulted in a range of implied values per share of BYBI’s common stock of $5.54 to $6.84, as compared to the proposed merger consideration of $6.50 per share.

Precedent Transaction Analysis

Morgan Keegan performed a precedent transaction analysis, which compares the per share merger consideration to be received by BYBI’s stockholders to an implied range of per share values derived from an analysis of selected transactions deemed reasonably comparable. The selected transactions involved mergers and/or acquisitions of companies in the restaurant industry between January 1, 2004 and the date of the Morgan Keegan opinion. The selected transactions included all of the transactions falling within these criteria in the time frame used that were identified by Morgan Keegan and for which Morgan Keegan was able, based on publicly available information reported in SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources, to identify reliable valuation statistics. The selected transactions are listed in the table below:

Acquiror	Target Company

Madison Pacific Properties Inc.	Spectra Group of Great Restaurants Inc.
Patina Group, LLC	Smith & Wollensky Restaurant Group
Acon Investments	Peter Piper Pizza
MidOcean Partners LLP	Sbarro, Inc.
Bain Capital, Catterton Partners, OSI Management	OSI Restaurant Partners, Inc.
LRI Holdings, Black Canyon Capital	Logan’s Roadhouse
Lone Star Funds	Lone Star Steakhouse and Salon
Sun Capital Partners, Inc.	Real Mex Restaurants
Buffets, Inc.	Ryan’s Restaurant Group, Inc.
Bruckmann, Rosser & Sherrill, Castle Harlan	Bravo! Development, Inc.
Briad Main Street, Inc.	Main Street Restaurant Group, Inc.
Wellspring Capital Management, L.L.C.	Checkers Drive In Restaurants, Inc.
Newcastle Partners, LP	Fox & Hound Restaurant Group
Wellspring Capital Management, L.L.C.	Dave & Buster’s, Inc.
Sun Capital Partners, Inc.	Garden Fresh Holdings, Inc.
Trimaran Capital Partners	El Pollo Loco
Castle Harlan, Inc.	The Restaurant Co.
Triarc Companies, Inc.	RTM Restaurant Group
Pacific Equity Partners	Worldwide Restaurant Concepts
Centre Partners	Uno Restaurant Holdings Corp.
QDI Merger Corp.	Quality Dining, Inc.
Crescent Capital	Church’s Chicken
Focus Brands Inc. (Roark Capital)	Cinnabon International, Inc.
Bob Evans Farms Inc.	Mimi’s Café
Yucaipa Companies	Piccadilly Cafeterias
Fairmont Capital, Inc.	Garden Fresh Restaurant Corp

In performing its analysis, Morgan Keegan calculated latest 12 months (“LTM”) net sales, earnings before interest, taxes, depreciation and amortization (“EBITDA”), and earnings before interest and taxes (“EBIT”) transaction value multiples for the selected transactions by dividing the publicly announced transaction value of each selected transaction by the publicly available LTM net sales, EBITDA and EBIT of the target company. No selected transaction analyzed in the precedent transactions analysis was identical to the merger. Accordingly, this analysis necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics and in other factors that distinguish the target transaction from the other transactions considered because all of these factors, both individually and cumulatively, could affect the acquisition value of the target companies to which BYBI is being compared. The analysis showed that the median multiple of transaction value to EBITDA, based on publicly available information, for the 12 months prior to the announcement of the transaction for the comparable transactions was 7.7x. Based in part on the foregoing multiples and qualitative judgments concerning differences between the characteristics of these transactions and the merger, Morgan Keegan derived indicative aggregate values of BYBI by applying multiples ranging from 6.5x to 8.5x to BYBI’s LTM EBITDA as of March 31, 2007 of $5,403,000, as adjusted for non-recurring and extraordinary items (“LTM EBITDA”). The resulting range of per share values based on the analysis of comparable transactions was $5.94 to $8.01 per share, as compared to the proposed merger consideration of $6.50 per share.

Based on the various judgments concerning relative comparability of each of the selected transactions to the proposed merger, Morgan Keegan did not rely solely on the quantitative results of the precedent transactions analysis in developing a reference range or otherwise applying its analysis.

Discounted Cash Flow Analysis

Morgan Keegan performed a discounted cash flow analysis of BYBI as a stand-alone entity. Using a discounted cash flow analysis, Morgan Keegan calculated a range of theoretical enterprise values for BYBI based on (1) the net present value of implied annual cash flows of BYBI for the fiscal years 2007 through 2011 and (2) the net present value of a terminal value, which is an estimate of the future value of BYBI at the end of the fiscal year 2011 calculated based upon a range of EBITDA terminal value multiples. Morgan Keegan relied on projections for fiscal years through 2010, furnished by BYBI’s senior management. A projection for 2011 was developed by Morgan Keegan and approved by BYBI’s senior management. Morgan Keegan calculated the range of net present values based on a range of discount rates from 12% to 16% and a range of EBITDA multiples for a terminal value of 6.5x to 8.5x applied to the projected fiscal year 2011 EBITDA. The discount rates used in this analysis were selected based on the weighted average cost of capital for BYBI and the other companies used in the comparable public companies analysis. This analysis resulted in an implied per share value of BYBI ranging from $4.73 to $7.27, as compared to the proposed merger consideration of $6.50 per share.

The assumptions and estimates underlying the cash flow forecasts are inherently uncertain and are subject to significant business, economic, and competitive risks and uncertainties that could cause the actual results to differ materially from those used in the cash flow forecast, including, among others, risks and uncertainties due to general business, economic, regulatory, market and financial conditions, as well as changes in BYBI’s business, financial condition or results of operations. Although discounted cash flow analysis is a widely accepted and practiced valuation methodology, it relies on a number of assumptions, including growth rates, terminal multiples and discount rates. The valuation derived from the discounted cash flow analysis is not necessarily indicative of BYBI’s present or future value or results.

Comparable Companies Analysis

Morgan Keegan reviewed and compared certain financial information and valuation multiples for BYBI to corresponding information for 17 publicly traded quick-service restaurant companies that were deemed comparable to BYBI:

•	AFC Enterprises, Inc.

•	Buffalo Wild Wings, Inc.

•	Burger King Holdings, Inc.

•	Chipotle Mexican Grill, Inc.

•	CKE Restaurants, Inc.

•	Domino’s Pizza, Inc.

•	Jack in the Box, Inc.

•	McDonald’s Corporation

•	Morgan’s Foods, Inc.

•	Nathan’s Famous, Inc.

•	Panera Bread Company

•	Papa John’s International, Inc.

•	Rubio’s Restaurants, Inc.

•	Sonic Corp.

•	Steak n Shake Company

•	Wendy’s International, Inc.

•	Yum! Brands, Inc.

No company analyzed in the comparable companies analysis has operations that are identical to those of BYBI, and an evaluation of that analysis is not entirely mathematical. Accordingly, an analysis of the results of the comparable public companies necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the selected companies, as well as other factors that could affect the public trading value of the selected companies and BYBI.

Morgan Keegan calculated certain financial multiples for such comparable companies based on the ratio enterprise value to LTM revenues; enterprise value to LTM EBITDA; enterprise value to estimated 2007 calendar year EBITDA; and enterprise value to LTM EBIT and applied these multiples to BYBI’s financial results. The “enterprise value” is the sum of the fully diluted market value of any common equity plus short-term debt and long-term debt minus cash and equivalents.

Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable company data. Morgan Keegan performed this analysis to understand the multiples of revenues, EBITDA and EBIT of these comparable public companies based upon market prices.

Based on the estimates and assumptions used in the comparable public companies analysis, Morgan Keegan applied a selected range of LTM EBITDA multiples of 6.9x to 10.9x BYBI’s LTM EBITDA after considering, among other things, the current market conditions and the size and diversification of operations of the comparable companies and that BYBI’s common stock has historically traded at a discount to the median of the comparable companies as a group. The resulting range of per share values based on the comparable companies analysis was $6.36 to $10.49 per share, as compared to the proposed merger consideration of $6.50 per share.

Based on the various judgments concerning relative comparability of each of the selected companies to BYBI, Morgan Keegan did not rely solely on the quantitative results of the comparable public companies analysis in developing a reference range or otherwise applying its analysis.

Miscellaneous

Morgan Keegan, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers, acquisitions and divestitures, underwriting and secondary distributions of securities, private placements and other purposes. Morgan Keegan has acted as financial advisor to BYBI in connection with the merger and has participated in certain of the negotiations leading up to the execution of the merger agreement. Morgan Keegan has received a $250,000 fee for rendering its fairness opinion. Whether or not the merger is consummated, BYBI has also agreed to pay the reasonable out-of-pocket expenses of Morgan Keegan and to indemnify Morgan Keegan against certain liabilities in connection with its services, including liabilities under the federal securities laws. In the ordinary course of its business, Morgan Keegan and its affiliates may actively trade or hold the securities of BYBI for their own account or for the account of their customers and, accordingly, may at any time hold a long or short position in such securities.

In addition, Regions Bank, an affiliate of Morgan Keegan, has entered into a commitment letter agreement that contemplates that, subject to various conditions specified therein, Regions Bank will provide a senior lender financing package to BBAC in connection with, and contingent upon the closing of, the merger. Regions Bank and Morgan Keegan are both wholly-owned subsidiaries of Regions Financial Corporation. Regions Bank will receive fees in connection with the consummation of such financing arrangements. Neither

Morgan Keegan nor the individuals principally responsible for the preparation of this opinion or the underlying analysis related thereto participated in the negotiation of any agreements between Regions Bank and BBAC or otherwise provided any material non-public information to Regions Bank regarding the merger. See “ — BBAC Financing” beginning on page 31.

Effects of the Merger

If the merger agreement is adopted by BYBI’s stockholders and the other conditions to the closing of the merger are either satisfied or waived, Acquisition Sub will be merged with and into BYBI, with BYBI being the surviving corporation. After the merger, BBAC will own all of the capital stock of BYBI, and BYBI will no longer be a publicly traded company.

When the merger is completed, each share of BYBI common stock and preferred stock issued and outstanding immediately prior to the effective time of the merger (in each case, other than treasury shares, shares held by any BYBI subsidiary, shares held by BBAC, Acquisition Sub or their respective subsidiaries and affiliates (unless held in a fiduciary capacity or as a result of debts previously contracted) and shares held by BYBI stockholders who choose to be dissenting stockholders by exercising and perfecting their appraisal rights under Delaware law with respect to the merger) will be converted into the right to receive $6.50 in cash, without interest and less any applicable withholding taxes. See “The Merger Agreement — Merger Consideration” on page 41.

All outstanding options under BYBI’s stock option plans will become fully vested and exercisable immediately prior to the effective time of the merger. Prior to the effective time of the merger, option holders will be given notice and an opportunity to exercise their options and, upon such exercise, receive $6.50 for each share of stock. Options not exercised prior to the effective time of the merger will be canceled in exchange for the right to receive a cash payment equal to (1) the excess, if any, of $6.50 over the per share exercise price of the option, multiplied by (2) the number of shares of BYBI’s common stock subject to the option, without interest and less any applicable withholding taxes. See “The Merger Agreement — Treatment of Options” on page 42.

At the effective time of the merger, current BYBI stockholders will cease to have ownership interests in BYBI or rights as BYBI stockholders. Therefore, current stockholders of BYBI will not participate in any future earnings or growth of BYBI and will not benefit from any appreciation in the value of BYBI.

BYBI’s common stock is currently registered under the Exchange Act and is quoted on the NASDAQ Capital Market under the symbol “BYBI.” As a result of the merger, BYBI will be a privately held corporation, and there will be no public market for its common stock. After the merger, the common stock will cease to be quoted on the NASDAQ Capital Market, and price quotations with respect to shares of BYBI common stock in the public market will no longer be available. In addition, registration of the common stock under the Exchange Act will be terminated. This termination will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with stockholders’ meetings, no longer applicable to BYBI. After the effective time of the merger, BYBI will also no longer be required to file periodic reports with the SEC.

At the effective time of the merger, the directors of Acquisition Sub immediately prior to the effective time of the merger, together with such additional persons as may thereafter be elected, shall serve as the directors of the surviving corporation and the officers of Acquisition Sub immediately prior to the effective time of the merger, together with such additional persons as may thereafter be elected, shall serve as the officers of the surviving corporation. The certificate of incorporation of BYBI will be amended and restated to conform to the certificate of incorporation of Acquisition Sub in effect immediately prior to the effective time of the merger and will become the certificate of incorporation of the surviving corporation. However, the certificate of incorporation will be amended to reflect the name of the surviving corporation as “Back Yard Burgers, Inc.” and certain other provisions relating to BYBI’s incorporator will not be amended. The bylaws of Acquisition Sub in effect immediately prior to the effective time of the merger will become the bylaws of the surviving corporation. See “The Merger Agreement — Certificate of Incorporation; Bylaws; Directors and Officers of BYBI and the Surviving Corporation” on page 41.

A benefit of the merger to BBAC, Acquisition Sub and the investors in BBAC, collectively referred to as the buying group, is that our future earnings and growth will be solely for their benefit and not for the benefit of our current stockholders. The detriments to the members of the buying group are the lack of liquidity for BYBI’s capital stock and BBAC’s membership units following the merger, the risk that BYBI will decrease in value following the merger, the incurrence by BBAC and the surviving corporation of indebtedness to finance the payment of the merger consideration to BYBI stockholders and the fees and expenses related to the merger. See “— BBAC Financing” and “ — Fees and Expenses of the Merger” beginning on pages 31 and 36 respectively.

Effects on BYBI if the Merger is not Completed

In the event that the proposal to adopt the merger agreement is not adopted by BYBI’s stockholders or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares in connection with the merger. Instead, BYBI will remain an independent, public company and its common stock will continue to be listed and traded on the NASDAQ Capital Market. In addition, if the merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that BYBI stockholders will continue to be subject to the same risks and opportunities as they currently are, including, among other things, the nature of the quick-service restaurant industry on which BYBI’s business largely depends, and general industry, economic and market conditions. Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of BYBI common stock.

From time to time, BYBI’s board will evaluate and review the business operations, properties, dividend policy and capitalization of BYBI, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to maximize stockholder value. If the proposal to adopt the merger agreement is not adopted by BYBI’s stockholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to BYBI will be offered, or that the business, prospects or results of operations of BYBI will not be adversely impacted. In addition, if the merger agreement is terminated under certain circumstances, BYBI will be obligated to pay BBAC a termination fee of $940,000, and reimburse certain of BBAC’s fees and expenses related to the merger. See “The Merger Agreement — Expenses and Termination Fee” beginning on page 55.

Accounting Treatment of the Merger

The merger is expected to be accounted for as a business combination using the purchase method of accounting for financial accounting purposes, whereby the estimated purchase price would be allocated to the assets and liabilities of BYBI based on their relative fair values in accordance with Financial Accounting Standards No. 141, Business Combinations.

BBAC Financing

BBAC estimates that the total amount of funds necessary to consummate the merger and related transactions is approximately $38.6 million, consisting of (i) approximately $31.4 million to pay holders of BYBI securities (other than BBAC and its affiliates) the amounts due to them under the merger agreement, assuming that no stockholder validly exercises and perfects its appraisal rights, (ii) approximately $6.2 million to repay certain indebtedness of BYBI, and (iii) approximately $1.0 million to pay fees and expenses in connection with the merger and related transactions.

These funds are anticipated to come from the following sources:

•	cash contributions and commitments made by the equity investors in BBAC of approximately $14.5 million; and

•	debt financing provided by Regions Bank and Harbert Mezzanine Partners II, L.P., or Harbert, in an aggregate amount of up to $24.5 million.

BBAC has obtained lender commitment letters from Regions Bank and Harbert providing for lender financing (and in the case of Harbert, an equity commitment to BBAC) for the merger consideration to be paid to BYBI stockholders and BBAC’s other costs and expenses relating to the merger. Funding of this lender financing is subject to the satisfaction of certain conditions set forth in these commitment letters. The obligation of BBAC to consummate the merger is conditioned upon the occurrence of this lender financing. As such, in the event that this lender financing does not occur or is otherwise unavailable to BBAC without fault or responsibility of BBAC, BBAC may terminate the merger agreement without penalty.

In the merger agreement, BBAC agrees to use its reasonable best efforts to obtain the proceeds of the lender financing on substantially the terms and conditions described in the lender commitment letters or such other terms as would not negatively impact BYBI or its stockholders, including using commercially reasonable efforts to (1) negotiate definitive agreements with respect to the lender financing consistent with the terms and conditions contained therein, (2) satisfy on a timely basis all conditions in such definitive agreements the satisfaction of which are within the control of BBAC and (3) comply with its obligations, and enforce its rights, under the lender commitment letters.

The lender financing commitments will expire unless definitive credit facility documents are finalized and executed and borrowings have occurred on or prior to September 30, 2007. The lender financing commitments are subject to customary closing conditions, including:

•	there not having occurred any change, event, condition, circumstance or state of facts, individually or in the aggregate, that has had or would reasonably be expected to have a material adverse effect on BBAC or BYBI;

•	the completion of legal and business due diligence by the lenders;

•	the execution and delivery of definitive documents with respect to the credit facilities and receipt of customary closing documents;

•	the merger and all related transactions being consummated in accordance with the terms of the merger agreement;

•	receipt of equity contributions in an amount equal to at least $14.0 million from BBAC’s equity investors; and

•	the satisfaction of certain balance sheet and financial ratio requirements.

As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the lender financing described herein is not available as anticipated.

Interests of BYBI’s Directors and Officers in the Merger

In considering the proposed transactions, you should be aware that some BYBI directors, officers and employees may have interests in the merger that may be different from, or in addition to, your interests as a BYBI stockholder generally, and that may present actual or potential conflicts of interest. These interests may include rights of officers and certain employees under employment, severance or change in control agreements, stock option plans of BYBI, accelerated vesting and cash-out of in-the-money stock options held by directors, officers and employees of BYBI, and rights to continued indemnification and directors’ and officers’ liability insurance to be provided by BBAC and BYBI, as the surviving corporation in the merger, to current and former directors and officers of BYBI and its subsidiaries for acts or omissions occurring prior to the merger. In addition, certain members of senior management may be offered opportunities to continue employment or business relationships with the surviving corporation. No agreement with respect to any such opportunities has been made as of the date of this proxy statement. BYBI’s board of directors was aware of these interests and considered them in approving the merger agreement and the merger.

     Treatment of Stock and Options

At the effective time of the merger, each of BYBI’s stock option plans will terminate, and all of our equity compensation awards (including awards held by our executive officers and directors) will be subject to the following treatment:

Each share of BYBI common stock (other than treasury shares held by BBAC and its affiliates and shares held by BYBI stockholders who choose to be dissenting stockholders by exercising and perfecting their appraisal rights under Delaware law with respect to the merger) will be converted into the right to receive $6.50 in cash, without interest and less any applicable withholding taxes; and

All outstanding options under BYBI’s stock option plans will become fully vested and exercisable immediately prior to the effective time of the merger. Prior to the effective time of the merger, option holders will be given notice and an opportunity to exercise their options and, upon such exercise, receive $6.50 for each share of stock. Options not exercised prior to the effective time of the merger will be canceled in exchange for the right to receive a cash payment equal to (1) the excess, if any, of $6.50 over the per share exercise price of the option, multiplied by (2) the number of shares of BYBI’s common stock subject to the option, without interest and less any applicable withholding taxes.

The table below sets forth, as of June 30, 2007, for each of our directors and executive officers:

•	the number of stock options (both vested and unvested) held by such persons that have an exercise price below $6.50;

•	the aggregate cash payment that will be made in respect of such stock options upon consummation of the merger;

•	the number of shares of common stock held by such person; and

•	the aggregate cash payment that will be made in respect of such shares of common stock upon consummation of the merger.

	Options					Common Stock
		Weighted		Weighted
		Average		Average
		Exercise		Exercise
		Price of		Price of
	Vested	Vested	Unvested	Unvested	Resulting	Shares	Resulting	Total
	Option	Options	Options	Options	Consideration(1)	Owned	Consideration	Consideration

Lattimore M. Michael	84,725	$3.52	5,775	$5.00	$260,848	477,323	$3,102,600	$3,363,448
Joseph L. Weiss	15,000	$5.05	—	$—	21,805	472,854	3,073,551	3,095,356
Jim L. Peterson	75,000	$2.16	—	$—	325,555	5,000	32,500	358,055
W. Kurt Henke	15,000	$5.05	—	$—	21,805	7,500	48,750	70,555
William B. Raiford, III	15,000	$5.05	—	$—	21,805	10,500	68,250	90,055
Dane C. Andreeff	—	$—	—	$—	—	390,347	2,537,256	2,537,256
Gina A. Balducci	—	$—	—	$—	—	—	—	—
Michael G. Webb	34,325	$5.37	5,775	$5.00	47,586	7,800	50,700	98,286
Michael W. Myers	—	$—	—	$—	—	—	—	—
Directors & Executive Officers	239,050	$3.01	11,550	$5.00	$699,404	1,371,324	$8,913,607	$9,613,011

(1)	The amounts set forth in this column are calculated based on the actual exercise price per share of vested and unvested options.

     Indemnification and Insurance

Pursuant to the terms of the merger agreement, BBAC has agreed, that for a period of six (6) years after the effective time of the merger:

•	to cause the surviving corporation to honor and fulfill BYBI’s obligations for the period prior to the effective time of the merger, under (i) indemnification agreements between BYBI and its directors and certain executive officers and (ii) any indemnification, exculpation or advancement of expenses provisions included in BYBI’s certificate of incorporation and bylaws applicable to BYBI’s present and former directors and officers;

•	that the certificate of incorporation and bylaws of the surviving corporation will contain provisions with respect to indemnification and exculpation of present and former directors and officers of BYBI and its subsidiaries that are at least as favorable as presently set forth in BYBI’s certificate of incorporation and bylaws; and

•	subject to limitations regarding the cost of coverage, that the surviving corporation will either (1) maintain a “tail” insurance policy with respect to directors’ and officers’ liability insurance and fiduciary liability insurance for acts and omissions occurring at or prior to the effective time of the merger covering BYBI’s present and former directors and officers, or (2) maintain directors’ and officers’ insurance on terms no less favorable to the insureds than BYBI’s existing insurance policy.

These obligations will be binding upon any successor to or assignee of substantially all of the properties and assets of the surviving corporation. See “The Merger Agreement — Directors’ and Officers’ Indemnification and Insurance” beginning on page 48.

     Board of Directors; Special Committee

If the merger is completed, members of the board of directors will, along with other stock and option holders, receive cash payments for shares of BYBI common stock and vested in-the-money options as described above under the subheading “— Treatment of Stock and Options.” Members of the BYBI board of directors will also benefit from the indemnification and insurance provisions contained in the merger agreement with respect to their acts or omissions as directors as described above under the subheading “— Indemnification and Insurance.”

Jim L. Peterson, the chairman of the special committee appointed by our board of directors to represent BYBI in the negotiations with BBAC, has received $25,000 for his service on the special committee, and each of William B. Raiford, III and W. Kurt Henke, the other members of the special committee, has received $18,000 for his service on the special committee. Each member of the special committee has been or will be reimbursed for any out-of-pocket expenses incurred in connection with such service.

Material U.S. Federal Income Tax Consequences

The following is a summary of certain material U.S. federal income tax consequences of the merger relevant to beneficial holders of BYBI common stock and preferred stock whose shares are converted into the right to receive cash in the merger. The discussion is for general information only and does not purport to consider all aspects of U.S. federal income taxation that might be relevant to beneficial holders of BYBI common stock and preferred stock. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, referred to as the Code, existing, proposed and temporary regulations promulgated thereunder, rulings, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis. The discussion applies only to beneficial holders of BYBI common stock and preferred stock in whose hands shares are capital assets within the meaning of Section 1221 of the Code and may not apply to beneficial holders who acquired their shares pursuant to the exercise of employee stock options or other compensation arrangements with BYBI or hold their shares as part of a hedge, straddle or conversion transaction or who are subject to special tax treatment under the Code (such as dealers in securities or foreign currency, insurance companies, other financial institutions, regulated investment companies, tax-exempt entities, S corporations, partnerships and taxpayers subject to the alternative minimum tax). The following discussion does not address potential foreign, state, local or other tax consequences of the merger. In addition, except as specifically noted below, this discussion does not address the federal income tax consequences to a beneficial holder of BYBI common stock or preferred stock who, for U.S. federal income tax purposes is not a U.S. person as defined under the Code and regulations thereunder. Any holder who is not a U.S. person may be subject to different tax consequences than those described below and is urged to consult its tax advisors regarding its tax treatment under U.S. and non-U.S. tax laws.

The receipt of cash for BYBI common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a beneficial holder who receives cash in exchange for shares pursuant to the merger will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the amount of cash received and the beneficial holder’s adjusted tax basis in the shares surrendered for cash pursuant to the merger. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same price per share in a single transaction) surrendered for cash pursuant to the merger. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the beneficial holder’s holding period for such shares is more than one year at the time of consummation of the merger. The maximum U.S. federal income tax rate on net long-term capital gain recognized by non-corporate taxpayers (such as individuals, trusts and estates) is 15% under current law. The maximum U.S. federal income tax rate on net long-term capital gain realized by a corporation is currently 35%. Net gains from capital assets held for one year or less generally are taxed at the same rate that applies to ordinary income. Capital losses are subject to limitations on deductibility for both corporations and non-corporate taxpayers.

In general, holders who exercise appraisal rights will also recognize gain or loss. Any holder considering exercising statutory appraisal rights should consult his, her or its own tax advisor.

Backup withholding at a 28% rate may apply to cash payments to be received by a beneficial holder of BYBI common stock or preferred stock pursuant to the merger. Backup withholding generally will apply only if the beneficial holder fails to furnish a correct taxpayer identification number or otherwise fails to comply with applicable backup withholding rules and certification requirements. Each beneficial holder that is a U.S. person should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be delivered to such holder and returned to the paying agent, in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner acceptable to the paying agent. Backup withholding is not an additional tax. A beneficial holder who is not a U.S. person should complete and sign a Form W-8BEN and return it to the disbursing agent in order to provide the information and certification necessary to avoid backup withholding tax or otherwise establish an exemption from backup withholding tax. Any amounts withheld under the backup withholding rules generally will be allowable as a refund or credit against a beneficial holder’s U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service in a timely manner.

The U.S. federal income tax consequences set forth above are not intended to constitute a complete description of all tax consequences relating to the merger and is included for general informational purposes only and is not intended to be, and should not be construed as, legal or tax advice to any person. Because individual circumstances may differ, each beneficial holder of shares is urged to consult such beneficial holder’s own tax advisor as to the particular tax consequences to such beneficial holder of the merger, including the application and effect of state, local, foreign and other tax laws.

Regulatory Approvals

Under the merger agreement, BYBI, BBAC and Acquisition Sub have agreed to use their reasonable best efforts to (i) prepare and file all necessary documentation and (ii) obtain all required governmental approvals in connection with the consummation of the merger.

Except for the filing of a certificate of merger with the Secretary of State of the State of Delaware at or before the effective date of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

Litigation

BYBI is not aware of any lawsuits filed in connection with the proposed merger.

Fees and Expenses of the Merger

Subject to exceptions provided in the merger agreement, each party to the merger agreement will pay all direct costs and expenses incurred on its behalf. BYBI estimates that it will incur, and will be responsible for paying, transaction-related fees and expenses incurred following the execution of the merger agreement, consisting primarily of financial advisory fees, SEC filing fees, fees and expenses of attorneys and accountants and other related charges, totaling approximately $500,000. This amount consists of the following estimated fees and expenses:

Description	Amount

Financial advisory fees and expenses	$289,000
Legal and accounting fees and expenses	145,000
SEC filing fees	6,000
Printing, proxy solicitation and mailing costs	60,000

Total	$500,000

In addition, if the merger agreement is terminated under certain circumstances, BYBI will be obligated to pay a termination fee to BBAC of $940,000. If the merger agreement is terminated, under certain circumstances, (i) BYBI, in addition to paying BBAC the termination fee, may also be required to pay certain of BBAC’s fees and expenses related to the merger or (ii) BBAC may be required to pay certain of BYBI’s fees and expenses related to the merger. See “The Merger Agreement — Expenses and Termination Fee” beginning on page 55.

THE PARTIES TO THE MERGER

Back Yard Burgers, Inc.

Back Yard Burgers, Inc., a Delaware corporation headquartered in Memphis, Tennessee, operates and franchises quick-service restaurants in 20 states, primarily in markets throughout the Southeast region of the United States. Our restaurants specialize in charbroiled, freshly prepared, great tasting food. As our name implies, we strive to offer the same high-quality ingredients and special care typified by outdoor grilling in your own back yard. Our menu features made-to-order gourmet Black Angus hamburgers and chicken sandwiches - charbroiled over an open flame, fresh salads, chili and other special entrees as well as hand-dipped milkshakes, fresh-made lemonade and fresh-baked cobblers. As of December 30, 2006, our operations included 44 Company-operated restaurants and 136 franchised restaurants.

A detailed description of BYBI’s business is contained in its Annual Report on Form 10-K for the year ended December 30, 2006. See “Where You Can Find Additional Information” beginning on page 66.

BYBI’s principal executive offices are located at 1657 N. Shelby Oaks Drive, Suite 105, Memphis, Tennessee 38134 and its telephone number is (901) 367-0888. BYBI is publicly traded on the NASDAQ Capital Market under the symbol “BYBI.”

BBAC, LLC and BBAC Merger Sub, Inc.

BBAC, LLC is a Delaware limited liability company organized solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement, including the related financing transactions. BBAC’s principal executive offices are located at 3060 Peachtree Road NW, Suite 1410, Atlanta, Georgia 30305 and its telephone number is (404) 495-7400. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement, including managing and investing equity contributions from BBAC’s investors and purchasing and holding shares of BYBI capital stock. BBAC is managed by Cherokee Advisors, LLC and is owned by several private investors.

BBAC Merger Sub, Inc., referred to as Acquisition Sub, is a Delaware corporation wholly-owned by BBAC, with its principal executive offices located at c/o BBAC, 3060 Peachtree Road NW, Suite 1410, Atlanta, Georgia 30305. Acquisition Sub’s telephone number is (404) 495-7400. Acquisition Sub was organized solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement, including the related financing transactions. It has not conducted any activities to date other than activities incidental to its organization and in connection with the transactions contemplated by the merger agreement. Under the terms of the merger agreement, Acquisition Sub will merge with and into BYBI. BYBI will survive the merger and Acquisition Sub will cease to exist.

THE SPECIAL MEETING OF STOCKHOLDERS

This proxy statement is furnished in connection with the solicitation of proxies by BYBI’s board of directors in connection with the special meeting of our stockholders relating to the merger.

Date, Time and Place of the Special Meeting

The special meeting is scheduled to be held as follows:

Date:	August 3, 2007
Time:	9:00 a.m., Central Time
Place:	Holiday Inn Select — East Memphis
5795 Poplar Avenue Memphis, TN 38119

Proposals to be Considered at the Special Meeting

At the special meeting, you will be asked to consider and vote on the following proposals:

•	to adopt the merger agreement;

•	to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are insufficient votes at the time of the special meeting to adopt the merger agreement; and

•	to act upon such other business as may properly come before the special meeting.

Record Date

BYBI’s board of directors has fixed the close of business on July 6, 2007 as the record date for the special meeting, and only holders of record of BYBI common stock or preferred stock on the record date are entitled to vote (in person or by proxy) at the special meeting. On the record date, there were 5,126,688 shares of BYBI common stock and 1,836 shares of BYBI preferred stock, in each case, outstanding and entitled to vote.

Voting Rights; Quorum; Vote Required for Approval

Each share of BYBI common stock and preferred stock entitles a holder to one vote on all matters properly coming before the special meeting. The presence in person or representation by proxy of stockholders entitled to cast a majority of the votes of all issued and outstanding shares entitled to vote shall constitute a quorum for the purpose of considering the proposals. Shares of BYBI common stock and preferred stock represented at the special meeting but not voted, including shares of BYBI stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed to solicit additional proxies.

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of BYBI common stock and preferred stock, which are counted as a single class for purposes of calculating votes with respect to adopting the merger agreement, entitled to vote on the matter. For the proposal to adopt the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast or shares voting on the proposal to adopt the merger agreement, but will count for the purpose of determining whether a quorum is present. If you ABSTAIN, it will have the same effect as a vote AGAINST the adoption of the merger agreement. In addition, if your shares are held in the name of a broker, bank or other nominee, your broker, bank or other nominee will not be entitled to vote your shares in the absence of specific instructions. These non-voted shares, or “broker non-votes,” will be counted for purposes of determining a quorum, but will have the same effect as a vote AGAINST the adoption of the merger agreement. Your broker, bank or nominee will vote your shares only if you provide instructions on how to vote by following the instructions provided to you by your broker, bank or nominee.

The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the outstanding shares of BYBI common stock and preferred stock, which are counted as a single class, present or represented by proxy at the special meeting and entitled to vote on the matter. For the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, you may vote FOR, AGAINST or ABSTAIN. Abstentions and broker non-votes will have no effect on the vote to adjourn the special meeting, which requires the vote of the holders of a majority of the shares of BYBI common stock and preferred stock, counted as a single class for purposes of calculating votes with respect to adjourning the special meeting to solicit additional proxies, present or represented by proxy at the special meeting and entitled to vote on the matter.

As of the record date, the directors and executive officers of BYBI held and are entitled to vote, in the aggregate, 1,371,324 shares of BYBI common stock, representing approximately 26.75% of the outstanding BYBI common stock. None of BYBI’s directors or executive officers currently owns any shares of BYBI’s preferred stock. The directors and executive officers have informed BYBI that, pursuant to stockholder voting agreements they have each entered into with BBAC and BYBI, they intend to vote all of their shares of BYBI common stock FOR the adoption of the merger agreement and FOR the adjournment proposal. If our directors and executive officers vote their shares in favor of adopting the merger agreement, 26.75% of the outstanding shares of BYBI common stock will have voted for the proposal to adopt the merger agreement. Also as of the record date, BBAC held and is entitled to vote 435,404 shares of BYBI common stock representing approximately 8.49% of the outstanding BYBI common stock. BBAC is obligated, pursuant to the merger agreement, to vote its shares of common stock FOR the adoption of the merger agreement. This means, taking into account the voting obligations described above, that additional holders of approximately 14.8% of all shares entitled to vote at the special meeting would need to vote for the proposal to adopt the merger agreement in order for it to be adopted. See “The Stockholder Voting Agreement” beginning on page 58 and Appendix D.

Voting and Revocation of Proxies

Stockholders of record may submit proxies by mail. Stockholders who wish to submit a proxy by mail should mark, date, sign and return the proxy card in the envelope furnished. Stockholders who hold shares beneficially through a nominee (such as a bank or broker) may be able to submit a proxy by mail if those services are offered by the nominee.

Proxies received at any time before the special meeting, and not revoked or superseded before being voted, will be voted at the special meeting. Where a specification is indicated by the proxy, it will be voted in accordance with the specification. If you sign your proxy card without indicating your vote, your shares will be voted FOR the adoption of the merger agreement and FOR the adjournment of the special meeting, if necessary, to solicit additional proxies, and in accordance with the recommendation of our board of directors on any other matters properly brought before the special meeting for a vote.

You have the right to revoke your proxy at any time before the vote taken at the special meeting:

•	if you hold your shares in your name as a stockholder of record, by notifying BYBI’s Secretary, Michael G. Webb, at 1657 N. Shelby Oaks Drive, Suite 105, Memphis, Tennessee 38134-7401;

•	by attending the special meeting and voting in person (your attendance at the special meeting will not, by itself, revoke your proxy; you must vote in person at the special meeting);

•	by submitting a later-dated proxy card; or

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Please do not send in your stock certificates with your proxy card. When the merger is completed, a separate letter of transmittal will be mailed to you that, when properly completed and returned, will enable you to receive the merger consideration.

Rights of Stockholders Who Object to the Merger

Stockholders of BYBI are entitled to appraisal rights under Delaware law in connection with the merger. This means that you are entitled to have the value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to BYBI before the vote is taken on the merger agreement and you must not vote in favor of the adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See “Dissenters’ Appraisal Rights” beginning on page 62 and the text of the Delaware appraisal rights statute reproduced in its entirety as Appendix B.

Solicitation of Proxies

This proxy solicitation is being made and paid for by BYBI on behalf of our board of directors. In addition, we have retained Georgeson Inc. to assist in the solicitation. We will pay Georgeson Inc. $9,500 plus out-of-pocket expenses for their assistance in the solicitation of proxies for the special meeting. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of BYBI common stock that the brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses. In addition, we will indemnify Georgeson Inc. against any losses arising out of that firm’s proxy soliciting services on our behalf.

Other Business

We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. If other matters properly come before the special meeting, or at any adjournment or postponement of the special meeting, we intend that shares of BYBI common stock and preferred stock represented by properly submitted proxies will be voted in accordance with the recommendation of our board of directors.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call Georgeson Inc., our proxy solicitor, toll-free at (888) 605-7551, or contact BYBI in writing at our principal executive offices at 1657 N. Shelby Oaks Drive, Suite 105, Memphis, Tennessee 38134-7401, Attention: Michael G. Webb, Secretary, or by telephone at (901) 367-0888.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement, but it does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached to this proxy statement as Appendix A. This summary may not contain all of the information that is important to you. Stockholders are urged to read the merger agreement in its entirety as it is the legal document that governs the merger. The merger agreement is not intended to provide you with any other factual information about BYBI and its affiliates. Such information can be found elsewhere in this proxy statement and in the public filings BYBI makes with the SEC. See “Where You Can Find More Information” beginning on page 66.

Structure of the Merger

At the effective time of the merger, Acquisition Sub will merge with and into BYBI and the separate corporate existence of Acquisition Sub will cease. BYBI will continue as the surviving corporation, governed by the laws of the State of Delaware, and will be a wholly-owned subsidiary of BBAC.

Effective Time of the Merger

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware, which time is referred to as the effective time of the merger.

Certificate of Incorporation; Bylaws; Directors and Officers of BYBI and the Surviving Corporation

At the effective time of the merger:

•	the certificate of incorporation of BYBI will be amended and restated in its entirety to be the same as the certificate of incorporation of Acquisition Sub as in effect immediately prior to the effective time of the merger, except that the name of the surviving corporation shall be “Back Yard Burgers, Inc.,” and the provisions of BYBI’s certificate of incorporation relating to the incorporator will not be amended;

•	the bylaws of BYBI will be amended and restated in its entirety to be the same as the bylaws of Acquisition Sub as in effect immediately prior to the effective time of the merger, except that references to Acquisition Sub’s name shall be replaced by references to Back Yard Burgers, Inc.; and

•	the directors and officers of Acquisition Sub immediately prior to the effective time of the merger will be the initial directors and officers of the surviving corporation until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal.

Merger Consideration

At the effective time of the merger, each share of BYBI common stock and preferred stock issued and outstanding immediately before the effective time of the merger (other than shares owned by BBAC or Acquisition Sub or held in the treasury of BYBI, which are referred to as excluded shares, or shares held by a holder who has validly demanded appraisal rights, which are referred to as dissenting shares), will be canceled and converted automatically into the right to receive a cash payment of $6.50, which amount is referred to as the merger consideration, without interest and less any applicable withholding taxes. After the effective time of the merger, each holder of a certificate representing shares of BYBI common stock or preferred stock (other than dissenting stockholders) will no longer have any rights with respect to the shares, except for the right to receive the merger consideration. At the effective time of the merger, excluded shares will be canceled and retired without any cash or other consideration and dissenting shares will be converted into the right to receive payment from the surviving corporation in accordance with Delaware law.

At the effective time of the merger, each share of capital stock of Acquisition Sub issued and outstanding immediately before the effective time of the merger will be converted into and become one fully paid and non-assessable share of common stock of the surviving corporation.

Treatment of Options

All outstanding options under BYBI’s stock option plans will become fully vested and exercisable immediately prior to the effective time of the merger. Prior to the effective time of the merger, option holders will be given notice and an opportunity to exercise their options and, upon such exercise and upon consummation of the merger, have a right to receive $6.50 for each share of stock. Options not exercised prior to the effective time of the merger of the merger will be canceled in exchange for the right to receive a cash payment from the surviving corporation of an amount equal to (1) the excess, if any, of $6.50 over the per share exercise price of the option, multiplied by (2) the number of shares of BYBI’s common stock exercisable pursuant to the option, without interest and less any applicable withholding taxes.

Employee Stock Purchase Plan

The merger agreement provides that, between the date of the merger agreement and the effective time of the merger, BYBI will take all actions necessary to provide that, immediately prior to the effective time of the merger, the Company ESPP and all outstanding rights to purchase shares of BYBI’s common stock under the Company ESPP will terminate and the amount of all payroll deduction contributions then held in a participant’s plan account will be returned, without interest, to the participant.

Payment for Shares

Prior to the effective time of the merger, BBAC will appoint a bank or trust company reasonably acceptable to BYBI to act as paying agent for the payment of the merger consideration upon surrender, pursuant to the terms of the merger agreement, of certificates representing shares of BYBI capital stock or if shares are held in book-entry or other uncertificated form, account statements relating to the ownership of shares of BYBI capital stock. Immediately after the effective time of the merger, and concurrently with the closing of the merger, BBAC will deposit, or cause to be deposited, with the paying agent cash sufficient to pay the merger consideration for the shares of BYBI capital stock converted into the right to receive cash.

Promptly after the effective time of the merger (and in any event within seven (7) business days thereafter), BBAC or the surviving corporation will cause the paying agent to mail or deliver to each record holder of a certificate representing, immediately prior to the effective time of the merger, shares of BYBI capital stock, a letter of transmittal containing instructions for such holders to effect the exchange of their share certificate(s) for the merger consideration. The holder will be entitled to promptly receive the merger consideration for the number of shares represented by such certificate(s), less any applicable withholding taxes only upon the surrender to the paying agent of the holder’s share certificate(s), together with the letter of transmittal and other required documentation, duly executed and completed in accordance with the instructions. YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

In the event of a transfer of ownership of BYBI common or preferred stock that is represented by one or more stock certificates but that is not registered in the transfer records of BYBI, the merger consideration may be issued to a transferee if the stock certificate(s) representing the shares are delivered to the paying agent, accompanied by all documents required to evidence the transfer and by evidence satisfactory to the paying agent that any applicable stock transfer taxes have been paid.

If any stock certificate(s) is lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder of the lost, mislaid, stolen or destroyed stock certificate(s), (ii) a bond, security or indemnity as BBAC and the paying agent may reasonably require and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the paying agent shall issue to the holder the merger consideration into which the shares represented by such lost, stolen, mislaid or destroyed stock certificate(s) shall have been converted. The paying agent is authorized to establish any other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. The surviving corporation is responsible for paying all charges and expenses, including those of the paying agent, in connection with the distribution of the aggregate merger consideration.

Any portion of the merger fund that remains undistributed to holders of share certificates for six months after the effective time of the merger shall be delivered to BBAC. Thereafter, holders of share certificates shall look only to BBAC for payment of the merger consideration to which they may be entitled. None of BBAC, BYBI, the surviving corporation or the paying agent will be liable to any person in respect of any cash from the merger fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Transfer of Shares

After the effective time of the merger, there will be no further registration of transfers on the stock transfer books of the surviving corporation of shares of BYBI capital stock that were issued and outstanding immediately prior to the effective time of the merger.

If, after the effective time of the merger, any certificates representing shares of BYBI capital stock are presented to the surviving corporation for transfer, they will be canceled and exchanged for the appropriate merger consideration. All cash paid upon the surrender for exchange of share certificates, in accordance with the terms of the merger agreement, will be deemed to have been paid in full satisfaction of all rights pertaining to the shares.

Representations and Warranties

The merger agreement contains various representations and warranties made by BYBI to BBAC and Acquisition Sub and by BBAC to BYBI. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating its terms. Moreover, some of those representations and warranties were made as of a particular date, may be subject to a contractual standard of materiality different from that generally applicable to public disclosures to stockholders or may have been used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information.

Representations and Warranties of BYBI.  In the merger agreement, BYBI made representations and warranties, relating to, among other things:

•	the due organization, valid existence and good standing of BYBI and its subsidiaries;

•	the requisite corporate, partnership or limited liability company power and authority of BYBI and its subsidiaries to own, lease and operate their respective properties and to carry on their respective businesses;

•	the due qualification or licensing of BYBI and its subsidiaries to do business as a foreign corporation, partnership or limited liability company and the good standing to conduct business in each jurisdiction in which the business it is conducting or the operation, ownership or leasing of its properties makes such qualification or licensing necessary;

•	the requisite corporate power and authority of BYBI to enter into the merger agreement and to consummate the merger;

•	the due execution and delivery of the merger agreement by BYBI;

•	the validity and binding effect of the merger agreement on BYBI;

•	the absence of any conflicts with, or the breach of any provision of, the organizational documents of BYBI and its subsidiaries due to the execution and delivery of the merger agreement, the consummation of the transactions contemplated thereby or compliance with any of its provisions;

•	the absence of any conflicts with, or default under, any provision of any material permit or material contract, including any loan or credit agreement, note, bond, mortgage, deed of trust, indenture, lease, employee benefit plan, permit, franchise agreement, area development agreement or other agreement, obligation, instrument, concession, franchise or license to which BYBI or its subsidiaries are a party due to the execution and delivery of the merger agreement, the consummation of the transactions contemplated thereby or compliance with any of its provisions;

•	the absence of any conflicts between the merger agreement and the consummation of the transactions with any laws or orders;

•	the absence of the necessity to obtain consents or approvals from government entities in connection with the merger agreement or the consummation of the transactions;

•	the capital structure of BYBI;

•	the valid issuance of outstanding BYBI capital stock;

•	the absence of agreements, including stockholder agreements, voting trusts or other agreements or understandings relating to the voting of BYBI’s capital stock to which BYBI is a party or is bound;

•	the jurisdictions of organization of BYBI’s subsidiaries, the percentage of equity interests held directly or indirectly by BYBI in each subsidiary and the valid issuance of capital stock of BYBI’s subsidiaries;

•	BYBI’s ownership of equity interests in other entities and its obligations to invest in other entities;

•	the timely filing of, and the accuracy and truthfulness, as of their respective filing dates, of the reports and other documents filed by BYBI with the SEC since January 1, 2004;

•	the compliance of BYBI’s financial statements with the applicable published rules of the SEC, were prepared in accordance with GAAP consistently applied and fairly presented in all material respects the consolidated financial position of BYBI and its subsidiaries, as of their respective filing dates, except for customary exceptions;

•	the establishment and maintenance by BYBI’s management of disclosure controls and procedures required by rules promulgated under the Exchange Act;

•	the absence of undisclosed liabilities of BYBI or its subsidiaries;

•	the absence of certain changes in the respective business of BYBI and its subsidiaries since December 30, 2006;

•	the compliance with laws related to filings made to taxing authorities or other regulatory authorities, payment of taxes by BYBI and its subsidiaries, and other tax matters;

•	the real property owned or leased by BYBI and its subsidiaries and other real estate matters;

•	the maintenance of sufficient levels of insurance;

•	the ownership, license, lawful use and confidentiality of intellectual property used by BYBI and its subsidiaries, and other intellectual property matters;

•	the compliance of BYBI and its subsidiaries with environmental laws and permits, and other environmental matters;

•	the compliance by BYBI and its subsidiaries with necessary permits, licenses and approvals of governmental entities;

•	the representation of employees of BYBI and its subsidiaries by labor unions and other labor matters;

•	the administration and compliance of the employee benefit plans of BYBI under the Employee Retirement Income Security Act of 1974, which is referred to as ERISA, the Internal Revenue Code, and other applicable laws, rules and regulations;

•	the compliance with the terms of certain contracts of BYBI, and its subsidiaries, and the absence of certain defaults thereunder or notifications of termination thereof;

•	the absence of litigation instituted or pending, or to the knowledge of BYBI, threatened;

•	the validity of BYBI’s franchise agreements and area development agreements, and other franchising-related matters;

•	the accuracy and truthfulness of the statements in this proxy statement and other documents that BYBI is required to file with the SEC in connection with the merger;

•	the inapplicability of state anti-takeover statutes or regulations to the merger (including Section 203 of the General Corporation Law of the State of Delaware);

•	the receipt by BYBI’s board of directors of an opinion from their financial advisor that the merger consideration is fair, from a financial point of view, to BYBI’s stockholders (other than BBAC and its affiliates);

•	the unanimous approval and recommendation by BYBI’s board of directors that BYBI’s stockholders approve the adoption of the merger agreement;

•	the absence of any obligation on the part of BYBI to pay any broker’s or finder’s fee in connection with the merger (other than fees and expenses paid by BYBI to its financial advisor, Morgan Keegan); and

•	the absence of certain affiliated contracts and affiliated transactions.

Representations and Warranties of BBAC.  In the merger agreement, BBAC also made representations and warranties, subject to identified exceptions, relating to, among other things:

•	the due organization, valid existence and good standing of BBAC and Acquisition Sub;

•	the requisite corporate power and authority of BBAC and Acquisition Sub to own, lease and operate their respective properties and to carry on their respective business as now being conducted;

•	the requisite corporate power and authority of BBAC and Acquisition Sub to enter into the merger agreement and to consummate the merger;

•	the due execution and delivery of the merger agreement by BBAC and Acquisition Sub;

•	the validity and binding effect of the merger agreement on BBAC and Acquisition Sub;

•	the absence of any conflicts between the merger agreement and the consummation of the transactions and (1) the organizational documents of BBAC or Acquisition Sub, or (2) any loan or credit agreement, note, bond, mortgage, deed of trust, indenture, lease or other agreement, obligation, concession, franchise or license to which BBAC or Acquisition Sub is a party or is bound and any laws or orders applicable to BBAC or Acquisition Sub or their respective properties or assets;

•	the absence of any conflicts between the merger agreement and the consummation of transactions contemplated by the merger agreement with any laws or orders;

•	the absence of the necessity to obtain consents or approvals from government entities in connection with the merger agreement or the consummation of the merger;

•	the absence of any litigation pending or, to the knowledge of BBAC, threatened against BBAC, Acquisition Sub or any other subsidiaries of BBAC;

•	the accuracy and truthfulness of the information supplied by BBAC and Acquisition Sub for inclusion or incorporation in this proxy statement;

•	the existence of debt and equity financing commitments obtained by BBAC and Acquisition Sub in connection with and for the purpose of funding the merger; and

•	the solvency of the surviving corporation immediately after the effective time of the merger.

Material Adverse Effect.  Some of the representations and warranties referred to above are qualified by a material adverse effect standard. A material adverse effect with respect to BYBI means an event, change or occurrence which, individually or together with any other event, change or occurrence, has or reasonably could have a material adverse impact on (i) the financial condition, business, prospects or results of operations of BYBI and its subsidiaries, taken as a whole, or (ii) the ability of BYBI to perform its obligations under the merger agreement or to consummate the merger or the other transactions contemplated by the merger agreement. Further, a material adverse effect with respect to BBAC means an event, change or occurrence not caused by or relating to BYBI which, individually or together with any other event, change or occurrence not caused by or relating to BYBI, has, or reasonably could have a material adverse impact on the ability of BBAC to perform its obligations under the merger agreement (including, but not limited to, the ability of BBAC and Acquisition Sub to obtain financing to consummate the merger and other related transactions).

The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to read carefully and in their entirety the articles of the merger agreement titled “Representations and Warranties of Company” and “Representations and Warranties of Parent” in Appendix A attached to this proxy statement.

Covenants and Additional Agreements

Covenants of BYBI.  From the date of the merger agreement to the effective time of the merger, unless consented to in writing by BBAC, subject to certain exceptions or as required by law, BYBI and each of its subsidiaries will:

•	operate its business, in all material respects, only in the usual, regular and ordinary course of business consistent with past custom and practice (including, where applicable, with respect to quantity and frequency);

•	use all commercially reasonable efforts to preserve intact its business organization and assets, and maintain its rights and franchises; and

•	take no action that would adversely affect the ability of a party to the merger agreement to either obtain required consents without the imposition of certain restrictions or perform its material covenants and agreements under the merger agreement.

From the date of the merger agreement to the effective time of the merger, and unless otherwise consented to in writing by BBAC, subject to identified exceptions or as required by law, BYBI and each of its subsidiaries will not:

•	amend or propose to amend its articles or certificate of incorporation, bylaws or other organizational documents;

•	subject to certain exceptions and limitations thereto provided in the merger agreement, incur any additional indebtedness for borrowed money in excess of an aggregate $100,000 (as measured for BYBI and its subsidiaries on a consolidated basis) or impose or suffer the imposition of a material lien on any asset used in the business;

•	repurchase, redeem or otherwise acquire or exchange, directly or indirectly, any shares, or securities convertible into shares, of any equity securities of BYBI or its subsidiaries or declare or pay dividends on or make other distributions in respect of capital stock or other equity securities;

•	issue, sell, pledge, encumber, authorize the issuance of, or otherwise permit to become outstanding any shares of capital stock or other equity securities, stock appreciation rights or other equity rights of BYBI or its subsidiaries or enter into any contract to do the same;

•	adjust, split, combine or reclassify any capital stock or other equity interests of BYBI or its subsidiaries or sell or otherwise dispose of or encumber any capital stock, other equity securities, or asset of BYBI or its subsidiaries subject to certain permitted sales;

•	purchase securities or make investments in or acquire control over other parties;

•	increase compensation or benefits or advance loans to employees, officers, and directors of BYBI and its subsidiaries, or enter into new or modify existing severance or change of control agreements;

•	enter into or amend any employment agreement for any person earning more than $60,000 annually unless BYBI has the right to terminate such agreement without liability;

•	adopt any new employee benefit plan or terminate, withdraw from or change any existing employee benefit plan;

•	make any change in any tax election, accounting methods, or systems of internal control except as required by law or in accordance with generally accepted accounting principles;

•	commence any litigation other than consistent with past practice or settle any litigation for material money damages or that restricts the operation of BYBI or its subsidiaries;

•	enter into or modify any material contract or waive, compromise, or assign any material right;

•	enter into any contract or modify any existing contract with an affiliate of BYBI or its subsidiaries or engage in any new transaction with any affiliate;

•	make capital expenditures or commitments in excess of an aggregate $100,000 for any calendar month;

•	make any material change in BYBI’s lines of business or exercise any option to acquire real property, other than related to a particular option agreement previously agreed to by the parties;

•	enter into any material partnership arrangement, franchise agreements, joint development agreements or strategic alliances;

•	transfer, license, amend or modify in any material respects any rights to its intellectual property other than in the ordinary course of business or enter into agreements to do the same;

•	adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization;

•	hire any employee or independent contractor with annual compensation in excess of $60,000;

•	permit BYBI or its subsidiaries to become a party to tax sharing agreement with any person that will not be an affiliate of BYBI following the merger;

•	sell, transfer, dispose, abandon or otherwise encumber any material intellectual property;

•	permit any loan or extension of credit from BYBI or its subsidiaries to any director or officer of BYBI or its subsidiaries to remain outstanding if such would be prohibited by applicable securities law;

•	enter into any transaction or take any action that would reasonably be expected to prevent or materially delay the completion of the merger;

•	take or agree to commit any action that would reasonably be expected to prevent the merger agreement’s closing conditions to not be satisfied; and

•	enter into, terminate (or consent to the termination of), renew, extend, amend, modify, alter or otherwise change any franchise agreement or contract with a franchise supplier or undertake the offer and/or sale of franchises or operate certain advertising funds except in compliance with franchise agreements and uniform franchise offering circulars.

Covenants of BBAC.  From the date of the merger agreement to the effective time of the merger, unless consented to in writing by BYBI or except as required by law:

•	BBAC will not agree to, commit to, nor enter into any transaction nor take any other action that would reasonably be expected to prevent or materially delay the completion of the merger.

•	BBAC will not agree to, commit to, nor take any action that would reasonably be likely to result in any of the conditions to the obligations of BYBI to consummate the merger not being satisfied.

•	BBAC and Acquisition Sub will use their reasonable best efforts to obtain the proceeds of the financing on substantially the terms and conditions described in the lender commitment letters or such other terms as would not negatively impact BYBI or its stockholders.

•	BBAC and Acquisition Sub will use their commercially reasonable efforts to comply with their respective obligations, and enforce their respective rights, under the lender commitment letters.

•	BBAC will give BYBI prompt notice of any material breach by any party to the commitment letters of which BBAC has become aware or any termination of the lender commitment letters.

•	BBAC will not permit any amendment or modification to, or any waiver of any material provision or remedy under the lender commitment letters if such amendment, modification, waiver or remedy would be reasonably likely to cause a material adverse effect to BBAC.

Unless otherwise provided, none of the covenants in the merger agreement or in any certificate or other instrument delivered pursuant to the merger agreement will survive after the effective time of the merger.

The covenants and agreements in the merger agreement are complicated and not easily summarized. You are urged to read carefully and in its entirety the article of the merger agreement titled “Additional Agreements,” and the sections of the merger agreement titled “Affirmative Covenants of Company,” “Negative Covenants of Company,” and “Conduct of Parent and Sub” in Appendix A attached to this proxy statement.

Adverse Changes in Condition

Each party to the merger agreement agrees to give written notice promptly to the other party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a BYBI material adverse effect or a BBAC material adverse effect, as applicable, or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

BBAC Obligation to Vote in Favor of the Merger

BBAC has agreed to vote all of the BYBI capital stock it owns, or that is owned by its affiliates, in favor of the merger and for the adoption of the merger agreement.

Directors’ and Officers’ Indemnification and Insurance

For a period of six years after the effective time of the merger, BBAC will cause the surviving corporation to honor and fulfill the obligations of BYBI, for periods prior to the effective time of the merger, under (i) the indemnification agreements in effect immediately prior to or on June 10, 2007 between BYBI and its directors and officers and (ii) any indemnification, exculpation or advancement of expenses provisions included in BYBI’s certificate of incorporation or bylaws applicable to its present and former directors and officers. Following the effective time of the merger, BBAC will cause the certificate of incorporation and bylaws of the surviving corporation to contain provisions with respect to indemnification and exculpation of present and former directors and officers of BYBI that are at least as favorable as such provisions set forth in BYBI’s certificate of incorporation and bylaws as of the date of the merger agreement. Until six years after the effective time of the merger, such indemnification and exculpation provisions may not be amended, repealed or otherwise modified in any material respect in a manner adverse to BYBI’s present and former directors and officers.

The surviving corporation shall either (1) obtain and maintain a “tail” prepaid insurance policy, with a cost not to exceed $100,000, with a claims period of at least six years from the effective time of the merger with respect to officers’ and directors’ liability insurance and fiduciary liability insurance for acts and omissions occurring at or prior to the effective time of the merger, and covering those persons who are currently covered by BYBI’s existing officers’ and directors’ insurance policy, or in the alternative (2) maintain such directors’ and officers’ liability insurance for a period of six years after the effective time of the merger, in each case in amount and scope and on other terms no less favorable to such covered parties than BYBI’s existing insurance coverage, except that the surviving corporation will not be required to pay an annual premium in excess of 250% of BYBI’s current annual premium. If the annual premiums of such insurance coverage are in excess of 250% of BYBI’s current annual premium, the surviving corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding 250% of the current annual premium.

The merger agreement provides that the indemnification and directors’ and officers insurance obligations in the merger agreement will survive the consummation of the merger. Each director and officer of BYBI may enforce such obligations in the merger agreement, and the indemnification provided for in the merger agreement will not be deemed exclusive of any other rights to which such persons are entitled.

If the surviving corporation or any of its successors or assigns: (1) consolidates with or merges into any other person and is not the continuing or surviving entity or (2) transfers all or substantially all of its properties and assets to any person, the continuing or surviving corporation or transferee entity shall assume the indemnification and insurance obligations discussed above subject to applicable law except that such assumption of liability will not require that the other person amend its organizational documents.

Proxy Statement; Stockholder Approval

BYBI has agreed to call a special stockholders meeting as soon as reasonably practicable following the signing of the merger agreement, for the purpose of approving and adopting the merger agreement and is obligated to use its reasonable best efforts to obtain stockholder approval of the adoption of the merger agreement. BYBI is required to include in the proxy statement a statement to the effect that BYBI’s board of directors unanimously recommends that its stockholders vote to adopt the merger agreement and subject to limited exceptions, such recommendation cannot be withdrawn, qualified, or modified in any manner. Subject to certain exceptions, once the BYBI stockholders meeting has been called and noticed, BYBI is prohibited from postponing or adjourning the meeting without BBAC’s consent. Finally, BYBI has agreed to use its reasonable best efforts to retain a proxy solicitor reasonably acceptable to BBAC.

BYBI Board Recommendation

The board of directors of BYBI can only withdraw, qualify or modify its recommendation to the stockholder that they approve the merger and the merger agreement if, and only if, prior to BYBI receiving approval from its stockholder of the merger, (i) BYBI receives a proposal from a third party to acquire the Company; and (ii) BYBI’s board of directors determines that the acquisition proposal constitutes a superior proposal than the terms set forth in the merger agreement and that the failure to withdraw, qualify or modify its recommendation would be inconsistent with the board’s fiduciary duties to BYBI’s stockholders under applicable law. In such a case, BYBI is required to give BBAC prompt written notice that it has received a superior proposal and must negotiate in good faith with BBAC for at least five (5) business days to revise the terms and conditions of the merger agreement such that the proposal from the third party no longer constitutes a superior proposal.

A superior proposal, as defined in the merger agreement, means any acquisition proposal (on its most recently amended or modified terms, if amended or modified) (i) involving the acquisition of the entire equity interest in, or all or substantially all of the assets and liabilities of, BYBI and its subsidiaries and (ii) with respect to which BYBI’s board of directors (A) determines in good faith that such Acquisition Proposal, if accepted, is reasonably likely to be consummated on a timely basis, taking into account all legal, financial, regulatory and other aspects of the acquisition proposal and the person or group making the acquisition proposal, and (B) determines in its good faith judgment (based upon the written opinion of BYBI’s financial advisor) to be financially more favorable to the stockholders of BYBI than the merger taking into account all relevant factors (including whether, in the good faith judgment of BYBI’s board of directors, after obtaining the advice of BYBI’s financial advisor, the person or group making such acquisition proposal is reasonably able to finance the transaction, and any proposed changes to the merger agreement that may be proposed by parent in response to such acquisition proposal).

Alternative Acquisition Transactions and Proposals

From the date of execution of the merger agreement, neither BYBI nor its affiliates or representatives may, directly or indirectly,

•	solicit, initiate, encourage, induce, or otherwise facilitate the making, submission or announcement of any acquisition proposal or take any action that could reasonably be expected to lead to an acquisition proposal;

•	participate in any discussions, negotiations, or furnish any information with respect to, or take any other action to facilitate any inquiries or the making of any acquisition proposal;

•	subject to certain exceptions pertaining to fiduciary duties, approve, endorse or recommend any acquisition proposal; or

•	enter into any acquisition agreement contemplating or otherwise relating to any acquisition transaction.

However, prior to receiving the approval of the BYBI stockholders, BYBI may furnish nonpublic information to, or enter into a confidentiality agreement or discuss or negotiate with, any person in response to a bona fide unsolicited written acquisition proposal submitted by such person (and not withdrawn), but only if:

•	BYBI, its affiliates and representatives have not violated certain restrictions set forth in the merger agreement;

•	BYBI’s board of directors determines in good faith (based upon the advice of its financial advisor and outside legal counsel) that such acquisition proposal is, or is reasonably likely to result in, a proposal, which if consummated, would reasonably be expected to result in a superior benefit to the stockholders of BYBI as compared to the terms of the merger agreement;

•	BYBI provides no fewer than three (3) business days prior notice to BBAC before furnishing any nonpublic information to, or entering into discussions or negotiations with, a person;

•	BYBI receives from a person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic information furnished; and

•	at or prior to the time of furnishing such nonpublic information to such person, BYBI also furnishes such nonpublic information to BBAC.

An acquisition proposal, as defined in the merger agreement, means any proposal (whether communicated to BYBI or publicly announced to BYBI’s stockholders) by any person (other than BBAC or any of its affiliates) for an “acquisition transaction” involving BYBI or any of its present or future consolidated subsidiaries, or any combination of such Subsidiaries.

An acquisition transaction, as defined in the merger agreement, means any other transaction involving: (i) any acquisition or purchase from BYBI by any person of more than 5% of the voting securities of BYBI or any of its subsidiaries, or any tender offer or exchange offer that if consummated would result in any person beneficially owning more than 5% of the voting securities of BYBI or any of its subsidiaries, or any merger, consolidation, business combination or similar transaction involving BYBI; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of any assets whose assets, individually or in the aggregate, constitute more than 5% of the consolidated assets; or (iii) any liquidation or dissolution.

In addition to the foregoing, BYBI must provide BBAC with at least two (2) business days’ prior written notice of any meeting of BYBI’s board of directors at which the board is expected to consider a superior proposal or resolve to recommend a superior proposal to its stockholders and together with such notice a copy of the most recently proposed documentation relating to such superior proposal.

BYBI must notify BBAC as promptly as practicable (and in any event within one (1) business day) of the receipt of any acquisition proposal received, or of any request for nonpublic information, indication of interest or other inquiry, which BYBI reasonably believes could lead to an acquisition proposal. BYBI must also provide BBAC with the material terms and conditions of such request or acquisition proposal, identify the person making any such request or acquisition proposal, and keep BBAC informed of the status of such request or acquisition proposal.

Regulatory Consents and Approvals; State Takeover Laws

BBAC, Acquisition Sub and BYBI have agreed to (i) cooperate with one another and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all consents of all regulatory authorities and other persons which are necessary or advisable to consummate the transactions contemplated by the merger agreement and (ii) consult and keep the other party apprised of the status of obtaining of all consents of all regulatory authorities and other persons necessary or advisable to consummate the transactions contemplated by the merger agreement. BBAC, Acquisition Sub and BYBI have also agreed to promptly advise the other upon receiving any communication from any regulatory authority which causes such party to believe that there is a reasonable likelihood that any requisite consent will not be obtained or will be materially delayed.

Efforts to Consummate; Financing

Each of BYBI, BBAC and Acquisition Sub has agreed, subject to the terms and conditions in the merger agreement, to use its reasonable best efforts to take all action and to do all things necessary, proper or advisable to consummate and make effective, the transactions contemplated by the merger agreement. BYBI has agreed to assist BBAC and Acquisition Sub, in connection with the arrangement of financing, by providing information and diligence materials relating to the financing and BYBI’s business and by making its officers and advisors available to BBAC, Acquisition Sub and applicable lenders; provided, however, that BYBI will not reimburse BBAC or Acquisition Sub for any costs or expenses associated with obtaining surveys, commitments, appraisals or other studies related to the financing.

Investigation; Confidentiality

From the date of the merger agreement to the effective time of the merger, BYBI will use commercially reasonable efforts to keep BBAC advised of all material developments relevant to BYBI’s business and to consummation of the Merger. BYBI and its subsidiaries will give the officers, employees, financial advisors, auditors and other authorized representatives of BBAC, upon reasonable notice and during regular business hours, reasonable access to BYBI and its subsidiaries’ properties, books, records, and offices. In addition, BYBI will provide to BBAC, its counsel, financial advisors, auditors and other authorized representatives financial and operating data and other information as may be reasonably requested and will instruct its employees, counsel and financial advisors to cooperate with BBAC in its investigation of the business of BYBI. Neither BYBI nor any of its subsidiaries will be required to provide access to or disclose information where such access or disclosure would jeopardize the attorney-client privilege of BYBI or its subsidiaries or contravene any binding agreement entered into prior to the date of the merger agreement. All information so furnished will be subject to the confidentiality agreement entered into between Cherokee Advisors, LLC and BYBI on September 1, 2006.

Press Releases

BYBI and BBAC have agreed to consult with each other before issuing any press release or other public disclosure pertaining to the merger agreement or any related transaction contemplated by the merger agreement, except as may be required by applicable law.

Employee Matters

Other than certain BYBI officers who will be replaced at the effective time of the merger, each individual who was employed by BYBI and its subsidiaries immediately prior to the effective time of the merger will continue to be an employee of the surviving corporation or a subsidiary immediately after the effective time of the merger (each such individual is referred to as a business employee). BBAC has the sole right with respect to, and will be solely responsible for, establishing all terms and conditions relating to the continuing employment of business employees. However, nothing in the merger agreement obligates BBAC to continue to employ any business employee for any length of time after the effective time of the merger. After the effective time of the merger, all business employees whose employment is continued by the surviving corporation will continue to be eligible to participate in those benefit plans maintained by BYBI prior to the effective time of the merger to the extent such benefit plans are continued by the surviving corporation.

Conditions to Completing the Merger

Conditions to both BYBI and BBAC’s Obligation.  The obligations of BYBI and BBAC to effect the merger are subject to the satisfaction or waiver by each such party prior to the effective time of the merger of the following conditions:

•	BYBI’s stockholders must have adopted and approved the merger agreement, and the transactions contemplated therein;

•	all consents of regulatory authorities required for consummation of the merger must have been obtained or made and must be in full force and effect. No such consent which is necessary to consummate the transactions contemplated by the merger agreement may be conditioned or restricted in a manner (including requirements relating to the disposition of assets or restrictions on business activities) which, in the reasonable judgment of BBAC, would be reasonably likely to have an adverse impact on BBAC or BYBI following the merger; and

•	no regulatory authority may have enacted, issued, promulgated, enforced or entered any law or order (of any duration) or taken any action which prohibits, restricts or makes illegal consummation of the transactions contemplated by the merger agreement, and there may be no action or litigation pending or threatened by any regulatory authority or person that seeks to impose any such law or order or that seeks to restrict, prohibit or delay the consummation of the transactions contemplated by the merger agreement.

Conditions to the Obligation of BBAC.  The obligation of BBAC to effect the merger is subject to the following conditions, any or all of which may be waived by BBAC on or prior to the effective time of the merger:

•	the representations and warranties of BYBI in the merger agreement must be true (disregarding all exceptions for materiality and material adverse effect on BYBI) at the effective time of the merger as if made at such time (except for representations and warranties made as of a specific date, which must be true (disregarding all exceptions for materiality and material adverse effect on BYBI) at and as of such date) with such exceptions as would not, individually or in the aggregate, have a material adverse effect on BYBI;

•	all of the agreements and covenants of BYBI to be performed and complied with pursuant to the merger agreement and the other agreements contemplated therein prior to the effective time of the merger must have been performed and complied with in all material respects;

•	BYBI must have delivered to BBAC (i) a certificate, dated as of the closing date, and signed on its behalf by certain BYBI officers to the effect that the conditions relating to BYBI have been satisfied, and (ii) certified copies of resolutions duly adopted by BYBI’s board of directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of the merger agreement;

•	the receipt by BBAC of a legal opinion from BYBI’s counsel to BYBI as to certain matters;

•	the receipt by BBAC from BYBI of a certificate stating that as of the closing date, BYBI is not and, at all times during the five year period preceding the date of such written statement has not been a United States real property holding corporation and that BYBI’s stock does not constitute a United States real property interest;

•	BYBI must have obtained certain consents, amendments and terminations of contracts, free of any condition or restriction which would, in the reasonable judgment of BBAC, be reasonably likely to have an adverse impact on BBAC or BYBI following the merger;

•	since the date of the merger agreement, there must not have occurred any event or circumstance which individually or together with any other event or circumstance would have or be reasonably expected to have a material adverse effect on BYBI;

•	no more than five percent (5%) of the stockholders of outstanding BYBI capital stock may have asserted dissenters’ rights under Delaware law;

•	BBAC must have obtained financing (in the necessary amounts and on terms that are reasonably acceptable to BBAC to permit it to satisfy its obligations to make the required cash payments to BYBI’s stockholders) and all conditions precedent to the consummation of the financing must have been satisfied or waived;

•	BYBI must have immediately available unrestricted cash of at least $4,000,000.00 as of the closing date, though this amount may be reduced to $3,000,000.00 as a result of expenditures in connection with certain permitted transactions; and

•	BYBI, subject to BBAC’s review and approval, will have taken certain actions with respect to its benefits plans.

Conditions to the Obligation of BYBI.  The obligation of BYBI to complete the merger is subject to the following conditions, any or all of which may be waived by BYBI on or prior to the effective time of the merger:

•	the representations and warranties of BBAC in the merger agreement must be true (disregarding all exceptions for materiality and material adverse effect on BBAC) at the effective time of the merger as if made at such time (except for representations and warranties made as of a specific date, which must be true (disregarding all exceptions for materiality and material adverse effect on BBAC) at and as of such date) with such exceptions as would not, individually or in the aggregate, have a material adverse effect on BBAC;

•	all of the agreements and covenants of BBAC to be performed and complied with pursuant to the merger agreement and the other agreements contemplated therein prior to the effective time of the merger must have been performed and complied with in all material respects;

•	BBAC must have delivered to BYBI (i) a certificate, dated as of the closing date, and signed on its behalf by BBAC’s chief executive officer (or equivalent) to the effect that the conditions relating to BBAC have been satisfied, (ii) certified copies of resolutions duly adopted by BBAC’s board of managers evidencing the taking of all action necessary to authorize the execution, delivery and performance of the merger agreement and (iii) certified copies of resolutions duly adopted by Acquisition Sub’s board of directors and BBAC in its capacity as sole stockholder of Acquisition Sub evidencing the taking of all corporate or other action necessary to authorize the execution, delivery and performance of the merger agreement, and the consummation of the transactions contemplated thereby; and

•	since the date of the merger agreement, there must not have occurred any event or circumstance which individually or together with any other event or circumstance would have or be reasonably expected to have a material adverse effect on BBAC.

Termination

The merger agreement may be terminated by BBAC or BYBI and the merger abandoned, at any time before the effective time of the merger (notwithstanding the prior adoption of the merger agreement by BYBI’s stockholders), by mutual written consent or by written notice by either party to the other in the following circumstances:

•	the other party breaches a representation, warranty, covenant or agreement in the merger agreement and the breach (i) cannot be cured by the earlier to occur of October 31, 2007 or ten (10) business days after the giving of written notice to the breaching party of such breach and (ii) would be reasonably likely, in the opinion of the non-breaching party, to result in the failure of the non-breaching party’s closing condition relating to the breaching party’s representations, warranties, covenants and agreements to be met; provided the terminating party is not also in material breach of the merger agreement;

•	any consent of any regulatory authority required for consummation of the merger and the other transactions contemplated by the merger agreement has been denied by final non-appealable action of such authority or if there is be any law or order enacted, promulgated, issued or entered following the date of the merger agreement that makes consummation of the merger and the other transactions contemplated by the merger agreement illegal or prohibited;

•	BYBI’s stockholders fail to adopt and approve the merger agreement; provided, however, that BYBI is not permitted to terminate the merger agreement if the failure to obtain its stockholders’ approval is attributable to BYBI’s failure to perform any of its covenants or obligations under the merger agreement;

•	the merger has not been consummated by October 31, 2007 if the failure to consummate the transactions contemplated by the merger agreement before such date is not caused by any breach by the party electing to terminate; or

•	any of the conditions precedent to the obligations of such party to consummate the transactions contemplated in the merger agreement cannot be satisfied or fulfilled by October 31, 2007; provided that the terminating party is not also in material breach of the merger agreement.

BBAC has the right to terminate the merger agreement by written notice to BYBI in the event that:

•	a material adverse effect has occurred with respect to BYBI;

•	a material adverse effect on the ability of BYBI to perform its obligations under the merger agreement has occurred or if any event has occurred or any circumstance exists that, in combination with any other events or circumstances, could reasonably be expected to have a material adverse effect on the ability of BYBI to perform its obligations under the merger agreement; or

•	BYBI’s board of directors has (i) failed to include in this proxy statement, its recommendation, without modification or qualification, to stockholders to vote in favor of adoption of the merger agreement (ii) withdrawn, qualified or modified, or proposed publicly to withdraw, qualify or modify such recommendation; (iii) affirmed, recommended, or authorized entering into or entered into any acquisition agreement or acquisition transaction other than the merger or resolved to do any of the foregoing; (iv) failed to recommend against acceptance of, or takes no position with respect to, the acceptance by BYBI’s stockholders of any tender or exchange offer for any shares of BYBI’s common stock or (v) after an acquisition proposal has been made, failed to reaffirm the board of directors’ recommendation upon BBAC’s request (to the exclusion of any other acquisition proposal) or resolved not to reaffirm the recommendation.

BYBI has the right to terminate the merger agreement by written notice to BBAC in the event that:

•	a material adverse effect on the ability of BBAC to perform its obligations under the merger agreement has occurred or if any event has occurred or circumstance exists that, in combination with any other events or circumstances, could reasonably be expected to have a material adverse effect on the ability of BBAC to perform its obligations under the merger agreement; or

•	prior to the adoption of the merger agreement by the BYBI stockholders and subject to the full satisfaction of the notice, negotiation and payment of termination fee provisions provided in the merger agreement, BYBI receives a superior proposal and BYBI’s board of directors reasonably determines in good faith (based on the advice of its financial advisor and outside legal counsel) that such proposal constitutes a superior proposal and that a failure by the board of directors to terminate the merger agreement and enter into an agreement to effect such superior proposal would be inconsistent with its fiduciary duties to BYBI’s stockholders under applicable law.

Expenses and Termination Fee

Except as otherwise specified in the merger agreement, each party will bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated in the merger agreement, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel. However, under certain circumstances specified in the merger agreement and summarized below, in the event that the merger agreement is terminated, BYBI and BBAC are required to pay, subject to limitations, certain fees and expenses incurred by the other in connection with the merger. In addition, under certain circumstances, if the merger agreement is terminated, BYBI must pay a termination fee to BBAC.

Payment of Fees and Expenses by BYBI.  BYBI is required to pay all of BBAC’s documented fees and expenses up to a maximum amount not to exceed $1,500,000, relating to the merger agreement and the transactions contemplated therein (including all fees and expenses relating to BBAC’s financing of the transactions contemplated in the merger agreement) if:

•	BBAC terminates the merger agreement because:

•	BYBI breaches any merger agreement representation, warranty, covenant or agreement and the breach (i) cannot be cured within a specified period and (ii) would be reasonably likely, in the opinion of BBAC, to result in the failure of BBAC’s closing condition relating to BYBI’s representations, warranties, covenants and agreements to be met;

•	an event or circumstance has occurred which has, or could reasonably be expected to have, a material adverse effect on BYBI;

•	BYBI’s board of directors has (i) failed to include in this proxy statement, its recommendation, without modification or qualification, to stockholders to vote in favor of adoption of the merger agreement (ii) withdrawn, qualified or modified, or proposed publicly to withdraw, qualify or modify such recommendation; (iii) affirmed, recommended, or authorized entering into or entered into any acquisition agreement or acquisition transaction other than the merger or resolved to do any of the foregoing; (iv) failed to recommend against acceptance of, or takes no position with respect to, the acceptance by BYBI’s stockholders of any tender or exchange offer for any shares of BYBI’s common stock or (v) after an acquisition proposal has been made, failed to reaffirm the board of directors’ recommendation upon BBAC’s request (to the exclusion of any other acquisition proposal) or resolved not to reaffirm the recommendation;

•	the merger has not been consummated by October 31, 2007 (and the failure to consummate on or before such date was due to a breach of the merger agreement by BYBI); or

•	the conditions precedent to the obligations of BYBI to consummate the transactions contemplated in the merger agreement cannot be satisfied or fulfilled by October 31, 2007 (so long as such termination is not due to BBAC’s failure to obtain financing and such failure is not related to a breach of the merger agreement by BYBI); or

•	Either BYBI or BBAC terminates the merger agreement because BYBI’s stockholders fail to adopt and approve the merger agreement; or

•	BYBI, after full satisfaction of certain notice, negotiation and payment of termination fee provisions provided in the merger agreement, terminates the merger agreement because it receives a superior proposal and the board of directors reasonably determines in good faith (based on its financial advisor and outside legal counsel) that such proposal does constitute a superior proposal and that a failure by the board of directors to terminate the merger agreement and enter into an agreement to effect such superior proposal would be inconsistent with its fiduciary duties to BYBI’s stockholders under applicable law.

Payment of Termination Fee by BYBI.  In addition to payment to BBAC of certain documented fees and expenses of BBAC under the merger agreement, BYBI must pay a termination fee to BBAC in the amount of $940,000 under the following circumstances.

If BBAC terminates the merger agreement because:

•	BYBI’s board of directors has (i) failed to include in this proxy statement, its recommendation, without modification or qualification, to stockholders to vote in favor of adoption of the merger agreement (ii) withdrawn, qualified or modified, or proposed publicly to withdraw, qualify or modify such recommendation; (iii) affirmed, recommended, or authorized entering into or entered into any acquisition agreement or acquisition transaction other than the merger or resolved to do any of the foregoing; (iv) failed to recommend against acceptance of, or takes no position with respect to, the acceptance by BYBI’s stockholders of any tender or exchange offer for any shares of BYBI’s common stock or (v) after an acquisition proposal has been made, failed to reaffirm the board of directors’ recommendation upon BBAC’s request (to the exclusion of any other acquisition proposal) or resolved not to reaffirm the recommendation; or

•	BYBI breaches any merger agreement representation, warranty, covenant or agreement and the breach (i) cannot be cured within a specified period; (ii) would be reasonably likely, in the opinion of BBAC, to result in the failure of BBAC’s closing condition relating to BYBI’s representations, warranties, covenants and agreements to be met; and (iii) BYBI enters into an acquisition agreement or acquisition transaction with any person (other than BBAC) within six (6) months of the effective date of the termination of the merger agreement.

If either BYBI or BBAC terminates the merger agreement because:

•	BYBI’s stockholders fail to adopt and approve the merger agreement and BYBI enters into an acquisition agreement or acquisition transaction with any person (other than BBAC) within six (6) months of the effective date of the termination of the merger agreement;

•	the merger has not been consummated by October 31, 2007 and BYBI enters into an acquisition agreement or acquisition transaction with any person (other than BBAC) within six (6) months of the effective date of the termination of the merger agreement; or

•	the conditions precedent to the obligations of a party to consummate the transactions contemplated in the merger agreement cannot be satisfied or fulfilled by October 31, 2007 and BYBI enters into an acquisition agreement or acquisition transaction with any person (other than BBAC) within six (6) months of the effective date of the termination of the merger agreement.

If BYBI terminates the merger agreement because it receives a superior proposal (prior to the adoption of the merger agreement by the BYBI stockholders and subject to the full satisfaction of the notice, negotiation and payment of termination fee provisions provided in the merger agreement) and the board of directors reasonably determines in good faith (based on its financial advisor and outside legal counsel) that such proposal does constitute a superior proposal and that a failure by the board of directors to terminate the merger agreement and enter into an agreement to effect such superior proposal would be inconsistent with its fiduciary duties to Company’s stockholders under applicable law.

Payment of Fees and Expenses by BBAC.  If BYBI terminates this Agreement because BBAC breaches any merger agreement representation, warranty, covenant or agreement and the breach cannot be cured within a specified period and would be reasonably likely, in BYBI’s opinion, to result in the failure of BYBI’s closing condition relating to BBAC’s representations, warranties, covenants and agreements to be met, then BBAC will pay BYBI the amount of BYBI’s documented fees and expenses relating to the merger agreement not to exceed a maximum of $250,000.

Amendment

The merger agreement may be amended only by written agreement of BBAC, Acquisition Sub and BYBI whether before or after the adoption of the merger agreement by BYBI’s stockholders is received. However, after the adoption of the merger agreement by BYBI’s stockholders is received, no amendment that reduces or modifies in any material respect the consideration to paid to BYBI’s stockholders will be effective unless the further approval of BYBI’s stockholders to such amendment is received.

Waiver

At any time prior to the effective time of the merger, any party to the merger agreement may, to the extent legally allowed, (1) extend the time for the performance of any obligation or other acts required by the merger agreement, (2) waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and (3) waive compliance with any agreement or condition contained in the merger agreement. Any agreement by a party to any extension or waiver will be valid only if set forth in a written instrument signed by such party. The failure of any party to require performance of any provision of the merger agreement will not in any manner affect the right of such party at a later time to enforce the same or any other provision of the merger agreement. No waiver of any condition or of the breach of any term contained in the merger agreement will be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of the merger agreement.

Assignment

Except as otherwise provided in the merger agreement, no party to the merger agreement may assign or otherwise transfer (whether by operation of law or otherwise) the merger agreement or any of its rights, interests or obligations under the merger agreement without the prior written consent of the other parties to the merger agreement. Any attempted assignment or transfer in violation of such requirement will be null and void. However, BBAC and Acquisition Sub may assign the merger agreement and their respective rights under the merger agreement to any of their affiliates or any person providing financing to BBAC and Acquisition Sub without the consent of BYBI.

THE STOCKHOLDER VOTING AGREEMENT

Contemporaneously with the execution and delivery of the merger agreement, Lattimore M. Michael, Joseph L. Weiss, Jim L. Peterson, W. Kurt Henke, William B. Raiford, III, Dane C. Andreeff, Gina A. Balducci, and Michael G. Webb, the directors and the executive officers of BYBI as of the date of the merger agreement, in their capacity as stockholders of BYBI, entered into stockholder voting agreements with BBAC and BYBI. These stockholders beneficially owned (as defined in rule 13d-3 of the Exchange Act) 1,371,324 shares of BYBI’s common stock representing approximately 26.75% of the outstanding BYBI shares on the record date. These shares are subject to the stockholder voting agreements and are referred to in this proxy statement as the “subject BYBI shares.” The following is a summary description of the stockholder voting agreements.

Each individual who entered into a stockholder voting agreement with BBAC agreed to vote the subject BYBI shares at the special meeting:

•	in favor of adoption of the merger, the merger agreement and the other transactions contemplated by the merger agreement;

•	against the adoption of any proposal made in opposition to, or in competition with, the merger and the merger agreement;

•	against any merger, consolidation or business combination involving BYBI or its subsidiaries other than provided in the merger agreement;

•	against any sale, lease or transfer of all or substantially all of the assets of BYBI or any of its subsidiaries;

•	against any reorganization, recapitalization, dissolution, liquidation or winding up of BYBI or any of its subsidiaries; and

•	against any other action intended to, or that could reasonably be expected to result in a breach of the merger agreement or the stockholder voting agreement or otherwise interfere with, delay, discourage or adversely affect the consummation of the transactions provided by the merger agreement.

These individuals also agreed to grant to BBAC an irrevocable proxy to vote the subject BYBI shares on any of the foregoing matters at the special meeting.

Each individual who entered into a stockholder voting agreement with BBAC also agreed not to:

•	except in connection with the merger or as the result of the death of such stockholder, (i) assign, sell, transfer, or otherwise dispose of, or encumber any of the subject BYBI shares or (ii) discuss, negotiate, make an offer or enter into an agreement, commitment or other arrangement with respect thereto;

•	enter into any voting agreement with any person, grant any person any proxy or power of attorney with respect to any of the subject BYBI shares, deposit any of the subject BYBI shares in a voting trust or otherwise limit the stockholder’s legal power, authority or right to vote the subject BYBI shares in favor of the merger agreement and the merger; or

•	solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any acquisition proposal or take any action that could reasonably be expected to lead to an acquisition proposal, furnish any information regarding BYBI or any of its subsidiaries in connection with or in response to an acquisition proposal or an inquiry or indication of interest that could reasonably be expected to lead to an acquisition proposal, engage in discussions or negotiations with respect to any acquisition proposal, approve, endorse or recommend any acquisition proposal, or enter into any letter of intent or similar document relating to any acquisition transaction.

Individuals who entered into a stockholder voting agreement with BBAC also gave representations and warranties to BBAC including, but not limited to, ownership of the subject BYBI shares, power and authority to make and enter into the stockholder voting agreement, enforceability of the stockholder voting agreement, power and right to vote all of the subject BYBI shares, the absence of any other stockholder voting agreements, no violation of any other agreements or laws, and the absence of any broker fees. Such individuals also waived the right to exercise any dissenters’ appraisal rights.

The parties to the stockholder voting agreement further agreed that the stockholder voting agreement would terminate upon the earliest to occur of (1) the valid termination of the merger agreement in accordance with the article titled “Termination,” (2) any material reduction or change in the merger consideration, (3) the effective time of the merger, or (4) a written agreement to terminate by each BYBI director and executive officer and BBAC.

The stockholder voting agreement is complicated and not easily summarized. You are urged to read carefully and in its entirety the various provisions of the stockholder voting agreement in Appendix D attached to this proxy statement.

OTHER IMPORTANT INFORMATION

Security Ownership of Certain Beneficial Owners and Management

As of July 6, 2007, there were 5,126,688 shares of BYBI common stock outstanding held by 488 holders of record and 1,836 shares of BYBI preferred stock outstanding held by two holders of record.

The following table sets forth information regarding the beneficial ownership of BYBI common stock as of June 30, 2007 (unless otherwise noted), for:

•	each person who is known by us to own beneficially more than 5% of the outstanding shares of our common stock;

•	each of our current directors and executive officers; and

•	all of our directors and executive officers as a group.

The percentage listed in the table is calculated based on the shares of BYBI common stock outstanding on June 30, 2007. The amounts and percentage of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days.

	Amount & Nature of
	Beneficial Ownership of
Name and Address(1)	Common Stock(2)(3)		Percent of Class

BBAC, LLC	435,404	(4)	8.5%
Lattimore M. Michael	592,823	(5)	11.3%
Joseph L. Weiss	487,854	(6)	9.5%
Jim L. Peterson	80,000	(7)	1.5%
W. Kurt Henke	22,500	(7)	*
William B. Raiford, III	25,500	(7)	*
Dane C. Andreeff	390,347	(8)	7.6%
Gina A. Balducci	—		*
Michael G. Webb	67,900	(7)	1.3%
All Executive Officers & Directors (8 persons)	1,666,924		30.7%

*	Less than 1%

(1)	Per Schedule 13D filed by BBAC on June 5, 2006, the business address of each of BBAC, Cherokee and Mr. Zeising is 3060 Peachtree Road, Suite 1410, Atlanta, GA 30305. The address of Mr. Michael and Mr. Webb is c/o Back Yard Burgers, Inc., 1657 N. Shelby Oaks Drive Suite 105, Memphis, TN 38134-7401. The address of Mr. Weiss is P.O. Box 996, Collierville, TN 38027. The address of Mr. Peterson is P.O. Box 1338, Goliad, TX 77963. The address of Mr. Raiford is P.O. Box 1388, Clarksdale, MS 38614. The address of Mr. Henke is P.O. Box 39, Clarksdale, MS 38614. The address of Mr. Andreeff is 450 Laurel Street, Suite 2105, Baton Rouge, LA 70801. The address of Ms. Balducci is 143 Byrd Cove, Clarksdale, MS 38614.

(2)	Each of the executive officers and directors has entered into a stockholder voting agreement with BBAC and BYBI pursuant to which they have each agreed to vote in favor of adoption of the merger agreement and the related transactions contemplated by the merger agreement and against other proposals and, therefore, each such person shares voting power with BBAC. None of the executive officers or directors owns any shares of preferred stock.

(3)	A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days upon the exercise of options. Each beneficial owner’s percentage ownership is determined by assuming that options that are held by such person (but not those held by any other person) and which are exercisable within 60 days from June 30, 2007, have been exercised (includes shares exercisable pursuant to incentive stock options that have been granted to certain executive officers of BYBI as of June 30, 2007).

(4)	Based upon information contained in Schedule 13D/A filed jointly by BBAC, Cherokee Advisors, LLC and Mr. Reid M. Zeising, Chairman of the Board of Managers of BBAC and Managing Member of Cherokee Advisors, LLC, on June 12, 2007, BBAC has shared voting power with respect to 1,806,728 shares, and shares investment power with respect to 435,404 shares. As further discussed under “The Stockholder Voting Agreement,” 1,371,324 of the 1,806,728 shares to which BBAC shares voting power are due to the execution of stockholder voting agreements with the executive officers and directors of BYBI.

(5)	Includes 115,500 stock options granted pursuant to BYBI’s 1995 Incentive Award Plan and 2002 Equity Incentive Plan which are exercisable as of or within 60 days from June 30, 2007.

(6)	Each of Mr. Weiss’ two minor children owns 9,640 shares of common stock, which are reflected in the table. The table also includes 20,000 stock options granted pursuant to BYBI’s 1995 Incentive Award Plan and 2002 Equity Incentive Plan, which are exercisable as of or within 60 days after June 30, 2007.

(7)	The number shown reflects that portion of stock options granted pursuant to BYBI’s Incentive Stock Option Plan of 1993, the 1995 Incentive Award Plan and the 2002 Equity Incentive Plan, which options are exercisable as of or within 60 days after June 30, 2007, except that (i) with respect to Mr. Webb, such amount includes 7,800 shares of common stock held directly by Mr. Webb, (ii) with respect to Mr. Raiford, such amount includes 10,500 shares of common stock held directly by Mr. Raiford, (iii) with respect to Mr. Henke, such amount includes 7,500 shares of common stock held directly by Mr. Henke and (iv) with respect to Mr. Peterson, such amount includes 5,000 shares of common stock held directly by Mr. Peterson.

(8)	Mr. Andreeff disclaims beneficial ownership of all of these shares, except to the extent of his pecuniary interest in them.

DISSENTERS’ APPRAISAL RIGHTS

Under the Delaware General Corporation Law (“DGCL”), you have the right to demand appraisal in connection with the merger and to receive, in lieu of the merger consideration, payment in cash for the fair value of your BYBI stock as determined by the Delaware Court of Chancery. BYBI stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. BYBI will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to demand and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by Section 262 of the DGCL, the full text of which appears in Appendix B to this proxy statement.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the special meeting to vote on the adoption of the merger agreement. A copy of Section 262 must be included with such notice. This proxy statement constitutes BYBI’s notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Appendix B since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	You must deliver to BYBI a written demand for appraisal of your shares before the vote with respect to the merger agreement is taken at the special meeting, which is currently scheduled to occur on August 3, 2007. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. Voting against or failing to vote for the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•	You must not vote in favor of the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

•	You must continuously hold your shares through the effective time of the merger.

If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of BYBI stock as provided for in the merger agreement if you are the holder of record at the effective time of the merger, but you will have no appraisal rights with respect to your shares of BYBI stock. A proxy card which is signed and does not contain voting instructions will, unless revoked, be voted FOR the adoption of the merger agreement and will constitute a waiver of your right of appraisal and will nullify any previous written demand for appraisal.

All demands for appraisal should be addressed to the Secretary of BYBI at Back Yard Burgers, Inc., 1657 N. Shelby Oaks Drive, Suite 105, Memphis, Tennessee 38134, and should be executed by, or on behalf of, the record holder of the shares in respect of which appraisal is being demanded. The demand must reasonably inform BYBI of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a BYBI stockholder must be made by, or on behalf of, such record stockholder. The demand should set forth, fully and correctly, the record stockholder’s name as it appears on his or her stock certificate(s). The demand must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to BYBI. The beneficial holder must, in such cases, have the owner submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of BYBI stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each BYBI stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement. At any time within 60 days after the effective time of the merger, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for such stockholder’s shares of BYBI stock. Within 120 days after the effective time of the merger, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving corporation has no obligation and has no present intention to file such a petition in the event there are dissenting stockholders, and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or initiate any negotiations with respect to the fair value of such shares. Accordingly, BYBI stockholders who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of shares of BYBI stock within the time prescribed in Section 262. The failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Register in Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. Within 120 days after the effective time of the merger, any stockholder who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of common stock and preferred stock not voting in favor of the merger and with respect to which demands for appraisal were received by BYBI and the number of holders of such shares. Such statement must be mailed within 10 days after the written request therefor has been received by the surviving corporation.

After notice to dissenting stockholders, the Chancery Court will conduct a hearing upon the petition, and determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of BYBI stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value and, if applicable, a fair rate of interest, the Chancery Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In determining fair value for appraisal purposes under Section 262 of the DGCL, the Chancery Court might, or might not, employ some or all of the valuation analyses utilized by BYBI’s financial advisor as described in summary fashion under the heading “The Merger — Fairness Opinion of Morgan Keegan & Company, Inc.” Although BYBI believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Chancery Court, and you should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive under the terms of the merger agreement. Moreover, the surviving corporation does not anticipate offering more than the value that you are entitled to receive under the terms of the merger agreement to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of BYBI common stock or preferred stock is less than the merger consideration.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time of the merger; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of such stockholder’s demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger or thereafter with the written approval of the surviving corporation, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its BYBI stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation. Once a petition for appraisal has been filed, the appraisal proceeding may not be dismissed as to any stockholder without the approval of the Chancery Court and such approval may be conditioned upon such terms as the Chancery Court deems just.

Failure to comply with all of the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights. In view of the complexity of Section 262, BYBI’s stockholders who may wish to dissent from the merger and pursue appraisal rights should consider consulting their legal advisors.

SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, we will not hold a 2007 annual meeting of stockholders. If the merger is not completed, you will continue to be entitled to attend and participate in our stockholder meetings and we will hold a 2007 annual meeting of stockholders. We anticipate that such 2007 annual meeting of stockholders would be held towards the end of the third quarter of 2007. If the merger is not completed and BYBI holds a 2007 annual meeting of stockholders, pursuant to Rule 14a-4(c)(1) promulgated under the Exchange Act, BYBI’s management will have discretionary authority to vote on any matter of which BYBI has not received notice by August 15, 2007, with respect to proxies submitted in connection with such 2007 annual meeting of stockholders. Pursuant to Rule 14a-8(e) of the Exchange Act, to be included in the board of director’s solicitation of proxies relating to such 2007 annual meeting, a stockholder proposal must have been received by the Secretary of BYBI at Back Yard Burgers, Inc., 1657 N. Shelby Oaks Drive, Suite 105, Memphis, Tennessee 38134-7401, by August 15, 2007.

OTHER MATTERS

Other Business at the Special Meeting

Management and the BYBI board of directors are not aware of any matters to be presented for action at the meeting other than those set forth in this proxy statement. However, should any other business properly come before the meeting, the enclosed proxy confers upon the persons entitled to vote the shares represented by such proxy, discretionary authority to vote the same in respect of any such other business in accordance with their best judgment in the interest of BYBI.

Multiple Stockholders Sharing One Address

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless BYBI has received contrary instructions from one or more of the stockholders. BYBI will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to stockholders who share an address, should be directed to the Secretary of BYBI at Back Yard Burgers, Inc., 1657 N. Shelby Oaks Drive, Suite 105, Memphis, Tennessee 38134, telephone: (901) 367-0888. In addition, stockholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting BYBI at the address and phone number set forth in the prior sentence.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

BYBI files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

BYBI’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov and BYBI’s website at www.backyardburgers.com. Reports or other information concerning us may also be inspected at the offices of The Nasdaq Stock Market, One Liberty Plaza, 165 Broadway, New York, NY 10006.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to Michael G. Webb, the Secretary of BYBI at Back Yard Burgers, Inc., 1657 N. Shelby Oaks Drive, Suite 105, Memphis, Tennessee 38134, telephone: (901) 367-0888 or to our proxy solicitor, Georgeson Inc. at (888) 605-7551. If you would like to request documents, please do so at least five business days before the date of the special meeting in order to receive timely delivery of such documents prior to the special meeting.

This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such proxy solicitation in that jurisdiction. You should rely only on the information contained in this proxy statement to vote your shares at the special meeting. No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated July 9, 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

APPENDIX A

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
BBAC, LLC,
BBAC MERGER SUB, INC.
AND
BACK YARD BURGERS, INC.
June 10, 2007

A-ii

A-iii

Page

11.9 Counterparts	A-43
11.10 Captions; Articles and Sections	A-43
11.11 Interpretations	A-43
11.12 Severability	A-43
11.13 No Personal Liability	A-43
11.14 Company Disclosure Memorandum	A-43

EXHIBIT INDEX

Exhibit	Description

1	Form of Company Counsel Legal Opinion

A-iv

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into on June 10, 2007, among BBAC, LLC (“Parent”), a Delaware limited liability company, BBAC Merger Sub, Inc. (“Sub”), a Delaware corporation, and Back Yard Burgers, Inc. (“Company”), a Delaware corporation. Each of Parent, Sub and Company is individually referred to herein as a “Party” and collectively as the “Parties”.

Preamble

This Agreement provides for the acquisition of Company by Parent pursuant to the merger of Sub with and into Company. At the effective time of such Merger, the outstanding shares of the capital stock of Company shall be converted into the right to receive a cash payment from Parent. As a result, Company shall continue to conduct its business and operations as a wholly owned subsidiary of Parent. The transactions described in this Agreement are subject to the approval of the stockholders of Company and the satisfaction of certain other conditions described in this Agreement.

Concurrently with the execution and delivery of this Agreement, as a condition and inducement to Parent’s willingness to enter into this Agreement, certain of the holders of the outstanding shares of Company’s voting stock have executed and delivered to Parent an agreement (collectively, the “Voting Agreements”), pursuant to which they have agreed, among other things, to vote the shares of Company’s voting stock over which such Persons have voting power to approve and adopt this Agreement.

Certain capitalized terms used in this Agreement are defined in Section 11.1 of this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:

ARTICLE 1

TRANSACTIONS AND TERMS OF MERGER

1.1  Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time, Sub shall be merged with and into Company in accordance with the applicable provisions of the DGCL (the “Merger”). The Company shall be the Surviving Corporation resulting from the Merger and shall become a wholly owned Subsidiary of Parent and shall continue to be governed by the Laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the Boards of Directors of Company and Sub and the Board of Managers of Parent.

1.2  Time and Place of Closing.

The closing of the transactions contemplated hereby (the “Closing”) will take place at 9:00 a.m. (EST) on the date that the Effective Time occurs or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties.

1.3  Effective Time.

As soon as practicable (and in any event, no later than two business days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger (other than those conditions that by their nature are to be satisfied at Closing and will in fact be satisfied at Closing), the Closing shall occur and the Company will file a Certificate of Merger (the “Certificate of Merger”) reflecting the Merger with the Secretary of State of the State of Delaware in accordance with the DGCL and make all other filings or recordings required in connection with the Merger. The Merger and other transactions contemplated by this Agreement shall become effective on the date (the “Closing Date”) and at the time (the “Effective Time”) the Certificate of Merger shall become effective with the Secretary of State of the State of Delaware in accordance with the DGCL.

ARTICLE 2

TERMS OF MERGER

2.1  Charter.

The Certificate of Incorporation of the Company shall be amended and restated at and as of the Effective Time to read in its entirety to conform with the Certificate of Incorporation of Sub as in effect immediately prior to the Effective Time and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until duly amended or repealed; provided that such Certificate of Incorporation shall be amended to reflect that the name of the Surviving Corporation shall be “Back Yard Burgers, Inc.” and the provisions of the Certificate of Incorporation of the Company relating to the Incorporator shall not be amended.

2.2  Bylaws.

The Bylaws of the Company shall be amended and restated at and as of the Effective Time to read in their entirety to conform with the Bylaws of Sub as in effect immediately prior to the Effective Time and, as so amended, shall be the Bylaws of the Surviving Corporation until duly amended or repealed.

2.3  Directors and Officers.

The directors of Sub in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of Sub in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

ARTICLE 3

MANNER OF CONVERTING SHARES

3.1  Conversion.

Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Company, Sub or the stockholders or members of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

(a) Each share of Sub common stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into one share of common stock of the Surviving Corporation.

(b) Each share of Company Common Stock (excluding shares held by any Company Entity or any Parent Entity other than in a fiduciary capacity or as a result of debts previously contracted and excluding shares held by stockholders who perfect their statutory dissenters’ rights as provided in Section 3.3) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into the right to receive from Parent a cash payment without interest in the amount of $6.50 (the “Common Stock Consideration”).

(c) Each share of Company Preferred Stock (excluding shares held by any Company Entity or any Parent Entity other than in a fiduciary capacity or as a result of debts previously contracted and excluding shares held by stockholders who perfect their statutory dissenters’ rights as provided in Section 3.3) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into the right to receive from Parent a cash payment without interest in the amount of $6.50 (the “Preferred Stock Consideration”, and together with the Common Stock Consideration collectively, the “Merger Consideration”).

3.2  Shares Held by Company or Parent.

Each of the shares of Company Stock held by any Company Entity or by any Parent Entity (other than in a fiduciary capacity or as a result of debts previously contracted) shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

3.3  Dissenting Stockholders.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Stock held by any holder of shares of Company Stock who has not voted in favor of the Merger and who has properly perfected such holder’s dissenters’ rights in accordance with and as contemplated by Section 262 of the DGCL shall not be converted into the right to receive the Merger Consideration, but instead shall be entitled to receive from the Surviving Corporation the value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the DGCL and surrendered to Company the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time, a dissenting stockholder of Company fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal of and payment for such holder’s shares, shares held by such holder shall be deemed to have been converted at the Effective Time into the Merger Consideration, and Parent shall issue and deliver the Merger Consideration upon surrender by such holder of the certificate or certificates representing the shares of Company Stock held by such holder.

(b) Within three (3) days prior to the Effective Time, Company shall give Parent notice of any demands received by Company for appraisal of shares of Company Stock held by dissenting stockholders of Company. Prior to the Closing, Company shall control all negotiations and proceedings with respect to such demands and on and after the Closing, Parent shall exercise such control. After the Closing, Parent shall promptly pay to any dissenting stockholder any and all amounts due and owing to such holder as a result of any settlement or determination by the Court of Chancery of the State of Delaware with respect to such demands. Company shall comply with the notice provisions of Section 262 of the DGCL.

3.4  Company Options.

(a) Between the date of this Agreement and the Effective Time, the Company shall take all necessary action to provide that each Company Option granted by the Company under the Company Stock Plans and outstanding at the Effective Time shall become fully vested and exercisable immediately prior to the Effective Time. Holders of the Company Options shall be given notice and the opportunity to exercise their Company Options (in accordance with the terms of the Company Stock Plans), effective immediately prior to the Effective Time and conditioned upon the consummation of the Merger, and thereby to receive the Merger Consideration for each share of Company Common Stock subject to such exercised Company Options pursuant to Section 3.1(b), less applicable withholding taxes, if any, required to be withheld with respect to such payment in accordance with Section 4.1(d) of this Agreement.

(b) As of the Effective Time, each holder of a Company Option which is not exercised in accordance with Section 3.4(a) shall be entitled to receive, in exchange for the cancellation of such Company Option, an amount of cash, without interest, equal to the product of (i) the total number of shares of Company Common Stock subject to such Company Option multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Option (with the aggregate amount of such payment to the holder to be rounded to the nearest cent), less applicable withholding taxes, if any, required to be withheld with respect to such payment in accordance with Section 4.1(d) of this Agreement. No holder of a Company Option that has an exercise price per share that is equal to or greater than the Merger Consideration shall be entitled to any payment with respect to such cancelled Company Option before or after the Effective Time.

3.5  Employee Stock Purchase Plan.

Between the date of this Agreement and the Effective Time, the Company shall take all actions necessary to provide that immediately prior to the Effective Time, (i) the Company’s 1995 Employee Stock Purchase Plan (the “ESPP”), and all options or other rights to purchase shares of Company Common Stock under the

ESPP, shall be terminated and (ii) the amount of all payroll deduction contributions then held in each participant’s plan account shall be returned to such participant, without interest.

3.6  Adjustments.

If, subject to Section 7.2, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, or any other similar event, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

ARTICLE 4

EXCHANGE OF SHARES

4.1  Exchange Procedures.

(a) Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of Company Stock in connection with the Merger (the “Paying Agent”). Immediately after the Effective Time, and concurrently with the Closing, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Company Stock, for exchange in accordance with Articles 3 and 4, the aggregate Merger Consideration. Such funds shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation, in its sole discretion, pending payment thereof by the Paying Agent to the holders of Company Stock. Earnings from such investments shall be the sole and exclusive property of the Surviving Corporation.

(b) Promptly after the Effective Time (and in any event within seven (7) business days thereafter), Parent or the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates which represented shares of Company Stock (the “Certificates”) immediately prior to the Effective Time (and make customary arrangements for the prompt delivery to each such holder) appropriate transmittal materials and instructions (which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon proper delivery of such Certificates to the Paying Agent). The Certificate or Certificates so delivered shall be duly endorsed as the Paying Agent may require. In the event of a transfer of ownership of shares of Company Stock represented by Certificates that is not registered in the transfer records of Company, the Merger Consideration may be issued to a transferee if the Certificates representing such shares are delivered to the Paying Agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the Paying Agent that any applicable stock transfer taxes have been paid. If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as Parent and the Paying Agent may reasonably require and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Paying Agent shall issue to such holder the Merger Consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted. The Paying Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the distribution of the aggregate Merger Consideration.

(c) After the Effective Time, each holder of shares of Company Stock (other than shares to be canceled pursuant to Section 3.2 or as to which statutory dissenters’ rights have been perfected as provided in Section 3.3) issued and outstanding at the Effective Time shall surrender the Certificate or Certificates representing such shares to the Paying Agent and shall promptly following surrender thereof receive in exchange therefor the Merger Consideration provided in Section 3.1. Parent shall not be obligated to deliver the Merger Consideration to which any former holder of Company Stock is entitled as a result of the Merger until such holder surrenders such holder’s Certificate or Certificates for exchange as provided in this Section 4.1. Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes, only the right to receive the Merger Consideration. No interest will be paid or will accrue on the Merger Consideration.

(d) Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any Company stockholder such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code or any provision of state, local or foreign Tax Law. To the extent that any amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent, as the case may be.

(e) Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 4.1(a) that remains unclaimed by the holders of Company Stock six months after the Effective Time shall be returned to Parent, and any such holder who has not exchanged his Company Stock for the Merger Consideration in accordance with this Section 4.1 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of his Company Stock without any interest thereon.

Notwithstanding the foregoing, none of the Surviving Corporation, the Company, Parent or Paying Agent shall be liable to any holder of Company Stock for any amount paid to a public official pursuant to applicable abandoned property laws. Any amounts remaining unclaimed by holders of Company Stock seven years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

4.2  Rights of Former Company Stockholders.

At the Effective Time, the stock transfer books of Company shall be closed as to holders of Company Stock immediately prior to the Effective Time and no transfer of Company Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1, each Certificate theretofore representing shares of Company Stock (other than shares to be canceled pursuant to Section 3.2 or as to which statutory dissenters’ rights have been perfected as provided in Section 3.3) shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration provided in Section 3.1 in exchange therefor.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as set forth in the Company Disclosure Memorandum delivered by the Company to Parent prior to the execution of this Agreement, Company represents and warrants to Parent and Sub that the statements contained in this Article 5 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 5). The disclosure of any fact or item in any section of the Company Disclosure Memorandum shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other section so long as the relevance of such disclosure to such other section is reasonably apparent.

5.1  Organization, Standing, and Power.

Company is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the requisite corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Company is duly qualified to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Company minute book or copies of minutes of the

Board of Directors (including any committees of the Board of Directors) and the Company’s stockholders have been provided to Parent for its review and are correct and complete in all material respects as in effect as of the date of this Agreement, and except as set forth in Section 5.1 of the Company Disclosure Memorandum, accurately reflect in all material respects all proceedings of the Board of Directors (including any committees of the Board of Directors) and the Company’s stockholders.

5.2  Authority of Company; No Breach By Agreement.

(a) Company has the corporate power and authority necessary to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and with respect to the Merger, upon the adoption and approval of this Agreement and the Merger by Company’s stockholders in accordance with this Agreement and Delaware law, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The Company’s Board of Directors, at a meeting duly called and held, has determined that this Agreement and the transactions contemplated hereby (including the Merger) are advisable and in the best interests of the Company’s stockholders. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Company, subject to the approval and adoption of this Agreement by the holders of a majority of the outstanding shares of Common Stock and Preferred Stock voting together as a single class, which is the only stockholder vote required for approval of this Agreement and consummation of the Merger by Company. This Agreement represents a legal, valid, and binding obligation of Company, enforceable against Company in accordance with its terms except (x) as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors’ rights, and (y) for the limitations imposed by general principles of equity. The foregoing exceptions (x) and (y) are hereinafter referred to as the “Enforceability Exceptions.” No class of capital stock of Company has a separate class vote with respect to this Agreement, the Merger or the other transactions contemplated by this Agreement.

(b) Neither the execution and delivery of this Agreement by Company, nor the consummation by Company of the transactions contemplated hereby, nor compliance by Company with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Company’s Certificate of Incorporation or Bylaws or the certificate or articles of incorporation or bylaws of any Company Subsidiary or any resolution adopted by the board of directors or the stockholders of any Company Entity, or (ii) except as disclosed in Section 5.2 of the Company Disclosure Memorandum, constitute or result in a default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Company Entity under, any material Contract or material Permit of any Company Entity or, (iii) constitute or result in a default under, or require any Consent pursuant to, any Law or Order applicable to any Company Entity or any of their respective material Assets.

(c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and the rules of Nasdaq, and other than any Consents required from Regulatory Authorities, no notice to, filing with, or Consent of, any public body or authority by any Company Entity is necessary for the consummation by Company of the Merger and the other transactions contemplated in this Agreement.

5.3  Capital Stock.

(a) The authorized capital stock of Company consists of (i) 12,000,000 shares of the Company’s Common Stock, par value $.01 per share (“Common Stock”), of which 5,126,688 shares are issued and outstanding as of the date of this Agreement and 350,586 shares are issuable (and such number is reserved for issuance) upon exercise of Company Options outstanding as of the date of this Agreement and (ii) 2,000,000 shares of preferred stock, par value $.01 per share (“Preferred Stock”; and together with Company’s Common Stock, the “Company Stock”), of which 1,836 shares are issued and outstanding. All of the issued and outstanding shares of capital stock of Company are duly and validly issued and outstanding and are fully paid and nonassessable under the DGCL. None of the outstanding shares of capital stock of Company has been issued in violation of any preemptive rights of the current or past shareholders of Company.

(b) Except for Company Options to acquire not more than 350,586 shares of Company Common Stock and except as set forth in Section 5.3(a), there are no shares of capital stock or other equity securities of Company outstanding and no outstanding Equity Rights relating to the capital stock of Company. Except as set forth in Section 5.3(b) of the Company Disclosure Memorandum, there are no outstanding contractual obligations of the Company or any of its Subsidiaries (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any shares of Company Common Stock or any capital stock of, or other Equity Rights in, the Company or any of the Company Subsidiaries. Except as set forth in Section 5.3(b) of the Company Disclosure Memorandum, the exercise price of each Company Option is no less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Option. Except as contemplated by Section 3.4 hereof or disclosed in Section 5.3(b) of the Company Disclosure Memorandum, none of the Merger or other transactions contemplated hereby will result in an acceleration of vesting, or modification of vesting terms, with respect to any Company Options.

(c) The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. The Company has not adopted a stockholder rights plan or similar plan or agreement.

5.4  Company Subsidiaries.

Company has disclosed in Section 5.4 of the Company Disclosure Memorandum each of the Company Subsidiaries that is a corporation (identifying its jurisdiction of incorporation, each jurisdiction in which it is qualified and/or licensed to transact business, and the number of shares owned and percentage ownership interest represented by such share ownership) and each of the Company Subsidiaries that is a general or limited partnership, limited liability company, or other non-corporate entity (identifying the Law under which such entity is organized, each jurisdiction in which it is qualified and/or licensed to transact business, and the amount and nature of the ownership interest therein). Company or one of its wholly owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each Company Subsidiary. Except as set forth in Section 5.4 of the Company Disclosure Memorandum, no Company Entity holds any shares of capital stock or other equity securities or Equity Rights in any other Person. No capital stock (or other equity interest) of any Company Subsidiary is or may become required to be issued (other than to another Company Entity) by reason of any Equity Rights, and there are no Contracts by which any Company Subsidiary is bound to issue (other than to another Company Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any Company Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any Company Subsidiary (other than to another Company Entity). There are no Contracts relating to the rights of any Company Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any Company Subsidiary. All of the shares of capital stock (or other equity interests) of each material Company Subsidiary held by a Company Entity are fully paid and nonassessable under the applicable Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Company Entity free and clear of any Lien. Each material Company Subsidiary is a corporation, limited liability company, limited partnership or limited liability partnership, and each such Subsidiary is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Company Subsidiary is duly qualified or licensed to transact business as a foreign entity in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The minute book and other organizational documents for each material Company Subsidiary have been made available to Parent for its review and are correct and complete in all material respects as in effect as of the date of this Agreement, and accurately reflect in all material respects all amendments thereto and all proceedings of the respective boards of directors and stockholders thereof. Except as set forth on Section 5.4 of the Company Disclosure Memorandum, there are no outstanding contractual obligations of Company or any of the Company Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any of the Company Subsidiaries or any other Person.

5.5  SEC Documents; Financial Statements.

(a) Except as set forth in Section 5.5(a) of the Company Disclosure Memorandum, Company has timely filed all SEC Documents required to be filed by the Company since January 1, 2004. Except as set forth in Section 5.5 of the Company Disclosure Memorandum, each such SEC Document (i) at the time they were filed, complied in all material respects with the applicable requirements of the Securities Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SEC Document or necessary in order to make the statements in such SEC Document, in light of the circumstances under which they were made, not misleading. No Company Subsidiary is required to file any SEC Documents separately from the Company.

(b) Except as set forth in Section 5.5(b) of the Company Disclosure Memorandum, each of the Company Financial Statements (including, in each case, any related notes) contained in the Company’s SEC Documents complied with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of Company and Company Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

(c) The Company has established, maintains, adheres to and enforces internal controls over financial reporting and disclosure controls and procedures (as defined in Rule 13a-15 and 15d-15 of the Exchange Act). Such controls and procedures are effective to ensure that all material information relating to the Company, including its consolidated Subsidiaries, is made known, on a timely basis, to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act. Except as disclosed in Section 5.5(c) of the Company Disclosure Memorandum, neither the Company nor its independent auditors have identified (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Company’s ability to record, process, summarize and report financial information or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal controls over financial reporting. The Company is in compliance, in all material respects, with the applicable provisions of the Sarbanes-Oxley Act of 2002 and all applicable Nasdaq rules and regulations.

5.6  Absence of Undisclosed Liabilities.

Except for (i) Liabilities which are disclosed and provided for in Company’s consolidated balance sheet as of March 31, 2007 included in the Company Financial Statements or reflected in the notes thereto (the “Company Balance Sheet”); or (ii) liabilities or obligations incurred in the Ordinary Course of Business since March 31, 2007 which do not, in the aggregate, increase the amount of such type of liabilities reflected on the Company Balance Sheet by more than the amounts set forth on Section 5.6 of the Company Disclosure Memorandum, no Company Entity has any material Liabilities. Except as disclosed in Section 5.6 of the Company Disclosure Memorandum, no Company Entity is directly or indirectly liable, by guarantee, indemnity, or otherwise, upon or with respect to, or obligated, by discount or repurchase agreement or in any other way, to provide funds in respect to, or obligated to guarantee or assume any Liability or any Person for any amount in excess of $50,000.

5.7  Absence of Certain Changes or Events.

Except as permitted by this Agreement or consented to hereunder, since December 30, 2006, (i) the Company and the Company Subsidiaries have not incurred any Liability that is material to the Company and the Company Subsidiaries taken as a whole, except in the Ordinary Course of Business and which are not reasonably likely to have, individually or aggregate, a Company Material Adverse Effect; (ii) there has not been any event or occurrence which has had or reasonably would be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (iii) the Company and the Company Subsidiaries have conducted their respective businesses in the Ordinary Course of Business; (iv) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any of the Company Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of Subsidiaries; and (v) except as disclosed in Section 5.7 of the Company Disclosure Memorandum, there has not been any (A) grant of any severance or termination pay to any director or officer of the Company, (B) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director or officer of the Company, (C) increase in benefits payable under any existing severance or termination pay policies or (D) increase in compensation, bonus or other benefits payable to directors or officers of the Company.

5.8  Tax Matters.

(a) Except as set forth in Section 5.8(a) of the Company Disclosure Memorandum, all Company Entities have timely filed with the appropriate Taxing authorities or other Regulatory Authorities all Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects. None of the Company Entities is the beneficiary of any extension of time within which to file any Tax Return. All Taxes due and owing by the Company Entities (whether or not shown on any Tax Return) have been fully and timely paid. There are no Liens for any Taxes (other than a Lien for current real property or ad valorem Taxes not yet due and payable) on any of the Assets of any of the Company Entities. No claim has ever been made by an authority in a jurisdiction where any Company Entity does not file a Tax Return that such Company Entity may be subject to Taxes by that jurisdiction.

(b) Except as set forth in Section 5.8(b) of the Company Disclosure Memorandum, none of the Company Entities has received any notice of assessment or proposed assessment in connection with any Taxes and, there are no pending or, to the Knowledge of the Company, threatened, disputes, claims, audits or examinations regarding any Taxes of any Company Entity or the assets of any Company Entity. None of the Company Entities has waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.

(c) Except as set forth in Section 5.8(c) of the Company Disclosure Memorandum, each Company Entity has complied with all applicable Laws, rules and regulations relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Internal Revenue Code or similar provisions under foreign Law.

(d) The unpaid Taxes of each Company Entity (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such Company Entity and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Company Entities in filing their Tax Returns.

(e) Except as set forth in Section 5.8(e) of the Company Disclosure Memorandum, none of the Company Entities is a party to any Tax allocation or sharing agreement or other similar Contract and none of the

Company Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company) or has any Tax Liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law (other than the other members of the consolidated group of which Company is parent), or as a transferee or successor, by contract or otherwise.

(f) During the five-year period ending on the date hereof, none of the Company Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Internal Revenue Code.

(g) None of the Company Entities has made any payments, is obligated to make any payments, or is a party to any contract that could obligate it to make any payments that could be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code. None of the Company Entities is or has been a United States real property holding corporation within the meaning of Internal Revenue Code Section 897(c)(1)(A)(ii). None of the Company Entities has been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Internal Revenue Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing.

(h) Except as set forth in Section 5.8(h) of the Company Disclosure Memorandum, each of the Company Entities is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

(i) Except as set forth in Section 5.8(i) of the Company Disclosure Memorandum, each Company Option was granted with an exercise price per share equal to or greater than the per share fair market value (as such term is used in Code Section 409A and the final regulations and other Department of Treasury interpretive guidance issued thereunder) of the Company Common Stock underlying such Company Stock Option on the grant date.

5.9  Assets.

(a) Except as disclosed in Section 5.9 of the Company Disclosure Memorandum, the Company Entities have good, valid and marketable title, free and clear of all Liens, to (or in the case of leased Assets, valid leasehold interests in) all of the Assets set forth in the Company Balance Sheet, included in the Company’s Financial Statements (other than those Assets disposed of by the Company in the Ordinary Course of Business since such time). All tangible properties used in the businesses of the Company Entities are in good condition, reasonable wear and tear excepted, and are usable in the Ordinary Course of Business.

(b) Section 5.9(b) of the Company Disclosure Memorandum sets forth a complete list of all real property owned or leased by the Company Entities, including all improvements thereon (“Company Real Property”). The Company Real Property includes all real property presently used in the operation of the businesses of the Company Entities or necessary for the operation of the businesses of the Company Entities. The Company Entities have obtained all material licenses, permits, easements, and rights-of-way, including proof of dedication, required from all Regulatory Authorities having jurisdiction over the Company Real Property or from private parties to permit the present use of the Company Real Property and to ensure vehicular and pedestrian ingress and egress to the Company Real Property from public roads at all access points currently being used. To the best of Company’s Knowledge, the Company Entities are not in default under any easements or other recorded restrictive covenant affecting the Company Real Property. The Company has no Knowledge of, and has not received any written notice from, any party alleging that the Company Real Property or its current uses are in violation of any Law asserting jurisdiction over the Company Real Property, which violations, if any, have not heretofore been corrected in all material respects.

(c) Except as set forth in Section 5.9(c) of the Company Disclosure Memorandum, all Assets which are material to Company’s business on a consolidated basis, held under leases or subleases by any of the Company

Entities, are held under valid Contracts enforceable in accordance with their respective terms, and each such Contract is in full force and effect.

(d) The Company Entities currently maintain insurance similar in amounts, scope, and coverage to that maintained by other peer organizations. None of the Company Entities has received written notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as set forth in Section 5.9(d) of the Company Disclosure Memorandum, there are presently no claims for amounts exceeding in any individual case $25,000 pending under such policies of insurance, or otherwise, and no notices of claims in excess of such amounts have been given by any Company Entity under such policies.

(e) The Assets of the Company Entities include all Assets required to operate the business of the Company Entities as presently conducted.

5.10  Intellectual Property.

Section 5.10 of the Company Disclosure Memorandum lists (i) all registered Intellectual Property owned by the Company Entity; and (ii) all other Intellectual Property owned or licensed by the Company and material to the conduct of the business of the Company (collectively “Material Intellectual Property”). Each Company Entity owns or has a license to use all of the Material Intellectual Property used by such Company Entity in the course of its business, including sufficient rights in each copy possessed by each Company Entity. Each Company Entity is the owner of or has a license, with the right to sublicense, to any Material Intellectual Property sold or licensed to a third party by such Company Entity in connection with such Company Entity’s business operations, and such Company Entity has the right to convey by sale or license any Material Intellectual Property so conveyed. No Lien exists against any Material Intellectual Property, other than licenses granted by the Company to its franchisees. No Company Entity is in default under any of its Material Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of Company threatened, which challenge the rights of any Company Entity with respect to Material Intellectual Property used, sold or licensed by such Company Entity in the course of its business, nor has any person claimed or alleged any rights to such Material Intellectual Property. To the Knowledge of Company, the conduct of the business of the Company Entities does not infringe any Material Intellectual Property of any other person. No Company Entity is obligated to pay any recurring royalties to any Person with respect to any Material Intellectual Property. To the Knowledge of Company, no officer, director or employee of any Company Entity is party to any Contract with any Person other than a Company Entity which requires such officer, director or employee to assign any interest in any Material Intellectual Property to any Person other than a Company Entity or to keep confidential any trade secrets, proprietary data, customer information or other business information of any Person other than a Company Entity. Except as disclosed in Section 5.10 of the Company Disclosure Memorandum, no officer, director or employee of any Company Entity is a party to any Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including any Company Entity. Except as set forth in Section 5.10 of the Company Disclosure Memorandum, the Company Entities have taken all commercially reasonable actions (including executing non-disclosure and intellectual property assignment agreements) to protect, preserve and maintain the Material Intellectual Property, and neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall materially adversely affect any of the Company Entities’ rights with respect to such Material Intellectual Property.

5.11  Environmental Matters.

(a) Each Company Entity is and has been, in compliance, in all material respects, with all Environmental Laws.

(b) There is no Litigation pending or, to Company’s Knowledge, threatened before any Regulatory Authority or other forum in which any Company Entity has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site currently or formerly owned, leased, or operated by any Company Entity, nor to the Company’s Knowledge is there any reasonable basis for any Litigation of a type described in this sentence.

(c) During the period of any Company Entity’s ownership or operation of any of their respective current properties, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties. Except as set forth in Section 5.11 of the Company Disclosure Memorandum, prior to the period of any Company Entity’s ownership or operation of any of their respective current properties, to the Knowledge of Company, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such properties.

5.12  Compliance with Laws.

Each Company Entity has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted. All such Permits are valid and in full force and effect and there has occurred no default under any such Permit. Except as disclosed in Section 5.12 of the Company Disclosure Memorandum, none of the Company Entities:

(a) is in default under any of the provisions of its Certificate of Incorporation or Bylaws (or other governing instruments);

(b) is in material default under any Laws, Orders, or Permits applicable to it or its material Assets, its business or its employees conducting its business; or

(c) since January 1, 2004, has received any written notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Company Entity is not, or may not be, in compliance with any Laws or Orders, (ii) threatening to revoke any Permits, (iii) requiring any Company Entity to enter into or Consent to the issuance of a cease and desist order, injunction formal agreement, directive, commitment, or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business or in any manner relates to its employment decisions, its employment or safety policies or practices; or (iv) scheduling, commencing or stating an intention to commence any audit, compliance review or other similar proceeding.

5.13  Labor Relations.

(a) Except as disclosed in Section 5.16 of the Company Disclosure Memorandum, the Company Entities are in material compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, worker’ compensation, occupational safety, plant closings, wages and hours and immigration. There is no strike, slowdown, lockout or other job action or labor dispute involving any Company Entity pending or, to the Company’s Knowledge, threatened, and there have been no such actions or disputes in the past five years. To the Knowledge of Company, in the past five years, there has not been any attempt by any Company Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any Company Entity. Except as disclosed in Section 5.13(a) of the Company Disclosure Memorandum, the employment of each employee of each Company Entity is terminable at will by the relevant Company Entity without any material penalty, liability or severance obligation incurred by any Company Entity and no Company Entity will owe any amounts to any of its employees or independent contractors as of the Closing Date, including any change of control payments or severance obligations (other than any amounts incurred for any wages, bonuses, vacation pay, sick leave or contract notice periods incurred in the Ordinary Course of Business).

(b) All of the employees employed in the United States are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the states in which the employees are employed.

5.14  Employee Benefit Plans.

(a) Company has disclosed in Section 5.14(a) of the Company Disclosure Memorandum, and has delivered or made available to Parent prior to the execution of this Agreement, (i) copies of each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Company Entity or ERISA Affiliate thereof for the benefit of employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, retirees, former employees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the “Company Benefit Plans”) and (ii) a list of each Employee Benefit Plan that is not identified in (i) above (e.g., former Employee Benefit Plans) but for which the Company Entity or ERISA Affiliate has or reasonably could have any obligation or Liability. Any of the Company Benefit Plans which is an “employee pension benefit plan,” as that term is defined in ERISA Section 3(2), is referred to herein as a “Company ERISA Plan.” Each Company ERISA Plan which is also a “defined benefit plan” (as defined in Internal Revenue Code Section 414(j)) is referred to herein as a “Company Pension Plan.”

(b) Company has delivered to Parent prior to the execution of this Agreement (i) all trust agreements or other funding arrangements for all Employee Benefit Plans, (ii) all determination letters, rulings, opinion letters, information letters or advisory opinions issued by the United States Internal Revenue Service (“IRS”), the United States Department of Labor (“DOL”) or the Pension Benefit Guaranty Corporation during this calendar year or any of the preceding three calendar years, (iii) any filing or documentation (whether or not filed with the IRS) where corrective action was taken in connection with the IRS EPCRS program set forth in Revenue Procedure 2006-27 (or its predecessor or successor rulings), (iv) annual reports or returns, audited or unaudited financial statements, actuarial reports and valuations prepared for any Employee Benefit Plan for the current plan year and the three preceding plan years, and (v) the most recent summary plan descriptions and any material modifications thereto.

(c) Except as disclosed in Section 5.14(c) of the Company Disclosure Memorandum, each Company Benefit Plan is in material compliance with the terms of such Company Benefit Plan, in material compliance with the applicable requirements of the Internal Revenue Code, in material compliance with the applicable requirements of ERISA, and in material compliance with any other applicable Laws. Each Company ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS that is still in effect and applies to the Company ERISA Plan as amended and as administered or, within the time permitted under Internal Revenue Code Section 401(b), has timely applied for a favorable determination letter which when issued will apply retroactively to the Company ERISA Plan as amended and as administered. Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter. Company has not received any communication (written or unwritten) from any government agency questioning or challenging the compliance of any Company Benefit Plan with applicable Laws. No Company Benefit Plan is currently being audited by a governmental agency for compliance with applicable Laws or has been audited with a determination by the governmental agency that the Employee Benefit Plan failed to comply with applicable Laws.

(d) Except as disclosed in Section 5.14(d) of the Company Disclosure Memorandum, there has been no written, or to the Knowledge of the Company, oral representation or communication with respect to any aspect of the Employee Benefit Plans made to employees of the Company which is not in accordance with the written or otherwise preexisting terms and provisions of such plans. Neither the Company nor to the Knowledge of the Company any administrator or fiduciary of any Company Benefit Plan (or any agent of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, which could subject the Company, the Surviving Corporation or Parent to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary or other duty under ERISA. There are no unresolved known claims or disputes under the terms of, or in connection with, the Company Benefit Plans other than claims for benefits which are payable in the Ordinary Course of Business and no action, proceeding, prosecution, inquiry, hearing or investigation has been commenced with respect to any Company Benefit Plan.

(e) Except as disclosed in Section 5.14(e) of the Company Disclosure Memorandum, all Company Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Company Benefit Plans are correct and complete, have been timely filed with the IRS, the DOL or distributed to participants of the Company Benefit Plans (as required by Law), and there have been no changes in the information set forth therein.

(f) Except as disclosed in Section 5.14(f) of the Company Disclosure Memorandum, no Company Entity has any Liability for retiree health and life benefits under any of the Company Benefit Plans and there are no restrictions on the rights of such Company Entity to amend or terminate any such retiree health or benefit Plan without incurring any Liability thereunder except to the extent required under Part 6 of Title I of ERISA or Internal Revenue Code Section 4980B or similar state law.

(g) Except as disclosed in Section 5.14(g) of the Company Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any Company Entity from any Company Entity under any Company Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

(h) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Company Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Internal Revenue Code Section 412 or ERISA Section 302, have been fully reflected on the Company Financial Statements to the extent required by and in accordance with GAAP.

(i) On or after September 26, 1980, neither the Company nor any of its ERISA Affiliates has had an “obligation to contribute” (as defined in ERISA Section 4212) to a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)). No “party in interest” (as defined in ERISA Section 3(14) or “disqualified person” (as defined in Internal Revenue Code Section 4975(e)(2)) of any Company Benefit Plan has engaged in any nonexempt “prohibited transaction” (described in Internal Revenue Code Section 4975(c) or ERISA Section 406).

(j) The Company and its ERISA Affiliates do not and have never sponsored, maintained, contributed to, or been obligated under ERISA or otherwise to contribute to (i) a “defined benefit plan” (as defined in ERISA Section 3(35) and Code Section 414(j), (ii) a “multi-employer plan” (as defined in ERISA Sections 3(37) and 4001(a)(3)) or (iii) a “multiple employer plan” (meaning a plan sponsored by more than one employer within the meaning of ERISA Sections 4063 or 4064 or Code Section 413(c)). The Company and its ERISA Affiliates have not incurred and there are no circumstances under which either could reasonably incur any liability under Title IV of ERISA.

(k) Except as set forth in Section 5.14(k) of the Company disclosure Memorandum, all individuals participating in (or eligible to participate in) any Company Benefit Plan are common law employees of the Company or its ERISA Affiliates.

5.15  Material Contracts.

Except as disclosed in Section 5.15 of the Company Disclosure Memorandum, none of the Company Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract; (ii) any Contract relating to the Indebtedness of any Company Entity or the guarantee by any Company Entity of any such obligation (other than Contracts evidencing trade payables and Contracts relating to borrowings or guarantees made in the Ordinary Course of Business which do not exceed $75,000); (iii) any Contract involving aggregate payments or expenditures after the date hereof in excess of $75,000 or annual payments or expenditures in excess of $100,000; (iv) any Contract which prohibits or restricts any Company Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person; (v) any Contract involving Intellectual Property (other than commercially available “off the shelf” software licenses); (vi) any Contract relating to the purchase or sale of any goods or services or real property (other than Contracts entered into in the Ordinary Course of Business and involving payments under any individual Contract not in excess of $75,000); (vii) any Contract under which any Company Entity has licensed to another Person any Company Software or other Intellectual Property owned by the Company for nominal license fees or under which Company has agreed to most-favored-nations or other pricing protection; (viii) any other Contract or amendment thereto that (A) is otherwise material to the Company or the Assets, business, operations, employees or financial condition of any Company Entity or (B) could prohibit or materially delay the consummation of the Merger or any of the other transactions contemplated by this Agreement; and (ix) any other contract or amendment thereto that is a “material contract” (as defined in Item 601(b)(10) of Regulation S-K under the Securities Act) (all such Contracts described in clauses (i) through (ix) together with all Contracts referred to in Sections 5.10 and 5.14(a), collectively the “Company Contracts”). With respect to each Company Contract: (A) the Contract is in full force and effect; (B) no Company Entity is in default thereunder; (C) no Company Entity has repudiated or waived any material provision of any such Contract; and (D) no other party to any such Contract is, to the Knowledge of Company, in default in any respect or has repudiated or waived any material provision thereunder. Except as set forth in Section 5.15 of the Company Disclosure Memorandum, all of the Indebtedness of any Company Entity is prepayable at any time by such Company Entity without penalty or premium.

5.16  Legal Proceedings.

Except as set forth in Section 5.16 of the Company Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of Company, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable possibility of an unfavorable outcome) against any Company Entity, or against any director, officer or employee in their capacities as such or Employee Benefit Plan of any Company Entity or other Affiliate of any Company Entity, or against any Asset, interest, or right of any of them, nor are there any Orders outstanding against any Company Entity or any of their respective directors, officers, employees (in their capacities as such), Employee Benefit Plans or Affiliates.

5.17  Franchises.

(a) Company has provided or made available to Parent prior to the date of this Agreement, true and correct copies of all Franchise Agreements in effect as of the date hereof for the “Back Yard Burgers” brand (the “Brand”), a complete and accurate list of which is shown in Section 5.17(a) of the Company Disclosure Memorandum. The Company Entities have had, at all relevant times, the corporate power and authority and legal right to enter into and carry out the terms of each Franchise Agreement. The Company’s past and present Franchise Agreements (i) materially comply with all Law, (ii) do not obligate any Company Entity to buy or otherwise acquire the stock, assets or contractual rights of any franchisee, (iii) do not impose on any Company Entity an obligation to guarantee any franchisee’s lease obligations, third party financing obligations or any other material obligations to third parties, and (iv) impose on franchisees an obligation to comply with all Law. There are no outstanding options or rights for any Person to enter into or acquire any Franchise Agreement. Except as set forth in Section 5.17(a) of the Company Disclosure Memorandum, no Company Entity has granted any subfranchising or developmental rights to the Brand which remain in force. All of Company’s Franchise Agreements are valid, binding and enforceable against each franchisee thereunder subject to any franchisee’s bankruptcy, insolvency, receivership or similar proceeding under state or federal law; there are no existing defaults by any Company Entity thereunder; and no event has occurred which (with notice, or lapse of time, or both) would constitute a default by any Company Entity thereunder or which would permit any franchisee to terminate its Franchise Agreement, or that would otherwise, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There have been no fees received by any Company Entity pursuant to a Franchise Agreement that are currently, or which with the execution of this Agreement, the consummation of the transactions contemplated hereby, the passage of time, or the giving of notice, or both, would be subject to a claim for refund by a franchisee. Section 5.17(a) of the Company Disclosure Memorandum specifies each franchisee that, to the Knowledge of Company, (i) is in default under a Franchise Agreement; (ii) has received notice from Company during the past 12 months that such franchisee is or was in default under such Franchise Agreement; or (iii) is the subject of a case under the U.S. Bankruptcy Code or any other bankruptcy, insolvency, receivership or similar case or proceeding under state or federal law. Each Franchise Agreement complies in all material respects with all domestic laws (and rules or regulations thereunder) and all orders, consents or decrees from any Regulatory Authority. Each Franchise Agreement entered into is substantially similar to the form of Franchise Agreement incorporated into the UFOC that was issued to the franchisee contemporaneously with the sale of the franchise by Company to the franchisee. Except as set forth in Section 5.17(a) of the Company Disclosure Memorandum, no Franchise Agreement has, to the Knowledge of Company, been subordinated, rescinded, or terminated prior to its stated expiration date without being reinstated within 90 days of such subordination, rescission or termination; no provision regarding the calculation and payment of royalty fees in any Franchise Agreement has been waived, altered or modified in any material respect; no basis for any demand of rescission, set-off, credit, reduction in payment required to be made pursuant to the terms of any Franchise Agreement, counterclaim or defense exists or has been asserted or, to Company’s Knowledge, threatened with respect to any Franchise Agreement; no notices of default have been issued by any Company Entity with respect to any Franchise Agreement for default which have not been cured, and no Company Entity has waived any default by a franchisee which would materially and adversely affect any Franchise Agreement. All offers and sales of Franchise Agreements, and terminations or non-renewals of Franchise Agreements have complied in all material respects with applicable law and the terms of the respective Franchise Agreements.

(b) The Company Entities have prepared and maintained each of their previous and current Uniform Franchise Offering Circulars and/or franchise disclosure documents (collectively, “UFOCs”) for the Brand in an accurate and correct manner and in accordance with applicable Law, have filed their UFOCs in all states or other jurisdictions in which the Company Entities offered or sold franchises which required registration and approval prior to offers or sales of franchises in such states or other jurisdictions and have not failed to file any required amendments, or renewals on a timely and accurate basis. All of the franchises underlying the Company’s Franchise Agreements, past and present, have been sold in material compliance with applicable Law, including, but not limited to, franchise disclosure and registration requirements. There were no material misrepresentations or material omissions of information in the UFOCs, and the UFOCs include all material documents, including, but not limited to, audited financial statements for the Company, required by applicable Law to be provided to prospective franchisees. Company has provided or made available to Parent prior to the date hereof, copies of all material correspondence since January 1, 2005 relating to the registration and renewals of the UFOCs in the applicable states or other jurisdictions. The respective officers and directors of each Company Entity, and to the Knowledge of the Company, the respective employees, agents and Representatives of each Company Entity have not furnished any materials or information which are in any way inconsistent with any “earnings claim” information set forth in Item 19 of the UFOCs, as that term is defined by federal and state franchising laws, or which would otherwise constitute an “earnings claim” as so defined.

(c) Except as set forth in Section 5.17(c) of the Company Disclosure Memorandum, there are no other material Contracts or special arrangements with any franchisee other than as set forth in the respective Franchise Agreements or as disclosed in the UFOCs.

(d) Except as set forth in Section 5.17(d) of the Company Disclosure Memorandum, the Company Entities have not maintained any advertising funds requiring any franchisee to make payments to any Company Entity or to an advertising fund for use in connection with national or regional advertising, and the Company has not required any franchisee to participate in any national, regional, or local advertising cooperatives (collectively, “Funds”). The Company Entities have at all times complied in all material respects with all agreements governing the Funds. The only covenants or agreements governing the Funds are contained in the Franchise Agreements or as disclosed in the UFOCs. The Funds and all monies paid thereto have been collected, accounted for, allocated and used in accordance with the Franchise Agreements or as disclosed in the UFOCs. Company has provided Parent with all copies of documents pertaining to the Funds as well as all documents relating to any Franchisee Advisory Councils, any local advertising cooperatives, franchisee associations, or related organizations affecting the Brand. To the Company’s Knowledge, there are no allegations that any of the expenditures from the Funds have been used for or applied to anything other than as expressly permitted by the terms and conditions of each Franchise Agreement or were otherwise improperly collected, accounted for, maintained, used or applied. To the Company’s Knowledge, no franchise association (either independent or Company sponsored) is currently in place. The organization of a franchise association is not currently contemplated by the Company, nor, to the Company’s Knowledge, any franchisee.

(e) Section 5.17(e) of the Company Disclosure Memorandum contains a description of any Contact or arrangement under which any Company Entity receives rebates, discounts or other remuneration from suppliers of goods or services to its franchisees. Each Company Entity has complied in all material respects with all legal and contractual obligations governing such Company Entity’s receipt and disclosure of such rebates, discounts or other remuneration from such suppliers. No Company Entity is a guarantor or otherwise a party to any agreement pursuant to which it agreed to become directly or contingently liable for any obligation of any franchisee.

(f) Company has maintained, and will transfer to Parent as part of the transactions contemplated herein, all files, books and records relating to Company’s Franchise Agreements and franchise system which are sufficiently complete and accurate in all material respects.

(g) There are no written or oral agreements or arrangements with independent sales representatives, contractors, brokers or consultants under which any Company Entity has authorized any person to sell or promote franchises on behalf of any Company Entity or agreed to rebate or share amounts receivable under any Franchise Agreement.

(h) Neither the execution of this Agreement nor the consummation of the transactions contemplated herein, including the Merger, would result in a violation of or a default under, or give rise to a right of termination, modification, cancellation, rescission or acceleration of any obligation or loss of material benefits under, any Franchise Agreement.

(i) Except as set forth in Section 5.17(i) of the Company Disclosure Memorandum, there is no action, proceeding, or investigation pending, or to the Knowledge of Company, threatened against or involving any Company Entity with respect to any of its franchisees, and to Company’s Knowledge, there is no basis for any such action, proceeding or investigation. To the Company’s Knowledge, there is no claim, action, suit, litigation, proceeding or arbitration either pending or threatened against any franchisee which is reasonably likely to require or cause any Company Entity to be joined as a party thereto or which otherwise is reasonably likely to have a Company Material Adverse Effect. The Company has not received notice of any threatened administrative, criminal or material civil action against it or any persons disclosed in Item 2 of the Company’s most recent applicable UFOCs where such threatened administrative, criminal or material civil action alleges a violation of a foreign or United States franchise Law, antitrust Law, securities Law, fraud, unfair or deceptive practices, or comparable allegations as well as actions other than ordinary routine litigation incidental to the Company’s business which are significant in the context of the number of franchisees and the size, nature, or financial condition of the franchise system or its business operations.

(j) Except as set forth in Section 5.17(j) of the Company Disclosure Memorandum, within the past three (3) years, no franchisee of Company has, as of the dates indicated in Section 5.17(j) of the Company Disclosure Memorandum, (i) made a royalty payment or other payment owed to the Company or, to the Company’s actual knowledge without further inquiry, to the landlord or any supplier of any goods or services for its franchise, more than thirteen (13) days after such payment became due, (ii) defaulted in any payment obligation to Company, whether or not Company waived such default or (iii) paid royalty payments or other payments owed to Company late, in installments or otherwise on a schedule other than set forth in the franchisee’s Franchise Agreement. Company has provided to Parent correct and complete copies of the most recent financial reports submitted by each of Company’s franchisees to Company. To the Company’s actual knowledge without further inquiry, the financial condition of the franchisees reflected on the financial reports described in the preceding sentence is accurate in all material respects.

5.18  Proxy Statement.

The Company’s Proxy Statement to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time the Proxy Statement or any amendment or supplement thereto is first mailed to the stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.18 will not apply to statements included in, or omissions from, the Proxy Statement based upon information furnished to the Company by Parent for use therein.

5.19  State Takeover Laws.

Company has taken all necessary action to except the transactions contemplated by this Agreement, including without limitation, the Merger, the Voting Agreements and other agreements and documents entered into by Company and its directors, officers and stockholders in connection with this Agreement and the Merger, from any applicable “moratorium,” “fair price,” “business combination,” “control share” or other anti-takeover Law, including Section 203 of the DGCL.

5.20  Charter Provisions.

Each Company Entity has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Certificate of Incorporation, Bylaws or other governing instruments of any Company Entity or restrict or impair the ability of Parent or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any Company Entity that may be directly or indirectly acquired or controlled by them.

5.21  Opinion of Financial Advisor.

Morgan Keegan & Company, Inc. (the “Company Financial Advisor”) has delivered to Company’s Board of Directors its written opinion that the Merger Consideration is fair, from a financial point of view, to the stockholders of Company (other than Parent, Sub and their respective affiliates). Company has been authorized by the Company Financial Advisor to permit, subject to prior review and consent by Company Financial Advisor, the inclusion of such opinion in its entirety, and references thereto, in the Proxy Statement.

5.22  Board Recommendation.

The Board of Directors of Company, at a meeting duly called and held, has unanimously resolved to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger, and has recommended that Company’s stockholders approve and adopt this Agreement.

5.23  Brokers.

Except for the Company Financial Advisor, a copy of whose engagement agreement has been provided to Parent, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any Company Entity who might be entitled to any fee or commission from the Company, Parent, Sub or the Surviving Corporation or any of their Affiliates upon consummation of the transactions contemplated by this Agreement.

5.24  Transactions with Insiders.

Except as set forth in Section 5.24 of the Company Disclosure Memorandum, no director, officer, employee or 5% or greater stockholder of any Company Entity nor any member of any such officer’s, director’s, employee’s or stockholder’s immediate family is a party to any Contract or other arrangement (verbal or written) with any Company Entity or any Affiliate of any Company Entity or (b) has, or will have as a result of the transactions contemplated in this Agreement, any claim, right or cause of action against any Company Entity for any Indebtedness, Liability or Loss.

5.25  No Other Representations.

Except as expressly set forth in this Agreement, the Company makes no representations or warranties to Parent or Sub. Further, the Company acknowledges that neither Parent nor Sub makes or has made any representation or warranty to the Company, except as expressly set forth in this Agreement.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to Company as follows:

6.1  Organization, Standing, and Power.

Parent is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Delaware and Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Sub has all power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Each of Parent and Sub is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. Since the date of its incorporation, Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement.

6.2  Authority; No Breach By Agreement.

(a) Each of Parent and Sub has all power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary action in respect thereof on the part of Parent and Sub. When executed and delivered by all parties hereto, this Agreement will represent a legal, valid, and binding obligation of each of Parent and Sub, enforceable against each of them in accordance with its terms, except as the same may be limited by the Enforceability Exceptions.

(b) The execution and delivery by Parent and Sub of this Agreement do not, and the consummation of the transactions contemplated hereby by Parent and Sub will not, (i) violate or conflict with the Certificate of Formation and the Second Amended and Restated Operating Agreement of Parent, or the Certificate of Incorporation or Bylaws of Sub, (ii) constitute a breach or default of, or give rise to any third-party right of termination, cancellation, modification or acceleration under, any agreement, understanding or undertaking to which Parent or Sub or any of their Subsidiaries is a party or by which any of them is bound, or give rise to any Lien on any of their properties, or (iii) subject to obtaining the approvals and making the filings described in Section 6.3 hereof, constitute a violation or breach of any provision of any Applicable Law, with such exceptions in the cases of subsections (ii) and (iii) as would not have a Parent Material Adverse Effect.

6.3  Consents and Approvals.

The execution and delivery of this Agreement by Parent and Sub and the consummation of the transactions contemplated hereby by Parent and Sub require no consent, approval, authorization or permit of, or filing with or notification to, any Regulatory Authority, except (i) compliance with any applicable requirements of the Exchange Act and any other applicable securities laws, whether federal, state or foreign, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Parent Material Adverse Effect.

6.4  Legal Proceedings.

There is no suit, action, proceeding or investigation pending against or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated by this Agreement.

6.5  Proxy Statement.

None of the information supplied by Parent or Sub for inclusion in the Proxy Statement will, at the time the Proxy Statement or any amendment or supplement thereto is first mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

6.6  Brokers.

There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Parent or Sub who might be entitled to any fee or commission from Parent, Sub or the Company or any of their Affiliates upon consummation of the transactions contemplated by this Agreement.

6.7  Financing.

(a) Parent and Sub have received (i) a commitment letter from Regions Bank (“Senior Lender”) dated June 6, 2007 (the “Senior Lender Commitment Letter”) and (ii) a commitment letter from Harbert Mezzanine Partners II, L.P. (“Junior Lender”) dated June 7, 2007 (the “Junior Lender Commitment Letter”; the Junior Lender Commitment Letter together with the Senior Lender Commitment Letter, the “Commitment Letters”; the Senior Lender, together with the Junior Lender, the “Lenders”), each relating to the several commitments of the Lenders to provide the debt and, in the case of the Junior Lender, equity financing required to consummate the Merger on the terms contemplated by this Agreement (the “Financing”). The Second Amended and Restated Operating Agreement of Parent, a correct and complete copy of which has been provided to the Company, provides for equity capital contributions and commitments by the members of Parent which, together with the proceeds of the Financing, will provide Parent with adequate equity and debt financing to consummate the Merger and satisfy its obligations under this Agreement regarding the payment of money.

(b) As of the date of this Agreement, the Commitment Letters are valid, binding and in full force and effect and no event within the direct control of Parent or Sub has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach or an incurable failure to satisfy a condition precedent on the part of Parent or Sub under the terms and conditions of the Commitment Letters, other than any such default or breach that has been waived by the Lenders or otherwise cured in a timely manner by Parent or Sub to the satisfaction of the Lenders or which is not reasonably likely to result in a Parent Material Adverse Effect.

6.8  Solvency.

Assuming that the statements in the following clauses (a) through (d) are true and correct with respect to the Company and the Company Subsidiaries, on a consolidated basis, immediately prior to the Effective Time without reference to the transactions contemplated hereby and the indebtedness to be incurred in connection therewith or the manner in which Parent and Sub propose to conduct the business of the Surviving Corporation and its subsidiaries after the Effective Time, immediately after the Effective Time: (a) the fair value of the assets of the Surviving Corporation and its subsidiaries, on a consolidated basis, shall exceed the amount of all liabilities of the Surviving Corporation and its subsidiaries, on a consolidated basis, contingent or otherwise, (b) the present fair saleable value of the assets of the Surviving Corporation and its subsidiaries, on a consolidated basis, shall be greater than the amount that shall be required to pay the probable liability of the Surviving Corporation and its subsidiaries, on a consolidated basis, on their debts and other liabilities as such debts and other liabilities become absolute and matured, (c) the Surviving Corporation and its subsidiaries, on a consolidated basis, shall not have an unreasonably small amount of capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Effective Time and (d) the Surviving Corporation and its subsidiaries, on a consolidated basis, shall be able to pay their debts and other liabilities as such debts and other liabilities become absolute and matured.

6.9  No Other Representations.

Except as expressly set forth in this Agreement, Parent and Sub make no representations or warranties to the Company. Further, Parent acknowledges that the Company does not make and has not made any representation or warranty to Parent or Sub, except as set forth in this Agreement.

ARTICLE 7

CONDUCT OF BUSINESS PENDING CONSUMMATION

7.1  Affirmative Covenants of Company.

From the date of this Agreement until the earlier of (i) the Effective Time or (ii) the termination of this Agreement, unless the prior written consent of Parent shall have been obtained, and except as otherwise expressly contemplated herein or required by applicable Law, Company shall, and shall cause each of the Company Subsidiaries to, (A) operate its business, in all material respects, only in the usual, regular, and Ordinary Course of Business, and (B) use all commercially reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, and (C) take no action which would (1) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or Section 9.2(f), or (2) adversely affect the ability of any Party to perform its material covenants and agreements under this Agreement. As soon as reasonably practicable following the date of this Agreement, the Company shall deliver the notice described in Section 5.6 of the Company Disclosure Memorandum.

7.2  Negative Covenants of Company.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Parent shall have been obtained, and except as otherwise expressly contemplated herein or as required by applicable Law, Company covenants and agrees that it will not do or agree or commit to do, or permit any of the Company Subsidiaries to do or agree or commit to do, any of the following:

(a) amend the Articles/Certificate of Incorporation, Bylaws or other governing instruments of any Company Entity;

(b) other than (i) trade payables and receivables in the Ordinary Course of Business, (ii) accounts payable relating to fees and expenses of Company’s legal counsel and other advisors relating to Company’s review of its historical stock option granting practices as described in Company’s Annual Report on Form 10-K as filed with the SEC for the fiscal year ended December 30, 2006, which in the aggregate do not exceed $415,000 as of the date of this Agreement, or (iii) accounts payable relating to expenses of Company, including but not limited to fees and expenses of the Company Financial Advisor, legal counsel and other advisors of Company, in connection with the transactions contemplated by this Agreement, which in the aggregate are not expected to exceed $500,000, incur any additional Indebtedness in excess of an aggregate of $100,000 (for the Company Entities on a consolidated basis), or impose, or suffer the imposition, on any Asset of any Company Entity (or Asset used primarily in the business of the Company Entities) of any material Lien or permit any such Lien to exist (other than in connection with Liens in effect as of the date hereof that are disclosed in the Company Disclosure Memorandum);

(c) repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock (or other equity securities) of any Company Entity, or declare or pay any dividend or make any other distribution in respect of Company’s capital stock (or other equity securities);

(d) issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any shares of capital stock (or other equity securities) of any Company Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right;

(e) adjust, split, combine or reclassify any capital stock of any Company Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Company capital stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber (i) any shares of capital stock (or other equity securities) of any Company Entity or (ii) any Asset of any Company Entity (or any other Asset used primarily in the business of the Company Entities), other than in the Ordinary Course of Business or with an aggregate value not to exceed $50,000;

(f) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of sixty (60) days or less, purchase any securities or make any investment, either by purchase of stock or other securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned Company Subsidiary disclosed in the Company Disclosure Memorandum, or otherwise acquire direct or indirect control over any Person;

(g) grant any increase in compensation or benefits or advance money or make loans to the employees, officers or directors of any Company Entity, except as required by Law; pay any severance, change in control or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement; enter into or amend any severance agreements or change in control agreements with directors, officers or other employees of any Company Entity; grant any increase in fees or other increases in compensation or other benefits to directors of any Company Entity or waive any stock repurchase rights, accelerate, amend or change the period of exercisability of any Equity Rights or restricted stock, or reprice Equity Rights granted under the Company Stock Plan or authorize cash payments in exchange for any Equity Rights;

(h) enter into or amend any employment Contract between any Company Entity and any Person having compensation thereunder in excess of $60,000 per year (unless such amendment is required by Law) that the Company Entity does not have the unconditional right to terminate without Liability (other than Liability for services rendered prior to termination) at any time on or after the Effective Time;

(i) adopt any new Employee Benefit Plan of any Company Entity or terminate or withdraw from, or make any change in or to, any existing employee benefit plans of any Company Entity other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by Law, the terms of such plans or consistent with past practice;

(j) make any change in any Tax or accounting methods or systems of internal accounting controls, except as may be required to conform to changes in Tax Laws or regulatory accounting requirements or GAAP;

(k) commence any Litigation other than in accordance with past practice, or settle any Litigation involving any Liability of any Company Entity for material money damages or restrictions upon the operations of any Company Entity (other than any claim or action by the Company to enforce its rights under this Agreement);

(l) enter into, modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims;

(m) enter into any Contract or amend or modify any existing Contract with an Affiliate of any Company Entity, or engage in any new transaction with any Affiliate of a Company Entity;

(n) make any capital expenditures or commitments for additions to plant, property or equipment constituting capital assets in excess of an aggregate of $100,000 for any given calendar month;

(o) make any material change in the lines of business in which Company participates or is engaged or, except with respect to the Option Agreement, dated April 15, 2005, as amended to date, set forth in Section 5.15 of the Company Disclosure Memorandum, exercise any option to acquire any Real Property;

(p) enter into any material partnership arrangements, Franchise Agreements, joint development agreements or strategic alliances;

(q) transfer or license to any Person or otherwise extend, amend or modify in any material respect any rights to its Intellectual Property (including the Company Software), or enter into grants to transfer or license to any Person future Intellectual Property rights, except in the usual, regular and Ordinary Course of Business;

(r) adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization;

(s) hire any employee or engage any independent contractor with an annual compensation level in excess of $60,000;

(t) permit any Company Entity to become a party to or remain a party to any Tax sharing agreement or similar Contract with respect to Taxes of an affiliated group within the meaning of Section 1504(a) of the Internal Revenue Code of which any Company Entity is a member, such that, after the Closing Date, any Company Entity will have an obligation for any past, present or future taxable period with respect to Taxes of any Person other than a Company Entity;

(u) sell, transfer, dispose, abandon or otherwise encumber any material Intellectual Property of any Company Entity;

(v) permit any loan or extension of credit from any Company Entity to any director or officer of any Company Entity to remain outstanding after the Closing Date to the extent that Parent would be prohibited from making such loan or extension of credit to such director or officer under Section 13(k) of the Exchange Act;

(w) enter into any transaction or take any other action that would reasonably be expected to prevent or materially delay the completion of the Merger;

(x) take or agree or commit to take any action that would reasonably be likely to result in any of the conditions set forth in Section 9.2 not being satisfied;

(y) fail to timely file any SEC Document required to be filed by the Company; or

(z) enter into, terminate (or consent to the termination of), renew, extend, amend, modify, alter or otherwise change any Franchise Agreement or any Contract with a supplier to the franchise system, or undertake the offer and/or sale of franchises anywhere or operate the Funds except in compliance with the Franchise Agreements and UFOCs, provided that the Company has properly amended its applicable UFOC in accordance with Applicable Law to disclose the transactions contemplated by this Agreement prior to any offer or sale of franchises.

7.3  Adverse Changes in Condition.

Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable, or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

7.4  Conduct of Parent and Sub.

Except as may be required by applicable Law or as may be consented to by Company, from the date hereof until the Effective Time:

(a) Parent shall not, and shall not permit any of its Subsidiaries to, enter into any transaction or take any other action that would reasonably be expected to prevent or materially delay the completion of the Merger;

(b) Parent will not, and will not permit any Subsidiary of Parent to, take or agree or commit to take any action that would reasonably be likely to result in any of the conditions set forth in Section 9.3 not being satisfied;

(c) Parent will not, and will not permit any Subsidiary of Parent to, agree or commit to do any of the action described in clauses (a) and (b) above; and

(d) Parent and Sub shall use their reasonable best efforts to obtain the proceeds of the Financing on substantially the terms and conditions described in the Commitment Letters or such other terms as would not negatively impact the Company or its shareholders, including using commercially reasonable efforts to (A) negotiate definitive agreements with respect to the Financing consistent with the terms and conditions contained therein and (B) satisfy on a timely basis all conditions in such definitive agreements the satisfaction of which are within the control of Parent or Sub. Parent and Sub shall use their commercially reasonable efforts to comply with their respective obligations, and enforce their respective rights, under the Commitment Letters. Parent shall give the Company prompt notice of any material breach by any party to the Commitment Letters of which Parent has become aware or any termination of the Commitment Letters. Upon request by Company from time to time, Parent shall inform the Company of the status of its efforts to obtain the proceeds of the Financing and shall not permit any amendment or modification to, or any waiver of any material provision or remedy under, the Commitment Letters if such amendment, modification, waiver or remedy would be reasonably likely to result in a Parent Material Adverse Effect.

7.5  Obligations of Sub.

Parent shall take all action necessary to cause Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

7.6  Voting of Company Stock.

Parent agrees to vote all Company Stock beneficially owned by it, and to cause all Company Stock beneficially owned by its Affiliates to be voted, in favor of adoption of this Agreement at the Company’s Stockholders’ Meeting.

7.7   Director and Officer Liability.

(a) From and after the Effective Time for a period of six (6) years, Parent shall cause the Surviving Corporation to honor and fulfill the obligations of the Company, for periods prior to and including the Effective Time, under (i) the indemnification agreements in effect on or immediately prior to the date hereof between the Company and its directors and officers as disclosed in Section 5.7 of the Company Disclosure Memorandum, and (ii) any indemnification, exculpation or advancement of expenses provisions included in the Company’s Certificate of Incorporation or Bylaws and applicable to the present and former directors and officers of the Company (“Company Indemnified Parties”). In addition, promptly (but in no event later than five (5) business days) following the Effective Time, Parent and the Surviving Corporation shall cause the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions with respect to indemnification and exculpation for periods prior to and including the Effective Time that are at least as favorable as the indemnification and exculpation provisions contained in the certificate of incorporation and bylaws of the Company on the date hereof, and, subject to Section 7.7(e) below, for a period of six (6) years following the Effective Time, such provisions shall not be amended, repealed or otherwise modified in any material respect in a manner adverse to any Company Indemnified Parties, except as otherwise required by applicable Law.

(b) From and after the Effective Time for a period of six (6) years, the Surviving Corporation shall cause to be maintained in effect a directors’ and officers’ and fiduciary liability insurance policy no less favorable to the insureds than the policy maintained by the Company as of the date hereof (the “D&O Policy”) covering claims arising from facts or events that occurred at or prior to the Effective Time (including for acts or omissions occurring in connection with this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement) and covering each Company Indemnified Party who is covered as of the Effective Time by the D&O Policy on terms with respect to coverage and amounts that are no less favorable than those terms in effect on the date hereof; provided, however, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 250% of the current annual premium paid by the Company (which annual premium is set forth in Section 7.7(b) of the Company Disclosure Memorandum) for such insurance (such 250% amount, the “Maximum Annual Premium”); and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Prior to the Effective Time, notwithstanding anything to the contrary in this Agreement, the Company shall use commercially reasonable efforts to purchase a six-year “tail” prepaid policy on the D&O Policy on terms and conditions no less advantageous than the D&O Policy, provided that the amount paid by the Company for such “tail” policy shall not exceed $100,000. In the event that the Company purchases such a “tail” policy prior to the Effective Time, the Surviving Corporation shall maintain such “tail” policy in full force and effect and continue to honor its obligations thereunder, in lieu of all other obligations of the Surviving Corporation under the first sentence of this Section 7.7(a) for so long as such “tail” policy shall be maintained in full force and effect.

(c) The obligations and liability of the Parent and the Surviving Corporation under this Section 7.7 shall be joint and several.

(d) The rights of each Company Indemnified Party under this Section 7.7 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company Entities, or under the DGCL or any other applicable Law or under any indemnification agreement of any Company Indemnified Party with any Company Entities so long as a copy of such agreement shall have been furnished to Parent prior to the date hereof. These rights shall survive the consummation of the Merger and are intended to benefit, and shall be enforceable by, each Company Indemnified Party.

(e) In the event that the Surviving Corporation (or any of its successors or assigns) shall consolidate or merge with any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or transfers all or substantially all of its properties and Assets to any other Person, then in each case proper provision shall be made so that the continuing or surviving corporation or entity (or its successors or assigns, if applicable), or transferee of such Assets, as the case may be, shall assume the obligations set forth in this Section 7.7 subject to applicable Law, provided, however, such assumption of liability shall not require such other Person to amend its organizational documents.

ARTICLE 8

ADDITIONAL AGREEMENTS

8.1  Proxy Statement; Stockholder Approval.

(a) Company shall duly call, give notice of, convene and hold a Stockholders’ Meeting, to be held as soon as reasonably practicable after the execution of this Agreement for the purpose of voting upon approval and adoption of this Agreement and the Merger (“Company Stockholder Approval”) and such other related matters as Company deems appropriate. The Proxy Statement shall include a statement to the effect that Company’s Board of Directors unanimously recommends that the stockholders of Company vote to adopt and approve this Agreement (the “Company Board Recommendation”) and, subject to Section 8.1(c), such Company Board Recommendation shall not be withdrawn, qualified or modified in any manner. Company shall use its reasonable best efforts to obtain the Company Stockholder Approval. Once the Stockholders’ Meeting has been called and noticed, Company shall not postpone or adjourn the Stockholders’ Meeting without the consent of Parent (other than (i) for the absence of a quorum or (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which Company believes in good faith is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by Company’s stockholders prior to the Stockholders’ Meeting). Company will use its reasonable best efforts to retain a proxy solicitor reasonably acceptable to Parent and on terms reasonably acceptable to the Company in connection with the Stockholder’s Meeting.

(b) As soon as reasonably practicable after execution of this Agreement, and in any event within fifteen (15) days after the execution of this Agreement, Company shall prepare and file with the SEC a Proxy Statement and shall use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC and shall thereafter mail, as promptly as practicable, the Proxy Statement and all other proxy materials for such meeting to its stockholders. The Parent and its counsel shall be given a reasonable opportunity to review and comment upon the Proxy Statement and any amendment or supplement thereto and any such correspondence prior to its filing with the SEC or dissemination to the Company’s stockholders. Parent shall furnish to Company all information concerning Parent and Sub that Company may reasonably request in connection with such Proxy Statement. The Proxy Statement and all other documents that Company is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Laws and the rules and regulations thereunder.

(c) The Company Board Recommendation may be withdrawn, qualified or modified by Company’s Board of Directors if and only if, prior to the Company Stockholder Approval, all of the following conditions are met: (i) Company receives an Acquisition Proposal from a third party; (ii) Company’s Board of Directors determines in good faith (based upon the advice of the Company Financial Advisor and the Company’s outside counsel) that such Acquisition Proposal constitutes a Superior Proposal and that the failure to withdraw, qualify or modify the Company Board Recommendation would be inconsistent with the Board of Directors’ fiduciary duties to Company’s stockholders under applicable Law; (iii) Company promptly provides Parent with written notice that Company has received such Superior Proposal setting forth the identity of the Person making such Superior Proposal and the material terms and conditions of such Superior Proposal and including a copy of the Superior Proposal and all related documentation; (iv) Company negotiates in good faith with Parent for a period of at least five (5) business days to revise the terms and conditions of this Agreement such that the Superior Proposal no longer constitutes a Superior Proposal; and (v) neither Company nor any of its Company Subsidiaries, Affiliates or Representatives have violated any provisions of Section 8.2.

(d) Notwithstanding anything to the contrary in this Agreement and unless this Agreement is terminated in accordance with its terms, the obligation of Company to call, give notice of, convene and hold a Stockholders’ Meeting under Section 8.1(a) and to submit this Agreement for adoption by Company’s stockholders shall not be waived, limited or otherwise modified or affected in any way by the commencement, disclosure, announcement or submission of any Acquisition Proposal (including a Superior Proposal) or by the withdrawal, qualification or modification of the Company Board Recommendation, and Company shall not submit any Acquisition Proposal (other than this Agreement) to the vote of Company’s stockholders or recommend any such Acquisition Proposal for adoption by Company’s stockholders.

8.2  Acquisition Proposals.

(a) No Company Entity shall, nor shall it authorize or permit any of its Affiliates or Representatives to, directly or indirectly, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes (or may reasonably be expected to lead to) an Acquisition Proposal, (iii) subject to Section 8.1(c), approve, endorse or recommend any Acquisition Proposal, or (iv) enter into any Acquisition Agreement contemplating or otherwise relating to any Acquisition Transaction; provided, however, that, prior to the Company Stockholder Approval, this Section 8.2(a) shall not prohibit Company from furnishing nonpublic information regarding any Company Entity to, or entering into a confidentiality agreement or discussions or negotiations with, any Person or Group in response to a bona fide unsolicited written Acquisition Proposal submitted by such Person or Group (and not withdrawn), but only if (A) no Company Entity or Representative or Affiliate thereof shall have violated any of the restrictions set forth in this Section 8.2; (B) Company’s Board of Directors determines in good faith (based upon the advice of the Company Financial Advisor and the Company’s outside legal counsel) that such Acquisition Proposal is, or is reasonably likely to result in, a Superior Proposal and that the failure to take such actions would be inconsistent with its fiduciary duties to Company’s stockholders under applicable Laws;

(C) at least three (3) business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person or Group, Company gives Parent written notice of the identity of such Person or Group and of Company’s intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Person or Group; (D) Company receives from such Person or Group an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic information furnished to such Person or Group by or on behalf of Company and in any event is no less favorable to the Company than the Confidentiality Agreement, dated September 1, 2006, between Company and Parent (the “Confidentiality Agreement”); and (E) at or prior to the time of furnishing such nonpublic information to such Person or Group, Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by Company to Parent). In addition to the foregoing, Company shall provide Parent with at least two (2) business days prior written notice of any meeting of Company’s Board of Directors at which meeting the Board of Directors is reasonably expected to consider a Superior Proposal or resolve to recommend a Superior Proposal to its stockholders and together with such notice a copy of the most recently proposed documentation relating to such Superior Proposal; provided, further, that Company hereby agrees promptly to provide to Parent any revised documentation and any related Acquisition Agreement.

(b) Company shall notify Parent as promptly as practicable (and in any event within one (1) business day) of the receipt by Company, or any of its Representatives, of any Acquisition Proposal received by Company or of any request for nonpublic information, indication of interest or other inquiry received by Company, which Company reasonably believes could lead to an Acquisition Proposal, and shall provide Parent with the material terms and conditions of such request or Acquisition Proposal and the identity of the Person or Group making any such request or Acquisition Proposal (including a copy of such request or Acquisition Proposal). Company shall at all times keep Parent fully informed of the status of such Acquisition Proposal, inquiry, indication of interest or request for information and of all amendments or modifications to any such Acquisition Proposal, inquiry, indication of interest or request for information.

(c) Company shall immediately cease, and shall cause its Affiliates, Company Subsidiaries and Representatives to cease, any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to (or which could reasonably lead to) any Acquisition Proposal and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal (regardless of whether entered into before or after date hereof); provided that Company may inform such Persons that this Agreement has been entered into.

(d) Nothing in this Agreement shall be deemed to restrict Company from complying with Rule 14d-9 or Rule 14e-2 under the Exchange Act or the rules of the Nasdaq Stock Market, Inc. or responding to any unsolicited proposal or inquiry by advising the person making such proposal or inquiry of the terms of this Section 8.2.

(e) Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 8.2, by any Company Entity or any Affiliate or Representative of any Company Entity shall be deemed to be a breach of this Section 8.2 by Company.

8.3  Consents of Regulatory Authorities.

The Parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all Consents of all Regulatory Authorities and other Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger). The Parties agree that they will consult with each other with respect to the obtaining of all Consents of all Regulatory Authorities and other Persons necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to contemplation of the transactions contemplated herein. Each Party also shall promptly advise the other upon receiving any communication from any Regulatory Authority whose Consent is required for consummation of the transactions contemplated by this Agreement which causes such Party to believe that there is a reasonable likelihood that any requisite Consent will not be obtained or that the receipt of any such Consent will be materially delayed.

8.4  Agreement as to Efforts to Consummate.

Subject to the terms and conditions of this Agreement (including Section 9.2(i)), each Party agrees to use, and to cause its respective Subsidiaries and Affiliates to use, its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable best efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Company shall assist Parent and Sub in their efforts to obtain and consummate the Financing, including, without limitation, by providing information and diligence materials relating to the Financing and Company’s business and assets and by making its officers and advisors from time to time available to Parent, Sub, and the Lenders (and their respective agents and Representatives) to discuss the same; provided however, that the Company shall not be obligated to pay or reimburse Parent or Sub for any costs or expenses associated with any surveys, commitments, appraisals, reports or other studies in connection with the Financing, nor for the remediation of any physical properties included in such surveys, commitments, appraisals, reports or other studies.

8.5  Investigation and Confidentiality.

From the date hereof until the Effective Time and subject to applicable Law, Company will use its commercially reasonable efforts to keep Parent advised of all material developments relevant to Company’s business and, subject to the provisions of this Agreement, to consummation of the Merger. Company shall give to Parent, its counsel, financial advisors, auditors and other authorized Representatives reasonable access, during regular business hours and upon reasonable notice, at Parent’s expense, to the offices, properties, books and records of the Company Entities and will furnish to Parent, its counsel, financial advisors, auditors and other authorized Representatives such financial and operating data and other information as such Persons may reasonably request and will instruct its employees, counsel and financial advisors to cooperate with Parent in its investigation of the business of Company. No investigation by Parent shall affect the ability of Parent to rely on the representations and warranties of Company. No access to or disclosure of information shall be required to the extent such access or disclosure would jeopardize the work product privilege or the attorney-client privilege of the Company Entities or violate any binding agreement entered into prior to the date of this Agreement. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of business of the Company Entities. All such access and information obtained by Parent and its authorized Representatives shall be subject to the terms and conditions of the Confidentiality Agreement. No representation as to the accuracy of any information that may be provided pursuant to this Section 8.6 is made, and Parent may not rely on the accuracy of any such information other than as expressly set forth in the representations and warranties in Article 5. No information obtained in any investigation pursuant to this Section 8.6 shall be deemed to modify any representation or warranty in Article 5.

8.6  Press Releases.

Prior to the Effective Time, Company and Parent shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.6 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law.

8.7  Employee Matters.

(a) Except for the officers of the Company to be replaced pursuant to Section 2.3, each individual who was employed by any Company Entity immediately prior to the Effective Time will continue to be an employee of the Surviving Corporation or such Company Entity immediately after the Effective Time (each, a “Business Employee” and collectively, the “Business Employees”); provided, however, Parent shall have the sole right with respect to, and be solely responsible for, establishing all terms and conditions relating to the continuing employment of Business Employees, and nothing in this Agreement or otherwise shall obligate Parent to continue to employ or engage any Business Employee for any length of time after the Effective Time. Further, nothing in this Section 8.7 shall create any third party beneficiary right in any person other than the parties to this Agreement, including any current or former Business Employee, any participant in any employee benefit plan or other employee program, or any dependent or beneficiary thereof, or create any right to continued employment with (or right to continued participation in, or continued level of benefits with respect to, any employee program or any employee benefit plan, program, agreement or arrangement of) Parent, any Affiliate of Parent, the Company or the Surviving Corporation or any of their respective Affiliates following the Effective Time.

(b) Immediately after the Effective Time, all Business Employees whose employment is continued by the Surviving Corporation shall continue to be eligible to participate in Company Benefit Plans to the extent such Company Benefit Plans are continued by the Surviving Corporation. Notwithstanding the foregoing sentence, nothing in this Section 8.7 shall constitute an amendment to any Company Benefit Plan or any other plan or arrangement covering Business Employees or be construed to provide any rights or benefits to any Business Employee.

ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

9.1  Conditions to Obligations of Each Party.

The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.5:

(a)  Company Stockholder Approval.  The stockholders of Company shall have adopted and approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law and by the provisions of any governing instruments.

(b)  Regulatory Approvals.  All Consents of all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the disposition of Assets or restrictions on business activities) which, in the reasonable judgment of Parent, would be reasonably likely to have an adverse impact on Parent or Company following the Merger.

(c)  Legal Proceedings.  No Regulatory Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement, and there shall be no action or Litigation pending or overtly threatened by any Regulatory Authority or Person that seeks enactment, issuance, promulgation, enforcement or entrance of any such Law or Order or that seeks to enjoin, restrict, prohibit or delay the consummation of the transactions contemplated hereby.

9.2  Conditions to Obligations of Parent.

The obligations of Parent to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Parent pursuant to Section 11.5(a):

(a)  Representations and Warranties.  The representations and warranties of Company contained in this Agreement shall be true (disregarding all exceptions therein for materiality and Company Material Adverse Effect) at and as of the Effective Time as if made at and as of such time (except for representations and warranties made as of a specific date, which shall be true (disregarding all exceptions therein for materiality and Company Material Adverse Effect) at and as of such date) with such exceptions as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b)  Performance of Agreements and Covenants.  Each and all of the agreements and covenants of Company to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)  Certificates.  Company shall have delivered to Parent (i) a certificate, dated as of the Closing Date, and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to Company and in Section 9.2(a), Section 9.2(b), Section 9.2(h) and Section 9.2(j) have been satisfied, and (ii) certified copies of resolutions duly adopted by Company’s Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Parent and its counsel shall request.

(d)  Opinion of Counsel.  Parent shall have received an opinion of Kutak Rock LLP, counsel to Company, dated as of the Closing Date, in form reasonably satisfactory to Parent (upon which Lenders providing the Financing may rely), as to the matters set forth in Exhibit 1.

(e)  Tax Certificate.  Company shall have delivered to Parent a certificate signed under penalties of perjury stating that as of the Closing Date, (i) Company has determined that it is not and, at all times during the five year period preceding the date of such written statement has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code and that the stock of the Company does not constitute a United States real property interest within the meaning of Section 897(c)(1)(A) of the Internal Revenue Code.

(f)  Consents and Approvals.  Company shall have obtained the Consents, amendments and terminations of Contracts listed in Section 9.2(f) of the Company Disclosure Memorandum. No Consent, amendment or termination so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which, in the reasonable judgment of Parent, would be reasonably likely to have an adverse impact on Parent or Company following the Merger.

(g)  No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have a Company Material Adverse Effect.

(h)  Dissenting Stockholders.  Holders of no more than 5% of the shares of Company capital stock issued and outstanding at the Effective Time have asserted dissenters rights under the DGCL.

(i)  Parent Financing.  Parent shall have obtained the Financing (in the necessary amounts and on terms that are reasonably acceptable to Parent to permit it, together with the equity contributions described in Section 6.7, to satisfy its obligations to make the required cash payments to Company’s stockholders as provided in this Agreement) and all conditions precedent to the consummation of the Financing set forth in the documents relating thereto shall have been satisfied or waived in accordance with the terms of such documents (but for any condition precedent which is satisfied solely by the effectiveness of this Agreement or the satisfaction of the conditions precedent to the effectiveness of this Agreement).

(j)  Available Cash.  Company shall have immediately available unrestricted cash of no less than $4,000,000 as of the Closing Date; provided, that such amount may be reduced by the items set forth on Section 9.2(j) of the Company Disclosure Memorandum, but in no event shall the minimum unrestricted cash be less than $3,000,000.

(k)  Company Benefit Plans.  Prior to the Closing, the Company shall have taken such actions set forth on Section 9.2(k) of the Company Disclosure Memorandum with respect to Company Benefit Plans, subject to the review and approval of all such actions and related forms by Parent.

9.3  Conditions to Obligations of Company.

The obligations of Company to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Company pursuant to Section 11.5(b):

(a)  Representations and Warranties.  The representations and warranties of Parent contained in this Agreement shall be true (disregarding all exceptions therein for materiality and Parent Material Adverse Effect) at and as of the Effective Time as if made at and as of such time (except for representations and warranties made as of a specific date, which shall be true (disregarding all exceptions therein for materiality and Parent Material Adverse Effect) at and as of such date) with such exceptions as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b)  Performance of Agreements and Covenants.  Each and all of the agreements and covenants of Parent to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)  Certificates.  Parent shall have delivered to Company (i) a certificate, dated as of the Closing Date, and signed on its behalf by the Chief Executive Officer, or equivalent, of Parent, to the effect that the conditions set forth in Section 9.1 as relates to Parent and in Section 9.3(a) and Section 9.3(b) have been satisfied, (ii) certified copies of resolutions duly adopted by Parent’s Board of Managers evidencing the taking of all action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby and (iii) certified copies of resolutions duly adopted by Sub Board of Directors and Parent in its capacity as sole stockholder of Sub evidencing the taking of all corporate or other action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Company and its counsel shall request.

(d)  Parent Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have a Parent Material Adverse Effect.

ARTICLE 10

TERMINATION

10.1  Termination.

Notwithstanding any other provision of this Agreement, and except with respect to clause (i) below, notwithstanding the adoption of this Agreement by the stockholders of Company, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) By mutual written agreement of Parent and Company;

(b) By either Parent or Company (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by the other Party of any representation, warranty, covenant or agreement contained in this Agreement, which breach (i) cannot be or has not been cured by the earlier to occur of (A) the date specified in Section 10.1(e) or (B) ten (10) business days after the giving of written notice to the breaching Party of such breach and (ii) would be reasonably likely, in the opinion of the non-breaching Party, to result in the failure of the condition set forth in Section 9.2(a) or Section 9.2(b) (as applicable) if Company is the breaching Party or Section 9.3(a) or Section 9.3(b) (as applicable) if Parent or Sub is the breaching Party;

(c) By either Parent or Company in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal or (ii) if there shall be any Law or Order enacted, promulgated, issued or entered following the date of this Agreement that makes consummation of the Merger and the other transactions contemplated hereby illegal or otherwise prohibited;

(d) By either Parent or Company in the event the Company’s stockholders fail to adopt and approve this Agreement and the transactions contemplated hereby at the Stockholders’ Meeting where such matters were presented to such stockholders for adoption; provided, however, that Company shall not be permitted to terminate this Agreement pursuant to this Section 10.1(d) if the failure to obtain such Company Stockholder Approval is attributable to a failure on the part of Company to perform any of its covenants or obligations under this Agreement;

(e) By either Parent or Company in the event that the Merger shall not have been consummated by October 31, 2007 if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e);

(f) By either Parent or Company (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the transactions contemplated hereby cannot be satisfied or fulfilled by the date specified in Section 10.1(e);

(g) By Company if a Parent Material Adverse Effect shall have occurred or if any event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have a Parent Material Adverse Effect;

(h) By Parent if a Company Material Adverse Effect shall have occurred or if any event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have a Company Material Adverse Effect;

(i) By Company if it receives a Superior Proposal and the Board of Directors reasonably determines in good faith (based on the advice of the Company Financial Advisor and the Company’s outside legal counsel) that such proposal does constitute a Superior Proposal and that a failure by the Board of Directors to terminate this Agreement and enter into an agreement to effect such Superior Proposal would be inconsistent with its fiduciary duties to Company’s stockholders under applicable Law; provided, however, that Company may not terminate this Agreement pursuant to this Section 10.1(i) unless it has first complied with its obligations under Section 8.1 and Section 8.2 and until (i) five (5) business days have elapsed following delivery to Parent of a written notice of such determination by Company’s Board of Directors and during such five (5) business day period Company negotiates in good faith with Parent (including providing Parent with the information described in Section 8.1(c)(iii) to revise the terms and conditions of this Agreement so that the Superior Proposal no longer constitutes a Superior Proposal), (ii) at the end of such five (5) business day period, such competing Acquisition Proposal continues to constitute a Superior Proposal and Company’s Board of Directors continues to reasonably determine in good faith (based on the advice of the Company Financial Advisor and Company’s outside legal counsel) that a failure to terminate this Agreement and enter into an agreement to effect such Superior Proposal would be inconsistent with its fiduciary duties to Company’s stockholders under applicable Law and (iii) (A) prior to such termination, Company shall have paid Parent the Termination Fee and all other amounts owed by Company to Parent under Section 10.2 by wire transfer in same day funds and (B) simultaneously or substantially simultaneously with such termination Company enters into a definitive acquisition, merger or similar agreement to effect such Superior Proposal; or

(j) By Parent if the Board of Directors of Company shall have (i) failed to include the Company Board Recommendation in the Proxy Statement without modification or qualification; (ii) withdrawn, qualified or modified, or proposed publicly to withdraw, qualify or modify the Company Board Recommendation; (iii) affirmed, recommended, or authorized entering into or entered into any Acquisition Agreement or Acquisition Transaction other than the Merger or resolved to do any of the foregoing;

(iv) within ten (10) business days after commencement of any tender or exchange offer for any shares of Company Common Stock, failed to recommend against acceptance of such tender or exchange offer by Company’s stockholders or takes no position with respect to the acceptance of such tender or exchange offer by Company’s stockholders; or (v) after an Acquisition Proposal has been made, failed to reaffirm the Company Board Recommendation upon Parent’s request (to the exclusion of any other Acquisition Proposal) or resolved not to reaffirm the Company Board Recommendation.

10.2  Effect of Termination.

(a) In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2 and Article 11, shall survive any such termination and abandonment, and (ii) no such termination shall relieve the breaching Party from Liability resulting from any willful breach by that Party of this Agreement.

(b) Parent and Company agree that if (i) Parent shall terminate this Agreement pursuant to Section 10.1(b), Section 10.1(e) (and the failure to consummate the transactions contemplated hereby on or before the date specified in Section 10.1(e) was due to a breach of this Agreement by Company), Section 10.1(f) (so long as such termination is not due to a failure by Parent to obtain the Financing and such failure is not related to a breach of this Agreement by Company), Section 10.1(h) or Section 10.1(j), (ii) either Party shall terminate this Agreement pursuant to Section 10.1(d), or (iii) Company shall terminate this Agreement pursuant to Section 10.1(i), then in addition to any other remedies that Parent, Sub or their Affiliates may have as a result of such termination, Company shall pay Parent an amount equal to the sum of all of Parent’s documented fees and expenses (including fees and expenses of Parent’s Affiliates and Representatives and all fees and expenses relating to Parent’s financing of the transactions contemplated in this Agreement) relating to this Agreement and the transactions contemplated hereby up to a maximum amount as specified in Section 10.2(b) of the Company Disclosure Memorandum (the ‘‘Parent Expenses”). Any payment required to be made by Company pursuant to this Section 10.2(b) shall be paid to Parent not later than five (5) business days after delivery to Company of notice of demand for such payment and reasonable documentation setting forth the Parent Expenses (which documentation may be supplemented and updated from time to time by Parent until the 45th day after Parent delivers such notice of demand for payment).

(c) In addition to any other sums payable to Parent under Section 10.2(b), Company shall pay Parent a termination fee in the amount of $940,000 (the “Termination Fee”) in immediately available funds if: (i) Parent shall terminate this Agreement pursuant to Section 10.1(j); (ii)(A) either Party shall terminate this Agreement pursuant to Section 10.1(d), Section 10.1(e) or Section 10.1(f) or (B) Parent shall terminate this Agreement pursuant to Section 10.1(b), and in the case of (A) or (B) the Company shall enter into an Acquisition Agreement or Acquisition Transaction with any Person (other than Parent or Sub) within six (6) months of the effective date of such termination; or (iii) Company shall terminate this Agreement pursuant to Section 10.1(i). Payment of the Termination Fee required by this Section 10.2(c) shall be paid (A) prior to, and shall be a pre-condition to the effectiveness of, termination of this Agreement by Company pursuant to Section 10.1(i); (B) within two (2) business days of termination by Parent pursuant to Section 10.1(j); or (C) within two (2) business days of the execution of an Acquisition Agreement or consummation of an Acquisition Transaction, whichever occurs earlier, following a termination by either Party under Section 10.1(d), Section 10.1(e) or Section 10.1(f), or Parent under Section 10.1(b). Payment of the Termination Fee shall be made by wire transfer of immediately available funds to an account designated by Parent. Company hereby waives any right to set-off or counterclaim against payment of the Termination Fee.

(d) Parent and Company agree that if Company shall terminate this Agreement pursuant to Section 10.1(b), then in addition to any other remedies that Company or its Affiliates may have as a result of such termination, Parent shall pay Company an amount equal to the sum of all of Company’s documented fees and expenses (including fees and expenses of Company’s Affiliates and Representatives) relating to this Agreement and the transactions contemplated hereby up to a maximum amount as specified in Section 10.2(d) of the Company Disclosure Memorandum (the ‘‘Company Expenses”). Any payment required to be made by Parent pursuant to this Section 10.2(d) shall be paid to Company not later than five (5) business days after delivery to Parent of notice of demand for such payment and reasonable documentation setting forth the Company’s Expenses (which documentation may be supplemented and updated from time to time by Company until the 45th day after Company delivers such notice of demand for payment).

(e) The Parties acknowledge that the agreements contained in Section 10.2(b), Section 10.2(c) and Section 10.2(d) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if a Party fails promptly to pay any amount due pursuant to Section 10.2(b), Section 10.2(c) or Section 10.1(d), as applicable, and, in order to obtain such payment, the other Party commences a suit which results in a judgment against such Party for such amounts, such Party shall pay the other Party’s costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the total amount owed at the prime rate as reported in the Wall Street Journal (or other similar publication) and in effect on the date such payment was required to be made. If a Party prevails in any such suit or action, the losing Party shall pay the prevailing Party’s costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit.

ARTICLE 11

MISCELLANEOUS

11.1  Definitions.

(a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Acquisition Agreement” means any letter of intent, agreement in principle, acquisition agreement or similar Contract or document relating to an Acquisition Proposal or Acquisition Transaction.

“Acquisition Proposal” means any proposal (whether communicated to Company or publicly announced to Company’s stockholders) by any Person (other than Parent or any of its Affiliates) for an Acquisition Transaction involving Company or any of its present or future consolidated Subsidiaries, or any combination of such Subsidiaries.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from Company by any Person or “Group” (other than Parent or any of its Affiliates) of more than 5% of the voting securities of Company or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or “Group” (other than Parent or any of its Affiliates) beneficially owning more than 5% of the voting securities of Company or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving Company; (ii) any sale or lease (other than in the Ordinary Course of Business), or exchange, transfer, license (other than in the Ordinary Course of Business), acquisition or disposition of any Assets of any Company Entity whose Assets, individually or in the aggregate, constitute more than 5% of the consolidated Assets of the Company; or (iii) any liquidation or dissolution of any Company Entity.

“Affiliate” of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Assets” of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Closing Date” means the date on which the Closing occurs.

“Company Disclosure Memorandum” means the written information entitled “Company Disclosure Memorandum for Agreement and Plan of Merger by and among BBAC, LLC, BBAC Merger Sub, Inc. and Back Yard Burgers, Inc.” delivered prior to the date of this Agreement to Parent describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

“Company Entities” means, collectively, Company and all Company Subsidiaries.

“Company Financial Statements” means (i) the consolidated balance sheets (including related notes and schedules, if any) of Company as of December 30, 2006, December 31, 2005 and January 1, 2005, and the related statements of income, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) for the years ended December 30, 2006 and December 31, 2005, and (ii) the consolidated balance sheets of Company (including related notes and schedules, if any) and related statements of income, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) respect to periods ended subsequent to December 30, 2006, including March 31, 2007.

“Company Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has or reasonably could have a material adverse impact on (i) the financial condition, business, prospects or results of operations of the Company Entities, taken as a whole, or (ii) the ability of Company to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement.

“Company Options” means all unexercised and unexpired options to purchase shares of Company Common Stock under any Company Stock Plan.

“Company Stock Plans” means all of the existing stock option and other stock-based compensation plans, agreements or arrangements of Company.

“Company Subsidiaries” means the Subsidiaries of Company, which shall include any corporation, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Company in the future and held as a Subsidiary by Company at the Effective Time.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“DGCL” means the Delaware General Corporation Law.

“Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom understanding or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent or (v) arrived at through collective bargaining or otherwise.

“Environmental Laws” means any and all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata), or emissions, discharges, releases, or threatened releases of, or the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of, any Hazardous Material, including, (A) the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§9601 et seq.  (“CERCLA”) and the Occupational Safety and Health Act; (B) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §§6901 et seq., (“RCRA”); (C) the Emergency Planning and Community Right to Know Act (42 U.S.C. §§11001 et seq.); (D) the Clean Air Act (42 U.S.C. §§ 7401 et seq.); (E) the Clean Water Act (33 U.S.C. I 1251 et seq.); (F) the Toxic Substances Control Act (15 U.S.C. I 2601 et seq.); (G) the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.); (H) the Safe Drinking Water Act (41 U.S.C. I 300f et seq.); (I) any state, county, municipal or local Laws similar or analogous to the federal Laws listed in parts (A)-(H) of this subparagraph, including, but not limited to:  the Georgia Solid Waste Management Act, O.C.G.A. §§13-8-20 et seq., the Georgia Hazardous Waste Management Act, O.C.G.A. §§12-8-60 et seq., and the Georgia Hazardous Site Response Act, O.C.G.A. §§12-8-90 et seq. (“HSRA”), (J) any amendments to the Laws listed in parts (A)-(I) of this subparagraph, (K) any Laws or Orders adopted pursuant to or implementing the Laws listed in parts (A)-(J) of this subparagraph; and (L) any other Law or Order in effect relating to environmental protection.

“Equity Rights” means all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which together with a Company Entity would be treated as a single employer under Code Section 414.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exhibits” mean the Exhibits to this Agreement, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

“Franchise Agreements” shall mean the franchise agreements (including franchise agreements, license agreements, satellite agreements, franchise development agreements, co-branding agreements, area development agreements, development incentive agreements together with all ancillary agreements) under which the Company has or may grant any person the right to establish and operate a business under the Brand or under the Back Yard Burgers franchise system.

“GAAP” means generally accepted accounting principles, consistently applied during the periods involved.

“Hazardous Material” means (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil, asbestos-containing materials and any polychlorinated biphenyls.

“Indebtedness” means, as to any Person on the date of determination, all of the following: (a) obligations of such Person in respect of money borrowed; (b) obligations of such Person whether or not for money borrowed if such obligations are (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property; (c) all reimbursement obligations of such Person under letters of credit or acceptances (whether or not the same have been presented for payment); (d) an obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; (e) all obligations, contingent or otherwise, of such Person under any synthetic lease, tax retention operating lease, off balance sheet loan or similar off balance sheet financing arrangement if the transaction giving rise to such obligation (1) is considered indebtedness for borrowed money for tax purposes but is classified as an operating lease under GAAP and (2) does not (and is not required pursuant to GAAP to) appear as a liability on the balance sheet of such Person; and (f) all Indebtedness of other Persons which (i) such Person has guaranteed or is otherwise recourse to such Person or (ii) is secured by a Lien on any property of such Person. For the purposes of this definition “Person” means an individual, corporation, partnership, limited liability company, association, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

“Intellectual Property” means (i) patents (including but not limited to continuations, continuations-in-part, divisions, renewals, reissues, and extensions thereof), inventions or discoveries (including but not limited to processes, machines, manufactures, compositions of matter, formulas, techniques, concepts and ideas) whether patentable or not, (ii) moral rights and copyrights in any work of authorship recognized by foreign or domestic law, by statue or at common law or otherwise (including but not limited to databases and computer software, in source code and object code form), (iii) mask works, (iv) trademarks, service marks, Internet domain names, trade names and trade dress, and all goodwill related thereto, (v) trade secrets, (vi) all other intellectual property rights protectable under any laws or international conventions throughout the world, (vii) all improvements to or derivatives from any of the foregoing, and (viii) registrations and applications for any of the foregoing, that are used in the business of the Company Entities and/or in any product or service that is used, owned, exploited, or planned to be used, owned or exploited by the Company Entities.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should reasonably have been known after due inquiry by any of the directors or officers of such Person, including, without limitation, the Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, Secretary, Controller, Director of Franchise Development, Director of Training and vice presidents of such Person.

“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability” means any direct or indirect, primary or secondary, liability, Indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the Ordinary Course of Business) of any type, whether accrued, absolute or contingent, known or unknown, liquidated or unliquidated, matured or unmatured, or otherwise.

“Licensed Intellectual Property” means Intellectual Property used, sold or sublicensed by any Company Entity pursuant to a license agreement between the Company Entity and another Person.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, community property interest, equitable interest, lease, license, charge, option, conditional sale agreement, right of first refusal, easement, servitude, restrictive covenant, right of way, encroachment or other survey defect, title defect or encumbrance, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribution of ownership or other restriction or limitation of any nature whatsoever, other than (i) Liens for current property Taxes not yet due and payable and (ii) Liens which do not impair the use of or title to the Assets subject to such Lien.

“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, eminent domain or condemnation proceedings, administrative or other proceeding relating to or affecting a Party, its business, its records, its policies, its practices, its compliance with Law, its actions, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

“Losses” means any and all demands, claims, actions or causes of action, assessments, losses, diminution in value, damages (including special and consequential damages), liabilities, costs, and expenses, including interest, penalties, cost of investigation and defense, and reasonable attorneys’ and other professional fees and expenses.

“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Nasdaq” means the Nasdaq Stock Market, Inc.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign Regulatory Authority.

“Ordinary Course of Business” means, with respect to a Person, the conduct of that Person’s business and operations only in the ordinary course of business consistent with past custom and practice (including, where applicable, with respect to quantity and frequency).

“Parent Entities” means, collectively, Parent and all Subsidiaries of Parent.

“Parent Material Adverse Effect” means an event, change or occurrence not caused by or relating to the Company which, individually or together with any other event, change or occurrence not caused by or relating to the Company, has, or reasonably could have a material adverse impact on the ability of Parent to perform its obligations under this Agreement (including, but not limited to, the ability of Parent and Sub to obtain the Financing to consummate the Merger and the other transactions to be performed or consummated by Parent or Sub, as the case may be).

“Party” means any of Company, Sub or Parent and “Parties” shall mean Company, Sub and Parent.

“Permit” means any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

“Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Proxy Statement” means the proxy statement used by Company to solicit the approval of its stockholders of the transactions contemplated by this Agreement.

“Regulatory Authorities” means collectively the SEC, Nasdaq, state franchise agencies and all other federal, state, county, local or other governmental or regulatory courts, agencies, authorities (including taxing and self regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

“Representative” means any investment banker, financial advisor, attorney, accountant, consultant, franchise broker, franchise sales agent or other representative or agent engaged by a Person.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” means all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with the SEC, Nasdaq or any state securities agency or authority pursuant to the Securities Laws.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Stockholders’ Meeting” means the meeting of the stockholders of Company to be held pursuant to Section 8.1.

“Subsidiaries” means all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Superior Proposal” means any Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) (i) involving the acquisition of the entire equity interest in, or all or substantially all of the assets and liabilities of, the Company Entities and (ii) with respect to which Company’s Board of Directors (A) determines in good faith that such Acquisition Proposal, if accepted, is reasonably likely to be consummated on a timely basis, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Person or Group making the Acquisition Proposal, and (B) determines in its good faith judgment (based upon the written opinion of the Company Financial Advisor) to be financially more favorable to the stockholders of Company than the Merger taking into account all relevant factors (including whether, in the good faith judgment of the Company’s Board of Directors, after obtaining the advice of the Company Financial Advisor, the Person or Group making such Acquisition Proposal is reasonably able to finance the transaction, and any proposed changes to this Agreement that may be proposed by Parent in response to such Acquisition Proposal).

“Surviving Corporation” means Company as the surviving corporation resulting from the Merger.

“Tax” or “Taxes” means any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto, and including any Liability for Taxes of another Person pursuant to a Contract, as a transferee or successor, under Treasury Regulation 1.1502-6 or analogous state, local or foreign Law or otherwise.

“Tax Return” means any report, return, information return, or other information required to be supplied to a Regulatory Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

(b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Term	Section

Agreement	Preamble
Brand	5.17
Business Employee	8.7
Certificates	4.1
Certificate of Merger	1.3
Closing	1.2

Term	Section

Closing Date	1.3
Commitment Letters	6.7
Common Stock	5.3
Common Stock Consideration	3.1
Company	Preamble
Company Balance Sheet	5.6
Company Benefit Plans	5.14
Company Board Recommendation	8.1
Company Contracts	5.15
Company ERISA Plan	5.14
Company Financial Advisor	5.21
Company Indemnified Parties	7.7
Company Pension Plan	5.14
Company Real Property	5.9
Company Stock	5.3
Company Stockholder Approval	8.1
Confidentiality Agreement	8.2
D&O Policy	7.7
DOL	5.14
Effective Time	1.3
Enforceability Exceptions	5.2
ESPP	3.5
Financing	6.7
Fund	5.17
IRS	5.14
Junior Lender	6.7
Junior Lender Commitment Letter	6.7
Lenders	6.7
Material Intellectual Property	5.10
Maximum Annual Premium	7.7
Merger	1.1
Merger Consideration	3.1
Parent	Preamble
Parent Expenses	10.2
Party Affiliate	11.3
Paying Agent	4.1
Preferred Stock	5.3
Preferred Stock Consideration	3.1
Senior Lender	6.7
Senior Lender Commitment Letter	6.7
Sub	Preamble
Termination Fee	10.2
UFOCs	5.17
Voting Agreement	Preamble

(c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”

11.2  Expenses.

Except as otherwise expressly provided in this Agreement (including in Sections 4.1 and 10.2), each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

11.3  Entire Agreement.

Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement. Each Party acknowledges and agrees that each other Party hereto makes no other representations or warranties, whether express or implied, other than the express representations and warranties contained herein or in the certificates to be delivered at the Effective Time. Subject to Section 10.2(a)(ii), none of the representations and warranties contained in this Agreement shall survive the Merger or the termination of this Agreement.

11.4  Amendments.

To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after Company Stockholder Approval of this Agreement has been obtained; provided, that after any such Company Stockholder Approval, there shall be made no amendment that reduces or modifies in any material respect the consideration to be received by Company’s stockholders without the further approval of such stockholders.

11.5  Waivers.

(a) Prior to or at the Effective Time, Parent shall have the right to waive any default in the performance of any term of this Agreement by Company, to waive or extend the time for the compliance or fulfillment by Company of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Parent under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Parent.

(b) Prior to or at the Effective Time, Company, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any default in the performance of any term of this Agreement by Parent or Sub, to waive or extend the time for the compliance or fulfillment by Parent or Sub of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Company under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Company.

(c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

11.6  Assignment.

Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise)

without the prior written consent of the other Party; provided, however, that Parent and Sub may assign this Agreement and their respective rights under this Agreement to any Affiliate of Parent or Sub or any Person providing financing to Parent and Sub without the consent of Company. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

11.7  Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Company:

Back Yard Burgers, Inc.
1657 N. Shelby Oaks Drive
Memphis, Tennessee 38134
Facsimile Number: (901) 367-0999
Attention: Lattimore M. Michael

Copy to Counsel (which shall not constitute notice):

Kutak Rock LLP
Suite 2000, 124 West Capitol Avenue
Little Rock, Arkansas 72201
Facsimile Number: (501) 975-3001
Attention: H. Watt Gregory, III

Parent:

BBAC, LLC
3060 Peachtree Road NW, Suite 1410
Atlanta, Georgia 30305
Facsimile Number: (404) 495-7410
Attention: Reid M. Zeising

Copy to Counsel (which shall not constitute notice):

Alston & Bird LLP
1201 West Peachtree Street
Atlanta, Georgia 30309-3424
Facsimile Number: (404) 253-8152
Attention: S. Joel Cartee

and

Jones Day
1420 Peachtree Street
Atlanta, Georgia 30309-3053
Facsimile Number: (404) 381-8330
Attention: Bryan E. Davis

11.8  Governing Law.

Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Delaware. The Parties all expressly agree and acknowledge that the State of Delaware has a reasonable relationship to the Parties and/or this Agreement. As to any dispute, claim, or litigation arising out of or relating in any way to this Agreement or the transaction at issue in this Agreement, the Parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware. Each Party hereto hereby irrevocably waives, to the fullest extent permitted by Law, (a) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such court, (b) any claim that any suit, action or proceeding brought in such court has been brought in an inconvenient forum, and (c) any defense that it may now or hereafter have based on lack of personal jurisdiction in such forum.

11.9  Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

11.10  Captions; Articles and Sections.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

11.11  Interpretations.

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

11.12  Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

11.13  No Personal Liability.

Each of the following is herein referred to as a “Party Affiliate”: (a) any direct or indirect shareholder, member or investor of a Party or (b) any director, manager, officer, trustee, employee, Representative or agent of a Party. Unless otherwise expressly liable pursuant to a written agreement, no Party Affiliate, acting in his or its capacity as an agent of a Party, shall have any liability or obligation for breaches of this Agreement or the transactions contemplated hereby.

11.14  Company Disclosure Memorandum.

Other than with the prior written consent of Parent, Company shall not be entitled to amend or supplement the Company Disclosure Memorandum or any section thereof.

[Signatures on Next Page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

PARENT:

BBAC, LLC

By:	/s/ Reid Zeising
Name: Reid Zeising

Title:	Chairman

SUB:

BBAC MERGER SUB, INC.

By:	/s/ Reid Zeising
Name: Reid Zeising

Title:	Chairman, President/Chief Executive
Officer and Secretary

COMPANY:

BACK YARD BURGERS, INC.

By:	/s/ Lattimore M. Michael
Name: Lattimore M. Michael

Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

APPENDIX B

DELAWARE CODE

TITLE 8. CORPORATIONS

CHAPTER 1. GENERAL CORPORATION LAW

SUBCHAPTER IX. MERGER, CONSOLIDATION OR CONVERSION

§ 262. Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsection (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsection (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsection (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsection (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

APPENDIX C

June 10, 2007

Personal and Confidential

Board of Directors
Back Yard Burgers, Inc.
1657 North Shelby Oaks Drive, Suite 105
Memphis, TN 38134

Members of the Board of Directors:

The Board of Directors of Back Yard Burgers, Inc. (the “Company”) has requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration (as defined below) to be paid to the holders of outstanding shares of the Company’s common stock and preferred stock (the “Company Stock”) by BBAC, LLC (the “Purchaser”) in connection with the merger transaction (the “Transaction”) contemplated by the Agreement and Plan of Merger dated as of June 10, 2007 (the “Merger Agreement”) among the Company, the Purchaser and BBAC Merger Sub, Inc., a wholly-owned subsidiary of Purchaser (“Sub”). Capitalized terms used in this opinion letter without definition shall have the meaning ascribed to such terms in the Merger Agreement.

Pursuant to the Merger Agreement, at the Effective Time, each share of the Company’s common stock and preferred stock issued and outstanding immediately before the Effective Time of the Merger (other than shares owned by Purchaser or Sub or held in the treasury of the Company, or shares held by a holder who has validly demanded appraisal rights under Delaware law), will be cancelled and converted automatically into the right to receive a cash payment of $6.50 without interest and less any applicable withholding taxes (the “Merger Consideration”) The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

Morgan Keegan and Company, Inc. (“Morgan Keegan”), as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers, acquisitions and divestitures, underwriting and secondary distributions of securities, private placements and other purposes. Morgan Keegan has acted as financial advisor to the Company in connection with the Transaction and participated in certain of the negotiations leading up to the execution of the Merger Agreement. Morgan Keegan will receive a fee for rendering this opinion, which is not contingent upon the closing of the Transaction. Whether or not the Transaction is consummated, the Company has agreed to pay the reasonable out-of-pocket expenses of Morgan Keegan and to indemnify Morgan Keegan against certain liabilities in connection with our services. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of the Company for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

In addition, Regions Bank (“Regions”), an affiliate of Morgan Keegan, has entered into a commitment letter agreement that contemplates that Regions will provide a senior lender financing package to Parent in connection with, and contingent upon the closing of, the Transaction. Regions and Morgan Keegan are both wholly-owned subsidiaries of Regions Financial Corporation. Regions will receive fees in connection with the consummation of such financing arrangements. Neither Morgan Keegan nor the individuals principally responsible for the preparation of this opinion or the underlying analysis related thereto participated in the negotiation of any agreements between Regions and the Purchaser or otherwise provided any material non-public information to Regions regarding the Transaction.

In arriving at our opinion, we have undertaken such review, analyses and inquiries as we deemed necessary and appropriate under the circumstances. In connection with rendering its opinion, Morgan Keegan, among other things:

i. reviewed the draft Merger Agreement dated June 9, 2007;

ii. reviewed certain publicly available business and financial information relating to the Company;

iii.	discussed the business operations and prospects of the Company with the Company’s senior management;

iv.	examined certain financial forecasts and other information and data relating to the Company, which were provided to or otherwise discussed with Morgan Keegan by the Company’s senior management;

v. reviewed the audited financial results of the Company for fiscal years ended 2003 to 2006;

vi. reviewed the unaudited financial results of the Company for the quarter ended March 31, 2007;

vii.	reviewed financial projections provided by the Company’s senior management reflecting the Company’s business and growth prospects;

viii.	reviewed the financial terms of the Transaction as described in the Merger Agreement in relation to, among other things, current and historical market prices and trading volumes of the Company’s common stock, historical and projected earnings and other operating data of the Company, and the capitalization and financial conditions of the Company;

ix.	reviewed the financial terms, to the extent publicly available, of other precedent transactions that we deemed relevant;

x.	analyzed certain financial, stock market and other publicly available information relating to the business of other companies whose operations Morgan Keegan considered relevant in evaluating the Transaction;

xi.	performed such other analyses and considered other factors as Morgan Keegan deemed appropriate.

We had discussions with members of the Company’s senior management concerning the financial condition, current operating results, historical operating results and the regulatory and business outlook (including financial forecasts) for the Company.

We have relied upon and assumed the completeness and accuracy of the financial statements, financial forecasts, the Company’s senior management’s estimates as to the Company’s future performance, and other information provided to us by or on behalf of the Company, or otherwise made available to us, and we have not assumed responsibility for the independent verification of that information. We have further relied upon the assurances of the Company’s senior management that such information provided to us was prepared on a reasonable basis in accordance with industry practice. Nothing in our review of this Transaction causes us to believe that such reliance is not reasonable.

With respect to the financial planning data, forward-looking statements and other business outlook information provided to us, we assumed that the information had been reasonably prepared by the Company based on reasonable assumptions on bases reflecting the best currently available estimates and judgments of the Company’s senior management as to the matters covered thereby. We express no opinion as to such financial planning data or the assumptions on which it is based. Moreover, we have not been engaged to assess the achievability of any financial projections or assumptions, and we express no opinion regarding such matters. In addition, various analyses performed by us incorporate forecasts prepared by both Morgan Keegan and independent research analysts using only publicly available information. These forecasts may or may not prove to be accurate.

We have relied upon assurances of the Company’s senior management that they are not aware of any information or facts that would make the information provided to us incomplete or misleading in any material respect. We have also assumed that there have been no material changes in the Company’s assets, financial condition, results of operations, business or prospects since the respective dates of the last financial statements made available to us. We have assumed that the Company is not party to any pending transaction, including external financing, recapitalization, acquisition, merger, consolidation or sale of all or substantially all of its assets, other than the Transaction or in the ordinary course of business.

In rendering this opinion, we have assumed with your consent that the Merger Agreement will not differ in any material respect from the June 9, 2007 draft we examined and that the Company and the Purchaser will comply in all material respects with the terms of the Merger Agreement. We have assumed with your consent that the Transaction will be consummated in accordance with the terms described in the Merger Agreement without waiver, modification or amendment to any material term, condition or agreement and that there will not be any adjustment to the Merger Consideration payable to the stockholders of the Company. We have assumed and relied upon the accuracy and completeness, after giving effect to any qualifying statements therein and the statements contained in the Company Disclosure Memorandum, of each of the representations and warranties contained in the Merger Agreement. We have also assumed that the powers, references and rights associated with the Company’s preferred stock are identical to the powers, references and rights of the Company’s common stock.

We have assumed that all the necessary regulatory approvals and consents required for the Transaction will be obtained in a manner that will not change the Merger Consideration to be paid to the Company’s stockholders or any component thereof to be paid in the Transaction. We have further assumed that the Transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations.

We were not requested to opine as to, and this opinion does not address, the basic business decisions to proceed with or effect the Transaction. We did not structure the Transaction. Our opinion does not address, nor should it be construed to address, the relative merits of the Transaction, or any alternative business strategies or alternative transactions that may be available to the Company. No opinion is expressed as to whether any alternative transaction might produce consideration for the stockholders of the Company in an amount in excess of that contemplated in the Transaction. With the Company’s consent, we have relied on the advice of the Company’s outside counsel and independent accountants, and on the assumptions of the Company’s senior management, as to all accounting, legal, tax, regulatory and financial reporting matters with respect to the Company and the Merger Agreement.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities of the Company (including any contingent, derivative or off-balance-sheet assets or liabilities), we have not been furnished with any such appraisals or valuations, and we did not make any physical inspection of any property or asset. We express no opinion regarding the liquidation value or financial solvency of any entity. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which the Company or any of its affiliates is a party or may be subject and, at the Company’s direction and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertions of claims, outcomes or damages arising out of any such matters.

This opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on the date hereof, and upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing our opinion and any such change in conditions would require a re-evaluation of our opinion. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw our opinion, or otherwise comment on or consider events occurring after the date hereof. We express no opinion as to the reaction of the public markets to the announcement or consummation of the Transaction and express no opinion as to the price or range of prices at which the shares of the Company may trade subsequent to the announcement of the Transaction.

In arriving at this opinion, Morgan Keegan did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Morgan Keegan believes that its analysis must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.

This opinion is given at the request of, and is intended for the benefit and use of, the Board of Directors of the Company in connection with its consideration of the Transaction and as further information for the stockholders of the Company in connection with the Transaction. This opinion shall not be used for any other purpose, and may not be disseminated, reproduced, quoted from or referred to at any time, without prior written approval; provided that this opinion may be included in its entirety in any proxy statement that may be delivered to the Company’s stockholders in connection with the Transaction and provided further that Morgan Keegan shall have a reasonable opportunity to review, comment on and approve any summary or reference to this opinion contained in such proxy statement in advance of any such delivery. This opinion does not constitute a recommendation to any stockholder of the Company and is not intended to confer rights or remedies upon the stockholders of the Company. Furthermore, this opinion should not be construed as creating any fiduciary duty on our part to any person.

Based upon and subject to the foregoing analysis, our experience as investment bankers, our work as described above and other factors we deemed relevant, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of the Company Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such stockholders.

Sincerely,

/s/  Morgan Keegan & Company, Inc.
MORGAN KEEGAN & COMPANY, INC.

APPENDIX D

STOCKHOLDER VOTING AGREEMENT

This Stockholder Voting Agreement (this “Agreement”) is made and entered into as of June 10, 2007, by and among BBAC, LLC, a Delaware limited liability company (“Parent”), BACK YARD BURGERS, INC., a Delaware corporation (the “Company”), and the undersigned stockholder (“Stockholder”) of the Company.

RECITALS

A. Concurrently with the execution and delivery hereof, Parent, BBAC Merger Sub, inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger of even date herewith (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), which provides for the merger (the “Merger”) of Merger Sub with and into the Company in accordance with its terms.

B. Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of such number of shares of each class of capital stock of the Company as is indicated on the signature page of this Agreement.

C. In consideration of the execution and delivery of the Merger Agreement by Parent and Sub, Stockholder desires to agree to vote the Shares (as defined herein) over which Stockholder has voting power so as to facilitate the consummation of the Merger.

NOW, THEREFORE, intending to be legally bound, the parties hereto hereby agree as follows:

1.  Certain Definitions.

(a) Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

“Constructive Sale” means with respect to any security, a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially changing the economic benefits and risks of ownership.

“Shares” means (i) all shares of capital stock of the Company owned, beneficially or of record, by Stockholder as of the date hereof, and (ii) all additional shares of capital stock of the Company acquired by Stockholder, beneficially or of record, during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date (as such term is defined in Section 11 below).

“Transfer” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge, hypothecation, or the grant, creation or suffrage of a lien, security interest or encumbrance in or upon, or the gift, placement in trust, or the Constructive Sale or other disposition of such security (including transfers by testamentary or intestate succession or otherwise by operation of law) or any right, title or interest therein (including, but not limited to, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, the offer to make such a sale, transfer, Constructive Sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

2.  Transfer and Voting Restrictions.

(a) At all times during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date, Stockholder shall not, except in connection with the Merger or as the result of the death of Stockholder, Transfer any of the Shares, or discuss, negotiate, make an offer or enter into an agreement, commitment or other arrangement with respect thereto.

(b) Stockholder understands and agrees that if Stockholder attempts to Transfer, vote or provide any other person with the authority to vote any of the Shares other than in compliance with this Agreement, the Company shall not, and Stockholder hereby unconditionally and irrevocably instructs the Company to not, (i) permit any such Transfer on its books and records, (ii) issue a new certificate representing any of the Shares or (iii) record such vote unless and until Stockholder shall have complied with the terms of this Agreement.

(c) From and after the date hereof, except as otherwise permitted by this Agreement or by order of a court of competent jurisdiction, Stockholder will not commit any act that could restrict or affect his legal power, authority and right to vote all of the Shares then owned of record or beneficially by him or otherwise prevent or disable Stockholder from performing any of his obligations under this Agreement. Without limiting the generality of the foregoing, except for this Agreement and as otherwise permitted by this Agreement, from and after the date hereof, Stockholder will not enter into any voting agreement with any person or entity with respect to any of the Shares, grant any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposit any of the Shares in a voting trust or otherwise enter into any agreement or arrangement with any person or entity limiting or affecting Stockholder’s legal power, authority or right to vote the Shares in favor of the approval of the Proposed Transaction (as such term is defined in Section 3 below).

3.  Agreement to Vote Shares.

(a) Prior to the Expiration Date, subject to the terms and conditions hereof, at every meeting of the stockholders of the Company called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company, Stockholder (in Stockholder’s capacity as such) shall appear at the meeting or otherwise cause the Shares to be present thereat for purposes of establishing a quorum and, to the extent not voted by the persons appointed as proxies pursuant to this Agreement, vote (i) in favor of approval of the Merger, the Merger Agreement and the other transactions contemplated thereby (collectively, the “Proposed Transaction”), (ii) against the approval or adoption of any proposal made in opposition to, or in competition with, the Proposed Transaction, and (iii) against any of the following (to the extent unrelated to the Proposed Transaction): (A) any merger, consolidation or business combination involving the Company or any of its Subsidiaries other than the Proposed Transaction; (B) any sale, lease or transfer of all or substantially all of the assets of the Company or any of its Subsidiaries; (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any of its Subsidiaries; or (D) any other action that is intended, or could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of Stockholder under this Agreement or otherwise impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Proposed Transaction (each of (ii) and (iii), a “Competing Transaction”).

(b) If Stockholder is the beneficial owner, but not the record holder, of the Shares, Stockholder agrees to take all actions necessary to cause the record holder and any nominees to vote all of the Shares in accordance with Section 3; provided, however, that to the extent Stockholder’s beneficial ownership does not include the right or power to vote shares beneficially owned, Stockholder will be obligated only to use reasonable best efforts to cause the record holder and any nominee to vote such shares in accordance with Section 3.

4.  Grant of Irrevocable Proxy.

(a) Stockholder hereby irrevocably (to the fullest extent permitted by law) grants to, and appoints, Parent and each of its executive officers and any of them, in their capacities as officers of Parent (the “Grantees”), Stockholder’s proxy and attorney-in-fact (with full power of substitution and re-substitution), for and in the name, place and stead of Stockholder, to vote the Shares, to instruct nominees or record holders to vote the Shares, or grant a consent or approval in respect of such Shares in accordance with Section 3 hereof and, in the discretion of the Grantees with respect to any proposed adjournments or postponements of any meeting of Stockholders at which any of the matters described in Section 3 hereof is to be considered.

(b) Stockholder represents that any proxies heretofore given in respect of Stockholder’s Shares that may still be in effect are not irrevocable, and such proxies are hereby revoked.

(c) Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked except as provided in subparagraph (e) below. Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the Delaware General Corporation Law.

(d) The Grantees may not exercise this irrevocable proxy on any other matter except as provided above. Stockholder may vote the Shares on all matters.

(e) Parent may terminate this proxy with respect to Stockholder at any time at its sole election by written notice provided to Stockholder. Notwithstanding any other provision herein to the contrary, the proxy granted herein shall be automatically revoked upon termination of the Agreement in accordance with its terms.

5.  No Solicitation.  Stockholder, in his capacity as a Stockholder, shall not directly or indirectly, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding any of the Company or any of its Subsidiaries to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction.

6.  Action in Stockholder Capacity Only.  Stockholder makes no agreement or understanding herein as a director or officer of the Company. Stockholder signs solely in his capacity as a record holder and beneficial owner, as applicable, of Shares, and nothing herein shall limit or affect any actions taken in his capacity as an officer or director of the Company.

7.  Representations and Warranties of Stockholder.

(a) Stockholder hereby represents and warrants to Parent as follows: (i) Stockholder is the beneficial or record owner of the shares of capital stock of the Company indicated on the signature page of this Agreement free and clear of any and all pledges, liens, security interests, mortgages, claims, charges, restrictions, options, title defects or encumbrances; (ii) Stockholder does not beneficially own any securities of the Company other than the shares of capital stock and rights to purchase shares of capital stock of the Company set forth on the signature page of this Agreement; (iii) Stockholder has full power and authority to make, enter into and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 4; and (iv) this Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder enforceable against him in accordance with its terms, subject to bankruptcy, insolvency, moratorium and other laws affecting the rights of creditors, generally, and to general principles of equity. Stockholder agrees to notify Parent promptly of any additional shares of capital stock of the Company that Stockholder becomes the beneficial owner of after the date of this Agreement.

(b) As of the date hereof and for so long as this Agreement remains in effect (including as of the date of the Company Stockholders’ Meeting, which, for purposes of this Agreement, includes any adjournment or postponement thereof), except for this Agreement or as otherwise permitted by this Agreement, Stockholder has full legal power, authority and right to vote all of the Shares then owned of record or beneficially by him, in favor of the approval and authorization of the Proposed Transaction without the consent or approval of, or any other action on the part of, any other person or entity (including, without limitation, any governmental entity). Without limiting the generality of the foregoing, Stockholder has not entered into any voting agreement (other than this Agreement) with any person or entity with respect to any of the Shares, granted any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposited any of the Shares in a voting trust or entered into any arrangement or agreement with any person or entity limiting or affecting his legal power, authority or right to vote the Shares on any matter.

(c) The execution and delivery of this Agreement and the performance by Stockholder of his agreements and obligations hereunder will not result in any breach or violation of or be in conflict with or constitute a default under any term of any agreement, judgment, injunction, order, decree, law, regulation or arrangement to which Stockholder is a party or by which Stockholder (or any of his assets) is bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not impair or adversely affect Stockholder’s ability to perform his obligations under this Agreement or render inaccurate any of the representations made by him herein.

(d) Except as disclosed pursuant to the Merger Agreement, no investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, Merger Sub or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of Stockholder.

(e) Stockholder understands and acknowledges that Parent, Merger Sub and the Company are entering into the Merger Agreement in reliance upon Stockholder’s execution and delivery of this Agreement and the representations and warranties of Stockholder contained herein.

8.  Exchange of Shares; Waiver of Rights of Appraisal.  If the Merger is consummated, the Shares shall, pursuant to the terms of the Merger Agreement, be exchanged for the consideration provided in the Merger Agreement. Stockholder hereby waives, and agrees to prevent the exercise of, any rights of appraisal with respect to the Merger, or rights to dissent from the Merger, that such Stockholder may have by virtue of his beneficial ownership of the Shares.

9.  Regulatory Approvals.  Each of the provisions of this Agreement is subject to compliance with applicable regulatory conditions and receipt of any required governmental authorization.

10.  Confidentiality.  Stockholder recognizes that successful consummation of the transactions contemplated by the Merger Agreement may be dependent upon confidentiality with respect to the matters referred to herein. In this connection, pending public disclosure thereof, and so that the Company may rely on the safe harbor provisions of Rule 100(b)(2)(ii) of Regulation FD, Stockholder hereby agrees not to disclose or discuss such matters with anyone not a party to this Agreement (other than its counsel and advisors, if any) without the prior written consent of Parent and the Company, except for disclosures Stockholder’s counsel advises are necessary in order to fulfill any legal requirement, in which event Stockholder shall give notice of such disclosure to Parent and the Company as promptly as practicable so as to enable Parent and the Company to seek a protective order from a court of competent jurisdiction with respect thereto.

11.  Termination.  This Agreement shall terminate and be of no further force or effect whatsoever as of the earliest of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to the terms of Article 10 thereof (ii) any material reduction in the amount, or any change in the form, of the consideration to be delivered to Stockholders pursuant to the Merger Agreement without the written consent of Stockholder, or (iii) the Effective Time, or (iv) execution by all parties hereto of a written document terminating this agreement (the “Expiration Date”).

12.  Miscellaneous Provisions.

(a)  Amendments, Modifications and Waivers.  No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by Parent, Company and Stockholder.

(b)  Entire Agreement.  This Agreement and the Merger Agreement constitute the entire agreement among the parties to this Agreement and supersede all other prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.

(c)  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(d)  Consent to Jurisdiction; Venue.  In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state courts of the State of Delaware and to the jurisdiction of the United States District Court for the District of Delaware, and (b) agrees that all claims in respect of such action or proceeding may be heard and determined exclusively in any Delaware state or federal court sitting in the State of Delaware.

(e)  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(f)  Attorneys’ Fees.  In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

(g)  Assignment and Successors.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, including, without limitation, Stockholder’s estate and heirs upon the death of Stockholder, provided that except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties hereto without prior written consent of the other parties hereto except that Parent, without obtaining the consent of any other party hereto, shall be entitled to assign this Agreement or all or any of its rights or obligations hereunder to any one or more Affiliates of Parent or any Person providing financing to Parent or Sub. No assignment by Parent under this Section 12(g) shall relieve Parent of its obligations under this Agreement. Any assignment in violation of the foregoing shall be void and of no effect.

(h)  No Third Party Rights.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(i)  Cooperation.  Stockholder agrees to cooperate fully with Parent and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Parent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purpose of this Agreement. Stockholder hereby agrees that the Company may publish and disclose in the Company Proxy Statement (including all documents filed with the SEC), such Stockholder’s identity and ownership of Shares and the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement and may further file this Agreement in any filing made by Parent or the Company with the SEC relating to the Proposed Transaction.

(j)  Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(k)  Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

(l)  Specific Performance; Injunctive Relief.  The parties hereto acknowledge that Parent and the Company shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth in this Agreement. Therefore, Stockholder hereby agrees that, in addition to any other remedies that may be available to Parent or the Company, as applicable upon any such violation, such party shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to such party at law or in equity without posting any bond or other undertaking.

(m)  Notices.  All notices, consents, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if (a) delivered to the appropriate address by hand or overnight courier (providing proof of delivery), or (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in each case to the parties at the following address, facsimile or e-mail address (or at such other address, facsimile or e-mail address for a party as shall be specified by like notice): (i) if to Parent or the Company, to the address, e-mail address or facsimile provided in the Merger Agreement, including to the persons designated therein to receive copies; and (ii) if to Stockholder, to Stockholder’s address, e-mail address or facsimile shown below Stockholder’s signature on the last page hereof.

(n)  Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart.

(o)  Headings.  The headings contained in this Agreement are for the convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(p)  Legal Representation.  This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation thereof.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

PARENT:	STOCKHOLDER:
BBAC, LLC

By:	By:
Its:	Its:
Address:

COMPANY:	Telephone:
( ) -
BACK YARD BURGERS, INC.	Facsimile:
( ) -
E-Mail Address:
By:
Its:
Shares Beneficially Owned by Stockholder:
shares of Company Common Stock
shares of Company Preferred Stock
Options to acquire Company Common
Stock

BACK YARD BURGERS, INC.
This Proxy Is Solicited On Behalf Of The Board Of Directors FOR THE SPECIAL MEETING OF STOCKHOLDERS
The undersigned hereby appoints Lattimore M. Michael and Michael G. Webb (together, the “Proxies”), and each of them, with full power of substitution, as proxies to vote the shares that the under signed is entitled to vote at the Special Meeting of Stockholders of Back Yard Burgers, Inc. (the “Company”) to be held at the Holiday Inn Select — East Memphis, 5795 Poplar Avenue, Memphis, Tennessee 38119 on August 3, 2007 at 9 a.m., Central Time and at any adjournments or postponements thereof. Such shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the Proxies’ discretion on such other matters as may properly come before the meeting or any adjournment or postponement thereof.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SPECIAL MEETING OF STOCKHOLDERS OF
BACK YARD BURGERS, INC.
___, 2007
Please date, sign and mail your proxy card in the envelope provided as soon as possible.
Please detach along perforated line and mail in the envelope provided.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE
FOR AGAINST ABSTAIN
1. Adoption of the Agreement and Plan of Merger, dated June 10, 2007, among BBAC, LLC, BBAC Merger Sub, Inc. and Back Yard Burgers, Inc., as it may be amended from time to time pursuant to its terms.
2. Approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Agreement and Plan of Merger, dated June 10, 2007, among BBAC, LLC, BBAC Merger Sub, Inc. and Back Yard Burgers, Inc., as it may be amended from time to time pursuant to its terms.
3. In the discretion of the Proxies, any other matter that may properly come before the special meeting.
Your shares will be voted as specified herein. If no specification is made, the record keeper will vote FOR Proposals 1 and THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VO TE “FOR” PROPOSALS 1 AND 2.
To change the address on your account, please check the box at right and indicate your new address in the add ress space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Signature of Stockholder: Date: Stockholder: Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.